UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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DYNAVAX TECHNOLOGIES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION DATED APRIL 3, 2025

MESSAGE TO OUR STOCKHOLDERS

  , 2025

Dear Fellow Stockholders:

On behalf of the Board of Directors (the “Board”) of Dynavax Technologies Corporation (“Dynavax” or the “Company”), we are pleased to invite you to attend the 2025 Annual Meeting of Stockholders of Dynavax. More details on the Annual Meeting can be found in the enclosed notice and proxy materials.

Executing on our strategic plan to drive long-term stockholder value

In 2024, we successfully executed across our strategic priorities and delivered on our commitments to our stockholders. Thanks to the hard work and dedication of our Dynavax team members we achieved record HEPLISAV-B® product revenue of $268.4 million in 2024, a 26% increase from 2023, adjusted EBITDA1 (excluding stock-based compensation) of $51.9 million, a 329% increase from 2023, advanced our pipeline programs, achieved profitability and returned capital to our stockholders through our first ever share repurchase plan. HEPLISAV-B’s estimated total market share in the United States increased to 44% from 42% in the prior year. Our performance in 2024 sets us up for even greater success in 2025, which we expect to be another banner year for Dynavax and we are already making important progress to achieve our 2025 guidance targets, including HEPLISAV-B net product revenue of $305.0 to $325.0 million and adjusted EBITDA of at least $75.0 million.

Our robust 2024 year-end cash balance of $713.8 million has allowed us to invest in growth while maintaining a disciplined capital allocation approach. In 2024, we and our Board authorized a $200.0 million share repurchase program along with our commitment to full-year profitability and clarity on near-term capital needs to progress our pipeline candidates. We have already meaningfully executed on this program including $100.0 million repurchased through an Accelerated Share Repurchase agreement announced in November 2024 and approximately $8.0 million repurchased in conjunction with our recent debt refinancing in March 2025. We recently announced that we refinanced a majority of our outstanding Convertible Senior Notes, which extended the maturity date of most of our existing debt, lowered our overall cost of capital through improved terms and reduced basic and diluted shares outstanding. We believe this refinancing significantly strengthens our capital structure and positions us to execute on our balanced strategy to deliver and protect near-term value while also investing in our future to drive long-term growth.

We continue to advance our pipeline of differentiated vaccine candidates that leverage our core technology, CpG 1018® adjuvant, which has demonstrated its ability to enhance the immune response with a favorable tolerability in a wide range of clinical trials and real-world commercial use. We expect 2025 to be a transformational year for our pipeline with multiple programs advancing to important milestones, including a clinical trial readout for our shingles vaccine program, which has the potential to be a best-in-class product in a multi-billion-dollar global market. We believe our pipeline provides significant opportunity to further establish Dynavax as a leading vaccine company.

Corporate governance supports our value creation

Transparency, accountability and responsible stewardship guide our decision-making, and our Board and management are committed to creating and upholding the highest standards of governance. The Board has demonstrated its continuing strong commitment to the execution of our strategy for creating long-term value for the benefit of our business, stockholders and all stakeholders. As part of this work, we have made important changes to our Board and governance provisions to support the Company’s continued evolution.

Earlier this year, as part of our ongoing commitment to Board refreshment, we welcomed two new directors to the Board - Emilio Emini, Ph.D. and Lauren Silvernail – two renowned leaders in their respective fields. At the same time, we announced that two of our existing directors – Peggy Phillips and Julie Eastland – will step down from the Board just prior to our Annual Meeting. If the Board’s recommended nominees are elected at the Annual Meeting, following the meeting the Board will comprise nine directors with a balanced mix of skills sets and experiences that are closely tied to the Company’s key priorities, with six of its eight independent directors having been appointed since 2020.

Finally, we announced our intent to declassify the Board and transition to annual elections for all directors on a phased-in-basis beginning in 2026, assuming the stockholders approve the proposed amendment to our certificate of incorporation.

1Adjusted EBITDA is a non-GAAP financial measure. Please refer to the “Non-GAAP Financial Measures” on Appendix B of the proxy statement for details regarding this measure.

The enclosed 2025 Proxy Statement contains important information about the matters to be voted on at the Annual Meeting. These proposals include the election of directors, the ratification of our independent auditor, and the proposed amendment to our certificate of incorporation, which are essential to our long-term success. Your vote is critical in shaping Dynavax’s future, and we encourage you to participate, whether by attending the meeting virtually or by voting via proxy.

Your vote will be especially important this year because stockholders of the Company, Deep Track Capital, LP, Deep Track Biotechnology Master Fund, Ltd. and David Kroin (collectively, “Deep Track”), have provided notice to Dynavax of their intent to nominate four candidates for election to the Board of Directors at the Annual Meeting in opposition to the Board’s nominees. When determining the Board’s recommendations on the nominees and matters before the Annual Meeting, the Board has carefully considered the best interests of the Company and all our stockholders. Our Board has made every effort possible to engage constructively with Deep Track and has considered each of their director nominees. After careful consideration, your Board does not endorse any of the four Deep Track nominees and unanimously recommends you only vote “FOR” each of the Board’s nominees for election (Brent MacGregor, Scott Myers, Lauren Silvernail and Elaine Sun) and as recommended by your Board on all other proposals using the enclosed GOLD proxy card.

Your engagement and feedback are invaluable to us, and we appreciate your trust and investment in Dynavax. On behalf of the entire Board of Directors and our Executive Leadership Team, we thank you for your support and look forward to our continued success.

Scott Myers

Chairman of the Board of Directors

Ryan Spencer

Chief Executive Officer

You may receive proxy solicitation materials from Deep Track or other persons or entities affiliated with Deep Track, including an opposition proxy statement and associated white proxy card or white voting instruction form. The Board urges you to disregard such materials and NOT to vote using the associated white proxy card or white voting instruction form. If you have already voted using Deep Track’s white proxy card or white voting instruction form, you have every right to change your vote and revoke your prior proxy before it is exercised by signing and dating the enclosed GOLD proxy card and returning it by mail in the postage-paid envelope provided, by voting via the internet, or by telephone by following the instructions provided on the enclosed GOLD proxy card. We are not responsible for the accuracy of any information provided by or relating to Deep Track or its nominees contained in solicitation materials filed or disseminated by or on behalf of Deep Track or any other statements Deep Track may otherwise make.

PLEASE NOTE THAT THIS YEAR, YOUR GOLD PROXY CARD LOOKS DIFFERENT FROM IN YEARS PAST. THE SECURITIES AND EXCHANGE COMMISSION RECENTLY ADOPTED PROXY RULES THAT REQUIRE THE COMPANY’S GOLD PROXY CARD TO LIST NOT ONLY OUR BOARD OF DIRECTORS’ FOUR (4) NOMINEES BUT ALSO THE FOUR (4) DEEP TRACK NOMINEES. OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ONLY EACH OF THE BOARD’S FOUR (4) RECOMMENDED NOMINEES (BRENT MACGREGOR, SCOTT MYERS, LAUREN SILVERNAIL AND ELAINE SUN), “FOR” PROPOSALS 2, 3 AND 4, AND “AGAINST” PROPOSAL 5, IN EACH CASE USING THE ENCLOSED GOLD PROXY CARD.

DYNAVAX TECHNOLOGIES CORPORATION

2100 Powell Street, Suite 720
Emeryville, California 94608

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on          , 2025

Dear Stockholder:

You are cordially invited to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Dynavax Technologies Corporation, a Delaware corporation (the “Company”). The Annual Meeting will be held virtually on          , 2025, at 7:00 a.m. Pacific Time at www.cesonlineservices.com/dvax25_vm. The Annual Meeting will be held online only, and you will not be able to attend the Annual Meeting in person. To attend and participate in the Annual Meeting, including voting your shares at and submitting your questions during such meeting, you must pre-register by 7:00 a.m. Pacific Time on           , 2025 at www.cesonlineservices.com/dvax25_vm using the control number found on your proxy card, or voting instruction form. Online check-in will begin at 6:30 a.m. Pacific Time and should allow ample time for the check-in procedures. The Annual Meeting is being convened for the following purposes:

Proposals	Board Recommendation
Proposal 1: To elect four nominees as Class I directors to hold office until the 2028 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified	FOR the four Board-recommended nominees only (Brent MacGregor, Scott Myers, Lauren Silvernail and Elaine Sun)
Proposal 2: To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement	FOR
Proposal 3: To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2025	FOR
Proposal 4: To approve an amendment and restatement of the Company’s Restated Certificate of Incorporation to declassify the Company’s Board of Directors on a phased basis and implement certain other changes	FOR
Proposal 5: Stockholder proposal to amend the Company’s Amended and Restated Bylaws to repeal each provision of, or amendment to, the Company’s Amended and Restated Bylaws adopted by the Board without stockholder approval subsequent to November 6, 2018, if properly presented by Deep Track at the Annual Meeting	AGAINST

In addition, you will be asked to conduct other business, if any, as may properly come before the Annual Meeting or any adjournment thereof.

These items of business are more fully described in the accompanying proxy statement.

The record date for the Annual Meeting is,          2025 (the “Record Date”). Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

The Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2024, are available at https://investors.dynavax.com/annuals-and-proxies.

By Order of the Board of Directors

Ryan Spencer

Chief Executive Officer

Emeryville, California

, 2025

Your Vote is Very Important

Please note that Deep Track Capital, LP, Deep Track Biotechnology Master Fund, Ltd. and David Kroin (collectively, “Deep Track”) have provided notice of their intention to nominate four candidates (each a “Deep Track Nominee”) to stand for election as directors at the Annual Meeting in opposition to the four nominees recommended by the Board and to bring a proposal to amend the Company’s Amended and Restated Bylaws (the “Bylaw Proposal”) before the Annual Meeting. Pursuant to Securities and Exchange Commission (“SEC”) rules, the Company is required to show the Deep Track Nominees and the Bylaw Proposal on our GOLD proxy card and GOLD voting instruction form, but this does not constitute the Board’s endorsement or recommendation of the Deep Track Nominees or the Bylaw Proposal. Additionally, you may receive solicitation materials from Deep Track, including a proxy statement and a white proxy card or white voting instruction form. The Company is not responsible for the accuracy or completeness of any information provided by or relating to Deep Track or the Deep Track Nominees contained in solicitation materials filed or disseminated by or on behalf of Deep Track or any other statements Deep Track may make.

The Board does NOT endorse any of the Deep Track Nominees or the Bylaw Proposal and unanimously recommends that you use the GOLD proxy card or GOLD voting instruction form to only vote “FOR” the election of each of Brent MacGregor, Scott Myers, Lauren Silvernail and Elaine Sun (collectively, the “Board Nominees”) and “AGAINST” the Bylaw Proposal and to vote as the Board recommends on all other proposals. The Board strongly urges you to discard and NOT to vote using any white proxy card or white voting instruction form sent to you by Deep Track. If you have already submitted a white proxy card or white voting instruction form, you can revoke such proxy and vote for the Board Nominees and on the other matters to be voted on at the Annual Meeting by marking, signing and dating the enclosed GOLD proxy card or GOLD voting instruction form and returning it in the enclosed postage-paid envelope or by voting via the internet by following the instructions on the GOLD proxy card or GOLD voting instruction form. Only your latest validly executed proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the accompanying proxy statement.

Your vote is extremely important no matter how many shares you own. Whether or not you expect to attend the Annual Meeting, please promptly use your GOLD proxy card or GOLD voting instruction form to vote by proxy over the internet or by mail. If you have any questions or require any assistance with voting your shares, please call the Company’s proxy solicitor:

MacKenzie Partners, Inc.
7 Penn Plaza
New York, New York 10001

Call: 1-800-322-2885 (toll-free from the U.S. and Canada) or +1-212-929-5500 from other countries.

Email: DVAX@mackenziepartners.com

Important Notice Regarding Forward-Looking Information Contained in this Proxy Statement

This proxy statement contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to a number of risks and uncertainties. All statements that are not historical facts are forward-looking statements. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “will,” “may,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “toward,” “will,” “would” and similar expressions, or the negatives thereof, or they may use future dates. Forward-looking statements made in this document include statements regarding plans, considerations, expectations and determinations regarding future compensation decisions; the goals and objectives of our ESG strategies and initiatives; the planned resignation of certain directors; expectations regarding our pipeline of vaccine candidates; expectations regarding the benefits of the refinancing of our convertible senior notes; expectations regarding delivering value for our stockholders; and our future growth and long-term performance. Actual results may differ materially from those set forth in this proxy statement due to the risks and uncertainties inherent in our business, including risks relating to our ability to commercialize and supply HEPLISAV-B and advancing the programs in our vaccine pipeline, and risks related to the implementation of our long-term growth objectives, the aspirational nature of our ESG strategies and initiatives, which are not guarantees or promises that such strategies and initiatives will be realized or will otherwise result in the anticipated benefits to Dynavax and/or its stakeholders, as well as other risks detailed in the “Risk Factors” section of our Annual Report on Form 10-K for the financial year ended December 31, 2024, and periodic filings made thereafter, as well as discussions of potential risks, uncertainties and other important factors in our other filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, are qualified in their entirety by this cautionary statement and we undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax’s website at www.dynavax.com is not incorporated by reference in our current periodic reports with the SEC.

DYNAVAX TECHNOLOGIES CORPORATION

2100 Powell Street, Suite 720
Emeryville, California 94608

PROXY STATEMENT

FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

To be Held on         , 2025

GENERAL INFORMATION AND SUMMARY

This summary highlights certain information related to topics discussed in this proxy statement. This summary does not contain all of the information you should consider, and you should read this entire proxy statement carefully before voting. The proxy materials, including this proxy statement, our 2024 Annual Report on Form 10-K (the “Annual Report”), and the enclosed GOLD proxy card are first being sent or made available to stockholders on or about          , 2025.

Virtual Meeting Information

Date:         , 2025

Time:     7:00 am Pacific Time

Virtual Meeting URL: www.cesonlineservices.com/dvax25_vm

Because the Annual Meeting is being held virtually, you will not be able to attend the Annual Meeting in Person. To attend and participate in the Annual Meeting, including voting your shares at and submitting your questions during such meeting, you must pre-register by 7:00 a.m. Pacific Time on           , 2025 at www.cesonlineservices.com/dvax25_vm using the control number found on your proxy card, or voting instruction form.

Record Date:     , 2025

How to Vote if You are a Stockholder of Record

The Company encourages stockholders to fill out and return the enclosed GOLD proxy card or GOLD voting instruction form or vote by the internet as instructed on your GOLD proxy card or GOLD voting instruction form in advance of the Annual Meeting, even if you plan to attend the Annual Meeting. To vote by internet or telephone, follow the instructions provided on your GOLD proxy card or GOLD voting instruction form. You will need the control number included on your GOLD proxy card or GOLD voting instruction form. You need only vote in one way (e.g., if you vote by internet, you need not return the proxy card). We strongly encourage you to vote in advance to ensure your vote will be represented at the Annual Meeting.

Voting on the Internet or by Telephone. If you are a stockholder of record, detailed instructions for internet/telephone voting are attached to your GOLD proxy card. Your internet/telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your GOLD proxy card by mail. If you vote by telephone or the internet, please have your GOLD proxy card and control number available. The sequence of numbers appearing on your card is your control number, and your control number is necessary to verify your vote. Except as noted below, if you are a stockholder of record and you vote on the internet, your vote must be received by 8:59 p.m. Pacific Time on          , 2025. If you hold shares in street name, you may be able to vote on the internet or by telephone as permitted by your bank, broker or other nominee.

Voting by Mail. If you are a stockholder of record and received these proxy materials by mail, you may vote by completing, signing and dating your GOLD proxy card and returning it in the prepaid envelope. If you sign and return your GOLD proxy card, but do not direct how your shares should be voted on a proposal, the proxy holders will vote your shares “FOR” the four Board Nominees, “FOR” Proposals 2, 3, and 4, and “AGAINST” Proposal 5, as applicable. If you sign and return your GOLD proxy card, the proxy holders will vote your shares according to their discretion to adjourn the Annual Meeting, including for the purpose of soliciting votes in accordance with our Board’s recommendations, and on any other proposals and other matters that may be brought before the Annual Meeting.

Voting by E-mail. If you received these proxy materials via e-mail, the e-mail message transmitting the link to these materials contains instructions on how to vote your shares of Company stock and your control number.

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How to Vote if Your Shares are Held in the Name of a Broker or Other Agent

If you hold shares in street name, you should complete, sign and date the GOLD voting instruction form provided to you by your bank, broker or other nominee. The availability of online or phone voting may depend on the voting process of the organization that holds your shares. Beneficial owners who want to attend and also vote at the Annual Meeting will need to obtain a legal proxy, in PDF or Image (gif, jpg or png) file format, from the organization that holds their shares giving them the right to vote their shares at the Annual Meeting. Holders who wish to attend and/or vote at the Annual Meeting must pre-register at least 24 hours prior to the Annual Meeting at www.cesonlineservices.com/dvax25_vm.

Cast Your Vote Right Away

Proposal	More Information	Board Recommendation
Proposal 1: To elect four nominees as Class I directors to hold office until the 2028 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified	Page 15	FOR the four Board- recommended nominees only (Brent MacGregor, Scott Myers, Lauren Silvernail and Elaine Sun)
Proposal 2: To approve, on an advisory basis, executive compensation for certain of our executive officers.	Page 38	FOR
Proposal 3: To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2025.	Page 39	FOR
Proposal 4: To amend and restate the Company’s Restated Certificate of Incorporation to provide for the declassification of the Company’s Board of Directors on a phased basis and to implement certain other changes.	Page 41	FOR
Proposal 5: Stockholder proposal to amend the Company’s Amended and Restated Bylaws to repeal each provision of, or amendment to, the Company’s Amended and Restated Bylaws adopted by the Board without stockholder approval subsequent to November 6, 2018, if properly presented by Deep Track at the Annual Meeting.	Available in Deep Track’s proxy statement	AGAINST
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Governance Highlights

We are committed to good corporate governance, which we believe is important to the success of our business and in advancing stockholder interests. Our corporate governance practices are described in greater detail in the “Corporate Governance” section. Highlights include:

Independent Oversight	Continuous Improvement

•     The Chairperson of the Board is an independent director with clearly delineated duties

•     10 of our 11 directors are independent (8 of 9 if all Board Nominees are elected at the Annual Meeting, and taking into account the previously disclosed resignation/retirement of two current directors at the Annual Meeting)

•     Independent directors solely comprise all Board committees

•     Our Board is diverse in terms of backgrounds, experiences and capabilities

•     Annual Board and committee self-evaluations

•     Risk oversight by the Board and committees

•     Ongoing stockholder engagement efforts, including over 300 meetings with investors and analysts, including 90% of our top 10 actively managed stockholders in 2024 and with over 80 investors and analysts in the first quarter of 2025

Strong Governance Practices	Stockholder Rights

•     Regular executive sessions of independent directors

•     Board and committees may engage outside advisors independently of management

•     Annual advisory stockholder vote on executive compensation

•     Incentive compensation recoupment “clawback” policy on performance-based cash and equity incentives

•     Majority vote policy applicable to uncontested elections of directors as discussed in more detail in the section entitled “Proposal 1 - Majority Vote Policy” in this proxy statement

•     Seeking stockholder approval to declassify the Board on a phased basis

•     Existing limited duration stockholders rights plan will be allowed to expire by its terms at the Annual Meeting

2024 Business Highlights

We believe that 2024 was another highly transformative year for Dynavax, where we made substantial progress against our core strategic priorities. During the 2024 performance year and early 2025, we achieved the following in connection with our core priorities described further below:

Drive Growth of HEPLISAV-B [Hepatitis B Vaccine (Recombinant), Adjuvanted]

•	To further leverage the CDC’s Advisory Committee on Immunization Practices (“ACIP”) recommendation that all adults aged 19-59 should be vaccinated against hepatitis B (“ACIP Recommendation”), during 2024, we refined our sales approach as well as our targeting and marketing efforts, and realigned our sales organization to focus on expanding our market share in integrated delivery networks and large clinics (“IDNs”) and retail pharmacy, two of the largest and fastest growing segments we market to.

•	These efforts resulted in total market share growth over the year, increasing HEPLISAV-B share of the total U.S. adult market to approximately 44%, compared to approximately 42% at the end of 2023, and demonstrated progress towards achieving our goal of 60% market share by 2030.

•	HEPLISAV-B market share gains, coupled with hepatitis B market expansion, drove HEPLISAV-B net product revenue to $268.4 million, representing a 26% increase compared to 2023 and another all-time high for the brand.
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Advance our Differentiated Pipeline Programs into Clinical Trial Initiations and Data Readouts

•	Our shingles vaccine program, Z-1018, is an investigational vaccine candidate being developed for the prevention of shingles in adults aged 50 and older. In June 2024, we initiated a Phase 1/2 clinical trial evaluating the safety, tolerability, and immunogenicity of Z-1018. Enrollment in the Phase 1/2 randomized, active-controlled, dose escalation, multicenter trial was completed in 2024, with approximately 440 healthy adults aged 50 to 69 years enrolled at trial sites in Australia. The trial will evaluate the safety, tolerability, and immunogenicity of Z-1018 compared to Shingrix. Key objectives of the trial include selecting the optimal glycoprotein E (gE) protein dose level and dosing schedule for further clinical development. We anticipate reporting top line immunogenicity and safety data from this trial in the third quarter of 2025.

•	We are developing a plague (rF1V) vaccine candidate adjuvanted with CpG 1018 adjuvant, in collaboration with, and fully funded by, the U.S. Department of Defense (“DoD”). In late 2024, we completed a Phase 2 clinical trial evaluating the immunogenicity, safety, and tolerability in adults of a plague (rF1V) vaccine candidate adjuvanted with CpG 1018. Based on the results from that study, we executed a new agreement with the DoD for approximately $30 million through the first half of 2027 to support additional Phase 2 clinical and manufacturing activities.
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Executive Compensation Highlights

We believe that compensation should align our executives’ interests with that of our stockholders over the long-term through achievement of strategic corporate objectives that are fundamental to our business and that are intended to create long-term stockholder value. Our executive compensation programs are designed to be competitive within our industry and within our peer group to enable us to attract, motivate, reward, and retain outstanding talent. The following executive compensation practices and policies have been adopted by the Compensation Committee of the Board to ensure sound corporate governance and alignment of the interests of our executives and our stockholders.

What we do	What we do not do

Design overall executive compensation programs to align pay with performance	No excessive change in control or severance payments

Tie a significant proportion of equity awards to performance-based vesting	No single-trigger change in control cash payments

Design non-equity incentive plans to incorporate personal, financial and/or operational performance goals	No repricing of underwater stock options without stockholder approval

Engage an independent compensation consultant to guide compensation plan designs	No incentive programs with uncapped performance modifiers and/or payout

Seek input from, listen to and respond to stockholders, incorporating reasonable changes to compensation approach as appropriate	No excise tax gross-ups

Conduct an annual say-on-pay vote	No excessive perquisites

Prohibit hedging and pledging by executive officers and directors	No guaranteed bonuses

Maintain a clawback policy to recoup incentive-based compensation awards under certain circumstances	No incentive to undertake excessive risks are built into our compensation plans
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BACKGROUND TO THE SOLICITATION

The summary below details the significant contacts between the Company and Deep Track through the date of this proxy statement. This summary does not purport to catalogue every conversation of or between members of the Board, the Company’s management and the Company’s advisors, on the one hand, and representatives of Deep Track and their advisors, on the other hand, relating to Deep Track’s solicitation.

The Board regularly reviews with the Company’s management and approves the Company’s strategy for delivering long-term stockholder value, including its allocation of capital to support its strategic plan. The three main pillars of the Company’s strategic plan are: (1) driving growth of the Company’s lead commercial asset, HEPLISAV-B; (2) expanding the Company’s portfolio of innovative vaccine candidates leveraging the Company’s CpG 1018® adjuvant technology; and (3) maintaining a disciplined capital allocation strategy that balances near-term and long-term value creation, including returning capital to stockholders and exploring strategic opportunities to accelerate growth.

Based on publicly available data, Deep Track: first initiated its position in the Company on December 30, 2022; first disclosed a greater than 5% position in the Company on May 19, 2023 through a Schedule 13G filing with the SEC; amended its Schedule 13G filing on February 14, 2024 to disclose a 5.49% position in the Company; and then between February and September 13, 2024 continued to build a position in the Company prior to filing a Schedule 13D, which accumulations included reaching a 8.33% position in the Company as of June 30, 2024 (as disclosed on a Schedule 13F filed with the SEC on August 14, 2024) and acquiring an additional 0.70% stake between August 5 and September 13, 2024.

Prior to August 2024, representatives of the Company met regularly with Brett Erkman, a managing director at Deep Track Capital, LP, in connection with Deep Track’s active monitoring of its investment in the Company. The interactions between Deep Track and the Company during this period included meetings following the release of quarterly financial results, as well as at investor conferences and other investor events, during which representatives of Deep Track and the Company’s management generally discussed the Company’s performance and management responded to Deep Track’s questions.

The Board and the Company’s management, along with the Company’s financial advisor Goldman Sachs & Co. (“Goldman Sachs”), routinely discuss capital allocation alternatives, including, among other things, liability management and returning capital to stockholders, along with other strategic alternatives to enhance stockholder value.

On February 15, 2024, the Board held a meeting at which the Board reviewed the Company’s capital allocation strategy with the Company’s management. At such meeting, the Board and the Company’s management discussed various capital allocation pathways including, among other topics, liability management and the possibility of a return of excess capital to the Company’s stockholders during the second half of the year. Additionally, the Board and the Company’s management reviewed the Company’s updated operating plans which provided additional clarity on the Company’s projected capital needs and available cash.

On August 7, 2024, the Company engaged an executive search firm that had assisted in prior Board refreshment efforts to assist the Board in its ongoing refreshment process, including to identify potential director candidates with vaccine research and development expertise.

On August 18, 2024, Mr. Erkman sent an email to Ryan Spencer, the Chief Executive Officer of the Company, expressing Deep Track’s views on HEPLISAV-B as a valuable Company asset and interest in understanding the Board’s views on capital allocation. Mr. Erkman also asked in that email for an introduction to Scott Myers, the Chairman of the Board.

On August 27, 2024, Mr. Myers, Mr. Spencer and Kelly MacDonald, the Chief Financial Officer of the Company, had a call with Mr. Erkman on which Mr. Myers, Mr. Spencer and Ms. MacDonald discussed their views on capital allocation and value-creation strategy and Mr. Erkman discussed Deep Track’s views that the Company should be returning capital to stockholders via share repurchases.

On August 29, 2024, the Board held a meeting at which the Board and the Company’s management continued their discussion initiated in February 2024 regarding potential opportunities to return excess capital to the Company’s stockholders, incorporating the feedback received from Mr. Erkman and other stockholders, and taking into consideration a full evaluation of the Company’s capital needs and risk-adjusted returns across all capital allocation alternatives.

On September 3, 2024, Mr. Erkman sent Mr. Myers an email indicating that he was taking Mr. Myers up on his offer for Deep Track to meet without the Company’s executive management team present and indicating that Deep Track’s founder, David Kroin, would participate in the meeting as well.

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On September 13, 2024, Mr. Myers and Paul Cox, Vice President of Investor Relations & Corporate Communication of the Company, held a call with Mr. Kroin and Mr. Erkman. During the call, the representatives of Deep Track expressed their support of management, noting great operational execution by the management team. The representatives of Deep Track further expressed Deep Track’s views regarding capital allocation (namely that the Company’s cash would be best deployed by returning capital to the Company’s stockholders) and that the Company should focus exclusively on growing HEPLISAV-B sales and abandon its effort to diversify revenue through its pipeline programs and business development. The Deep Track representatives also inquired as to whether the Company would consider a royalty monetization strategy to accelerate the monetization of HEPLISAV-B sales. The representatives of Deep Track stated that they planned to file a Schedule 13D with the SEC on Monday, September 16, 2024, but that the disclosure in the Schedule 13D would be generic and not contain specific criticisms of the Company, and that Deep Track did not intend for there to be a confrontational situation. Mr. Myers noted that he would share Deep Track’s feedback with the Board.

On September 13, 2024, Mr. Myers updated the Board on the meeting with Deep Track, including Deep Track’s perspective on the Company’s capital allocation strategy and strategic plan and the expectation that Deep Track would file a Schedule 13D.

On September 16, 2024, Deep Track filed a Schedule 13D with the SEC disclosing Deep Track’s 9.56% ownership interest in the Company and stating Deep Track’s intent to engage in discussions with the Company’s management and the Board relating to the Company’s performance, business, operations, strategic opportunities, governance (including Board composition), and optimal use of cash (expressly stating Deep Track’s view that the Company’s cash would be best deployed by returning capital to the Company’s stockholders) and to take further actions with respect to Deep Track’s investment in the Company following such discussions.

Also on September 16, 2024, a representative of Deep Track’s outside counsel sent the Company’s general counsel a letter notifying the Company that the acquisition of the Company’s shares by certain members of Deep Track was subject to the Hart-Scott-Rodino Act (“HSR Act”) and that such members intended to submit their HSR filing on that date.

On September 18, 2024, the Board met with the Company’s management, Goldman Sachs and the Company’s outside counsel Cooley LLP (“Cooley”) to discuss, among other matters, the Company’s ongoing engagement with Deep Track and the Board’s views regarding the Company’s strategic plan, corporate governance and capital allocation strategy and plans.

On October 17, 2024, during one of its regular meetings to consider strategic opportunities for the Company, a committee of the Board discussed with the Company’s management, Goldman Sachs and Cooley, among other matters, the potential to implement a share repurchase program in connection with the announcement of the Company’s third quarter earnings and certain related considerations, including how such program would fit into a balanced capital allocation strategy including investments in HEPLISAV-B and the Company’s internal pipeline, capital return and potential business development opportunities.

On October 22, 2024, Deep Track acquired 5,265,000 shares of the Company’s common stock.

On October 24, 2024, Deep Track filed an amendment to its Schedule 13D disclosing a 13.6% ownership interest in the Company.

On October 27, 2024, the Board held a meeting with the Company’s management, Goldman Sachs and Cooley to discuss the potential adoption of a stockholder rights plan in light of the risks posed to the Company and its stockholders by the recent rapid accumulation of the Company’s common stock by Deep Track.

On October 29, 2024, the Company announced that the Board had adopted a limited duration rights plan (the “Rights Plan”) in response to the recent rapid accumulations of stock by Deep Track. The announcement press release noted that the Rights Plan was intended to protect the investment of Dynavax stockholders during a period in which Dynavax believes shares of the Company do not reflect the inherent value of the business or its long-term growth potential, and that the Rights Plan should reduce the likelihood that any person or group gains control of Dynavax through open market accumulation without paying all stockholders an appropriate control premium or without providing the Board sufficient opportunity to make informed judgments and take actions that are in the best interests of all stockholders. The announcement noted that, as of the date of the announcement, the Company intended to submit the Rights Plan to a vote of the Company’s stockholders at the Annual Meeting, and that the Rights Plan would expire on the day following the certification of the voting results for the Annual Meeting, unless the Company’s stockholders ratify the Rights Plan at or prior to the Annual Meeting, which case the Rights Plan would continue in effect until October 28, 2025, unless the preferred share repurchase rights thereunder are earlier redeemed or exchanged by the Company.

On October 30, 2024, the Board held a meeting with the Company’s management, Goldman Sachs and Cooley to further discuss, among other matters, the Company’s corporate and capital allocation strategies, such as liability management alternatives with respect to the then-outstanding Convertible Senior Notes due 2026, and to consider authorizing a $200.0 million share repurchase program that would enable a return of excess capital to the Company’s stockholders and preserve the Company’s ability to execute on its strategic plan.

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Following the close of market on November 7, 2024, the Company issued a press release announcing earnings for the quarter ended September 30, 2024, which included financial guidance for fiscal year 2024 reflecting an expectation to achieve full-year profitability and announced increased long-term commercial opportunity for HEPLISAV-B, the discontinuation of the Company’s Tdap-1018 vaccine program and the authorization of a $200.0 million share repurchase program (the “Share Repurchase Program”). This press release stated the Company’s belief that the Share Repurchase Program would benefit the Company’s stockholders while also preserving financial flexibility to make the investments required to deliver on the Company’s strategy to maximize the HEPLISAV-B opportunity, advance the Company’s research pipeline, and pursue external opportunities to expand the Company’s portfolio with strategically aligned assets. The closing share price of the Company’s common stock on November 8, 2024, increased 8.2% over the closing share price of the prior day.

On November 11, 2024, the Company announced entry into an Accelerated Share Repurchase transaction agreement to repurchase $100.0 million of shares of Company common stock pursuant to the Share Repurchase Program.

Later on November 11, 2024, the Company held its regular post-earnings release call with a representative of Deep Track. During such call, the representative of Deep Track did not seek to discuss the Rights Plan or the matters referenced in Deep Track’s Schedule 13D filings.

On November 14, 2024, Deep Track sent a letter to the Board (“November 14 Letter”), expressing Deep Track’s views regarding capital allocation strategy for the Company. Despite Deep Track’s earlier suggestions that it had no intention of creating a confrontational situation, the letter went on to express concern that the existing Board members would not execute Deep Track’s strategy and proposed replacing three existing Board members with three Deep Track director candidates, who were described as a senior member of Deep Track and two biotechnology executives. The letter further noted that if the Board failed to engage constructively with Deep Track, Deep Track was prepared to nominate a slate of director candidates at the Annual Meeting. The letter did not specify which directors Deep Track would seek to replace in a settlement, nor did it raise any concerns about the Company’s classified board or the recently adopted Rights Plan. The letter also reiterated that Deep Track was not criticizing the Company’s operational execution.

On November 21, 2024, the Board met with the Company’s management and several advisors including Goldman Sachs and Cooley (collectively, the “Advisor Team”) to discuss the recent communications from Deep Track and next steps for engagement with Deep Track, as well as the status of the Board’s ongoing director refreshment process.

Also on November 21, 2024, a representative of Cadwalader, Wickersham & Taft LLP (“Cadwalader”), outside counsel to Deep Track, sent a letter to the Company requesting a copy of the Company’s written questionnaire for proposed director nominees and asking certain questions regarding the Company’s nomination process. The Company sent a copy of the questionnaire and responses to Cadwalader’s questions to Cadwalader on November 24, 2024.

On November 22, 2024, Mr. Myers sent an email to Deep Track requesting a call with representatives of Deep Track.

On December 3, 2024, Mr. Myers, Mr. Spencer and Mr. Cox held a call with Mr. Kroin and Mr. Erkman and engaged in a discussion regarding the topics raised in the November 14 Letter, including Deep Track’s views on the Company’s standalone prospects, capital allocation strategy, strategic plan and Board composition. Mr. Myers requested the names of Deep Track’s potential director nominees. Mr. Kroin confirmed that Mr. Erkman was the Deep Track principal mentioned in the November 14 Letter and stated that the other two potential nominees comprised a former public company CEO and a current public company CFO but that Deep Track was not prepared to share their names at this time given that Deep Track was not yet sure of whether it would be taking an adversarial or collaborative stance with the Company at such time. Mr. Myers also informed Deep Track that the Board was nearing completion of its current director recruitment process undertaken as part of the Board’s ongoing refreshment process and that the Board had identified a qualified independent candidate that would add value to the Board. Deep Track reiterated that it was not seeking to replace management and that its recent actions were strictly related to capital allocation strategy.

On December 12, 2024, the Board met with the Company’s management and the Advisor Team to discuss the November 14 Letter, the December 3, 2024, meeting with Deep Track, ongoing Board refreshment matters (including the timing of appointing Dr. Emilio Emini to the Board and the expansion of the search for director candidates to include finance experts), and potential next steps for the Company’s engagement with Deep Track. Following discussion, it was the consensus of the Board to inform Deep Track that: (1) the Board would be willing to engage with Deep Track on potential settlement terms if Deep Track would share the names of its contemplated director nominees so the Board could assess the nominees in accordance with the Board’s process for reviewing new director candidates and (2) the Board was planning to appoint a highly qualified independent director to the Board.

On December 18, 2024, Mr. Myers sent an email to Mr. Kroin and Mr. Erkman, noting that Deep Track’s feedback from their prior call had been shared with the Board and again asking Deep Track to share the names and resumes of its contemplated director nominees to enable the Board to evaluate them in accordance with its process for reviewing new director candidates.

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Later on December 18, 2024, Mr. Kroin sent an email to Mr. Myers and Mr. Spencer stating that: (1) Deep Track’s two independent candidates were long-tenured and well-respected public biotechnology executives, (2) before making a full introduction to the Company of Deep Track’s candidates, Deep Track required a clear agreement as to next steps, timeline, where the candidates would be placed on the Board and its committees and which directors would be stepping down and (3) it would be helpful to agree on a potential public announcement date of the new directors to establish the timeline for completing the Board’s new director candidate review process. The email concluded by noting that time was of the essence given that Deep Track also needed to prepare for the possibility that the parties would not come to an agreement, which would force Deep Track to nominate its own candidates for the Annual Meeting.

On December 19, 2024, Mr. Myers sent an email to Mr. Kroin stating that: (1) the Board is supportive of the ongoing dialogue but could not commit to anything further before Deep Track’s candidates complete the interview and review process required for all new director candidates, (2) the Company stands ready to evaluate Deep Track’s candidates, and (3) if Deep Track remains unwilling to share the names of its candidates and have them submit for interviews and would rather reveal them through formal nomination papers, then the Company leaves that to Deep Track’s discretion.

Later on December 19, 2024, a representative of Cooley reached out to Cadwalader for a call. During the call, the representative of Cooley: (1) reiterated the willingness of the Board’s Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”) to meet with Deep Track’s contemplated nominees if Deep Track would share their names as part of the Nominating and Corporate Governance Committee’s process for evaluating potential director nominees, (2) noted that the Board has been working on board refreshment pre-dating Deep Track filing its Schedule 13D and is ready to appoint a highly qualified independent director candidate with significant vaccine expertise (referring to Dr. Emini, although Dr. Emini’s name was not disclosed during the call) (the “Initial New Director”), but the Board had held off on the appointment to allow discussions with Deep Track to progress, and (3) stated that if Deep Track was unwilling to share the names of its candidates, the Board may proceed with appointing the Initial New Director in the near term.

On December 30, 2024, at Cadwalader’s request, representatives of Cadwalader and Cooley had a call during which representatives of Cadwalader stated that: (1) the Initial New Director could potentially be part of a negotiated resolution subject to alignment on the overall settlement framework and (2) Deep Track would share the names of its independent director candidates and allow them to be interviewed if the Company assured Deep Track that the Board was open to a settlement framework that would permit Deep Track to change a majority of the Board by the end of the 2026 Annual Meeting. During this discussion, the representatives of Cooley expressed to Cadwalader that the Board was open to making meaningful change to the Board’s composition in connection with a settlement, but that the Board was not in a position to make any commitments on settlement terms until it could properly evaluate Deep Track’s contemplated director candidates. Representatives of Cooley asked questions regarding Deep Track’s position and noted that as part of its refreshment process the Board had identified highly qualified independent director candidates with public company CFO experience whom the Company believed should also be considered in the context of a negotiated resolution. Representatives of Cadwalader expressed that Deep Track had a strong preference to have its independent director candidates selected over independent director candidates identified through the Company’s refreshment process.

On January 2, 2025, following consultation with management and Mr. Myers, representatives of Cooley held a call with representatives of Cadwalader at Cooley’s request, during which representatives of Cooley conveyed that: (1) while the Company could not provide firm assurances until Deep Track revealed its full slate of director candidates, in a mutually agreeable negotiated solution, the Company would be open to adding at least one other qualified director in addition to the Initial New Director, (2) the Company expects at least one individual to be coming off the Board in the near term, (3) it was not appropriate or acceptable for Deep Track to be permitted to run a proxy contest in 2026 if Mr. Erkman were added to the Board in a settlement and (4) if Deep Track does not provide the names of its independent candidates over the next few days, the Board plans to appoint the Initial New Director to the Board, although the Board expects to continue engaging in good faith with Deep Track regarding a potential negotiated resolution following such appointment. During the call, representatives of Cadwalader reiterated Deep Track’s requirement that any settlement framework leave open the ability for Deep Track to cause a turnover of a majority of the Board by the end of the 2026 Annual Meeting.

On January 3, 2025, Mr. Kroin sent an email to Mr. Myers and Mr. Spencer that included the names of and biographical information regarding the three director nominees Deep Track would propose in a proxy contest: Brett Erkman, Don Santel and Jeff Farrow (the “Initial Deep Track Nominees”). The email also asked for Deep Track to be allowed to meet with the Initial New Director. Neither this email nor any Deep Track communication prior to this point suggested that Deep Track would include a fourth nominee in a proxy contest.

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On January 4, 2025, Mr. Myers sent an email to Mr. Kroin and Mr. Erkman: (1) confirming that the Nominating and Corporate Governance Committee would meet with each of the Initial Deep Track Nominees over the next two weeks as part of the Committee’s process for evaluating potential director nominees and (2) stating that the Initial New Director is a former biopharmaceutical executive with world class expertise in the vaccine space, which the Board believes is highly relevant to the Company’s business and accretive to the Board’s existing capabilities, and that the Company understands Deep Track’s desire to learn more and can discuss more details once the parties are further along in this process.

Between January 6, 2025 and January 13, 2025, the Nominating and Corporate Governance Committee met with and interviewed each of the Initial Deep Track Nominees.

On January 7, 2025, the Nominating and Corporate Governance Committee held a meeting to discuss the upcoming interviews with the Initial Deep Track Nominees, the current skillsets and composition of the Board and the status of the Nominating and Corporate Governance Committee’s evaluation of other independent director candidates identified as part of the Board’s ongoing refreshment process.

On January 14, 2025, Mr. Spencer, Ms. MacDonald and Mr. Cox met in person with Mr. Erkman as part of normal course activities at an industry investor conference and discussed corporate updates with respect to the Company. During this meeting, the parties did not discuss matters relating to the ongoing settlement discussions.

On January 16, 2025, the Nominating and Corporate Governance Committee met with the Company’s management and Advisor Team and discussed the Initial Deep Track Nominees and the additional potential Board candidates identified as part of the Board’s ongoing refreshment process, including Dr. Emini and Lauren Silvernail. The Committee noted that they had completed interviews with each of these candidates and reviewed each candidate’s qualifications to serve on the Board and ability to devote sufficient time to the business of the Company. The Committee members discussed their perceptions of the independence of Mr. Farrow and Mr. Santel from Deep Track, and noted the discussion of key elements of the Company’s strategic plan and capital allocation strategy during their interviews. After discussion, the Committee reached a consensus that: (1) the potential Board candidates identified through the ongoing Board refreshment process were more qualified than the Initial Deep Track Nominees; (2) the Committee would be supportive of Mr. Santel joining the Board in the context of a settlement with Deep Track but did not believe that Mr. Farrow was as desirable a candidate as compared to the other finance expert candidates under consideration; and (3) Mr. Erkman does not have skills or experience directly relevant to the Company’s business, operations and strategic objectives given that, among other factors, Mr. Erkman has no prior experience on any public or private corporate board or any senior management experience in the life sciences industry.

On January 21, 2025, the Board met with the Company’s management and Advisor Team to discuss the path forward with respect to Deep Track. The Nominating and Corporate Governance Committee reviewed for the Board the conclusions it had reached at its January 16th meeting and made its recommendations to the Board regarding the Initial Deep Track Nominees. The Board discussed the Initial Deep Track Nominees and the additional potential Board candidates, including Dr. Emini and Lauren Silvernail. The Board also discussed the implications of entering into settlement negotiations with Deep Track and what terms may be in the best interests of the Company and its stockholders in a potential settlement. Following discussion, the Board approved outreach by Mr. Myers and Mr. Spencer to Deep Track with an initial offer for settlement and provided input to Mr. Myers and Mr. Spencer on potential fallback positions that may be acceptable to the Board. The Board also emphasized that in any event, Dr. Emini should be appointed to the Board by the end of January given the multiple delays in his appointment.

On January 22, 2025, Mr. Myers and Mr. Spencer called Mr. Kroin with an initial offer for settlement (the “January 22 Proposal”), which consisted of: (1) the appointment of Mr. Santel and Dr. Emini to the Board immediately upon announcement of the settlement, (2) the departure of one of the Company’s longer-tenured incumbent directors as of the 2025 Annual Meeting and (3) Deep Track’s agreement to a customary voting agreement and a two-year standstill to expire prior to the expiration of the nomination window for the 2027 annual meeting of the Company’s stockholders. Mr. Myers and Mr. Spencer also noted that the Board had identified an additional independent finance expert director candidate with CFO experience whom the Board believes would be a more suitable director than Mr. Erkman or Mr. Farrow. Mr. Kroin immediately rejected the January 22 Proposal on the call.

Later on January 22, 2025, Mr. Kroin emailed Mr. Myers and Mr. Spencer with a counterproposal for settlement (the “January 22 Counterproposal”), which consisted of: (1) the appointment of Mr. Erkman and Mr. Santel to the Board at the 2025 Annual Meeting, (2) the departure of two incumbent directors at the 2025 Annual Meeting, (3) the Company’s submission of a proposal to its stockholders at the Annual Meeting providing for the immediate declassification of the Board and the Company’s agreement to use its best efforts to obtain the necessary stockholder votes at the Annual Meeting to adopt such proposal, (4) capping the size of the Board at nine directors as of the Annual Meeting and (5) the removal of the Rights Plan. Mr. Kroin also noted that Deep Track would be willing to evaluate the Initial New Director and the Board’s finance expert candidate only in the context of a nine-director Board (implying that the Company would need to replace existing directors to appoint such candidates) and reiterated

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that Deep Track would not agree to any settlement which removes its ability to cause a turnover of a majority of the Board by the end of the 2026 Annual Meeting.

On January 23, 2025, representatives of Cooley and Goldman Sachs had a call with a representative of Cadwalader at Cooley’s request to discuss the January 22 Counterproposal. During the call, the Company’s advisors noted that the Company viewed the January 22 Counterproposal as unconstructive in a number of respects, including because it introduced new conditions into the settlement framework (including the declassification concept). During the call, the representative of Cadwalader suggested that Deep Track remained primarily focused on the majority turnover of the Board objective discussed on prior calls and that declassification was not a requirement for a settlement.

On January 25, 2025, Mr. Myers and Mr. Spencer had a call with Mr. Kroin and Mr. Erkman at Mr. Myers’ request. During the call, Mr. Myers and Mr. Spencer presented a revised settlement proposal (the “January 25 Proposal”), subject to Board approval, which consisted of: (1) the appointment of Mr. Santel, Dr. Emini and Ms. Silvernail to the Board prior to the Annual Meeting, (2) up to three incumbent directors resigning prior to the 2026 Annual Meeting and thereafter capping the size of the Board, (3) reducing the standstill period from two years to one year and (4) allowing the Rights Plan to expire by its terms at the Annual Meeting. Mr. Myers and Mr. Spencer also conveyed the Board’s determination that adding Mr. Erkman is not in the best interests of the Company and its stockholders given his skillset and experience, the needs of the business and the other highly qualified candidates that had been identified. Mr. Kroin immediately rejected the January 25 Proposal on the call and reiterated that Deep Track would only be willing to settle upon the terms of the January 22 Counterproposal, including the appointment of Mr. Erkman.

On January 26, 2025, the Board met with the Company’s management and the Advisor Team to discuss the status of discussions with Deep Track, including feedback from the January 25th meeting. The Board determined that Deep Track’s January 22 Counterproposal was not in the best interests of the Company and its stockholders, and further determined that, given Deep Track’s unwillingness to engage in constructive negotiations despite the Company making multiple reasonable settlement proposals, it was appropriate to proceed with the Board’s proactive refreshment program at this time. The Board also discussed various considerations related to its classified board structure and the appropriate timing and structuring of declassification, which had been under continuing evaluation by the Board and Nominating and Corporate Governance Committee since early 2024. Following discussion, the Board determined to appoint Ms. Silvernail and Dr. Emini as members of the Board, effective February 3, 2025, and to accept the resignations of each of Peggy Phillips and Julie Eastland effective immediately prior to the opening of the polls at the Annual Meeting, at which time the Board size would be decreased to nine directors. Further, the Board determined to propose the amendment and restatement of the Company’s Restated Certificate of Incorporation for the phased declassification of the Board beginning at the 2026 Annual Meeting, which would result in all directors standing for election annually beginning with the Company’s 2028 annual meeting of stockholders (the “2028 Annual Meeting”).

On January 27, 2025, the Company issued a press release announcing the advancement of its Board refreshment program, with the appointments of Dr. Emini and Ms. Silvernail to the Board and the departures of Ms. Phillips and Ms. Eastland from the Board immediately prior to the 2025 Annual Meeting, following which the Board would be comprised of nine directors. The Company also disclosed the Board’s intent to seek stockholder approval at the 2025 Annual Meeting for the declassification of the Board on a phased basis.

Later on January 27, 2025, Mr. Kroin sent an email to Mr. Myers and Mr. Spencer asking whether settlement negotiations were over or if the Company intended to send a further settlement proposal.

On January 28, 2025, Mr. Myers and Mr. Spencer sent an email to Mr. Kroin: (1) explaining that the Board had determined that it was not willing to accept the January 22 Counterproposal as reiterated by Mr. Kroin on the January 25th call and (2) expressing the Board’s continued openness to a negotiated solution, including adding Mr. Santel to the Board in the context of a settlement. The email further stated that the Board does not intend to appoint Mr. Erkman to the Board as part of any settlement and welcomed Deep Track to put forth a revised settlement proposal for the Board’s consideration.

Later on January 29, 2025, Mr. Kroin sent an email to Mr. Myers and Mr. Spencer with a counterproposal (the “January 29 Counterproposal”), which consisted of: (1) the appointment of Mr. Santel to the Board and the departure of another incumbent director to maintain the Board size at nine directors, together with a request for Mr. Santel to meet with each of Mr. Myers and Mr. Spencer; (2) extinguishment of the Rights Plan; (3) full declassification of the Board following the Annual Meeting (if approved by the Company’s stockholders) and (4) an increase to the size of the Share Repurchase Program from $200.0 million to $400.0 million. Mr. Kroin also noted his disappointment in the Board’s refusal to appoint Mr. Erkman to the Board as a stockholder representative, notwithstanding Mr. Erkman’s lack of prior corporate board experience. That evening, Mr. Myers and Mr. Spencer responded to Mr. Kroin’s email, offering to meet with Mr. Santel and noting that Cooley would be in touch with Cadwalader to discuss the January 29 Counterproposal.

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On January 30, 2025, Mr. Myers and Mr. Spencer each met separately with Mr. Santel at Mr. Santel’s request.

Also on January 30, 2025, representatives of Cooley updated the Board on recent developments with Deep Track, including the January 29 Counterproposal, and reviewed the proposed response discussed among Mr. Myers, management, the advisor group and certain other directors.

Later on January 30, 2025, a representative of Cooley held a call with representatives of Cadwalader to discuss the Company’s response to the January 29 Counterproposal. On the call, the representative of Cooley stated that: (1) the Board may be open to a settlement involving Mr. Santel being appointed to the Board and one of the Board’s long-tenured directors (none of whom are standing for election at the Annual Meeting) departing the Board at the Annual Meeting, subject to a customary cooperation agreement, including a voting agreement and a one-year standstill provision, (2) the Company was open to allowing the Rights Plan to expire by its terms at the Annual Meeting in the context of a settlement, (3) the Board has already announced its phased declassification strategy and does not intend to change it and (4) there would be no commitment to increase the Share Repurchase Program, although the Board would take Deep Track’s views into consideration as it continues to assess the deployment of the Company’s capital (the “January 30 Proposal”). During the call, the representatives of Cadwalader asked questions regarding certain terms that would be included in the draft cooperation agreement implementing the settlement, and the representative of Cooley offered to send a draft cooperation agreement immediately following the call to enable Deep Track to review the terms in full.

Immediately following the call, Cooley sent Cadwalader a draft cooperation agreement reflecting the January 30 Proposal. Cadwalader did not respond to or acknowledge receipt of the draft cooperation agreement.

On February 1, 2025, the Board met with the Company’s management and the Advisor Team to discuss the status of engagement with Deep Track, at which the Board also reviewed the terms of the January 30 Proposal.

Also on February 1, 2025 a representative of Cooley sent an email to a representative of Cadwalader asking for any updates on timing. The representative of Cadwalader did not respond to Cooley’s email, nor did Deep Track or any of its representatives further engage with the Company or any of its representatives after January 30, 2025 through February 18, 2025.

On February 13, 2025, the Board met with the Company’s management for the standing quarterly Board update meeting and discussed, among other things, a business update and comprehensive corporate strategy update, which included discussion of capital allocation alternatives, Share Repurchase Program progress and liability management opportunities.

On February 18, 2025, White & Case LLP, new outside counsel to Deep Track (“White & Case”) submitted a notice to the Company on behalf of Deep Track (the “Deep Track Nomination Notice”) which: (1) nominated each of the three Initial Deep Track Nominees, as well as a new nominee, Michael Mullette (collectively, the “Deep Track Nominees”) for election to the Board at the Annual Meeting and (2) included a proposal for adoption at the Annual Meeting to repeal each provision of, or amendment to, the Company’s Amended and Restated Bylaws adopted by the Board without stockholder approval subsequent to November 6, 2018.

On February 19, 2025, Deep Track issued a press release with a letter to the Company’s stockholders regarding its nomination of the Deep Track Nominees and filed an amendment to its Schedule 13D with respect to the Deep Track Nomination Notice and intent to file a preliminary proxy statement with respect to the proposals set forth therein. The Company promptly updated the Board regarding the Deep Track Nomination Notice and Deep Track’s press release and provided the Company’s proposed press release in response to the Board for review.

Later on February 19, 2025, the Company issued a press release regarding the Company’s execution of its strategic plan and ongoing Board refreshment process and the Company’s engagement with Deep Track. Later that day, the Board held a meeting to discuss the Deep Track Nomination Notice, the Company’s public response and expected next steps.

On February 20, 2025, the Company announced earnings for the fourth quarter and full year of 2024, and provided full-year 2025 financial guidance.

Also on February 20, 2025, White & Case delivered to the Company and Cooley, on behalf of Deep Track, a letter to the Board requesting confirmation that Deep Track’s nomination of the Deep Track Nominees was properly made under the Company’s Amended and Restated Bylaws and applicable law.

On February 21, 2025, Cooley delivered to Deep Track and White & Case, on behalf of the Company, a letter raising certain questions regarding the Nomination Notice.

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On February 22, 2025, White & Case provided a letter responding to each of the requests for supplementary information set forth in Cooley’s February 21 letter.

On February 25, 2025, White & Case sent a letter to the Company demanding that certain books and records be made available to Deep Track under Section 220 of the General Corporation Law of the State of Delaware in order for Deep Track to obtain names and addresses of the Company’s stockholders for its contemplated proxy solicitation (the “February 25 Demand Letter”).

On March 4, 2025, Cooley sent a response letter to White & Case’s February 25 Demand Letter agreeing to produce the requested information to the extent such information was available, subject to Deep Track’s execution of a confidentiality agreement on mutually agreeable terms (the “Confidentiality Agreement”), including proposed revisions to the form of confidentiality agreement provided by White & Case in the February 25 Demand Letter. From this time until March 13, 2025, Cooley and White & Case further negotiated the draft Confidentiality Agreement on behalf of the Company and Deep Track, respectively, which was ultimately executed as of March 13, 2025.

Between February 21, 2025 and March 5, 2025, a Board committee and the Company’s management met several times with its capital markets advisors and Cooley to discuss and approve the Company’s liability management strategy and intention to refinance a majority of its Convertible Senior Notes due 2026.

On March 6, 2025, the Company announced that it refinanced $185.3 million in aggregate principal amount of 2.50% Convertible Senior Notes due 2026 with $225.0 million in aggregate principal amount of 2.00% Convertible Senior Notes due 2030, including approximately $40.0 million in new notes, as well as a repurchase of $8.0 million in shares of the Company’s common stock under the Share Repurchase Program (the “Convertible Debt Refinancing”). The Convertible Debt Refinancing extended the maturity of most of the Company’s existing debt, lowered the Company’s overall cost of capital and reduced dilution to the Company’s existing capital structure.

On March 10, 2025, Deep Track issued a press release with a letter to the Company’s stockholders regarding, among other things, Deep Track’s views on the Convertible Debt Refinancing (the “March 10 Deep Track Letter”).

Following the release of the March 10 Deep Track Letter, Mr. Spencer and other members of the Company’s senior management discussed with Mr. Myers, other members of the Board and the Company’s advisors regarding whether and how the Company should respond to Deep Track and whether it would be possible to arrive at a mutually agreeable settlement with Deep Track that would be in the best interests of the Company and its stockholders and avoid the cost and distraction of a proxy contest. Mr. Myers and the other directors expressed support for re-engaging with Deep Track on a potential settlement proposal.

On March 12, 2025, at the request of Mr. Spencer, Mr. Spencer and Mr. Cox had a call with Mr. Kroin. On the call, Mr. Spencer conveyed a revised settlement proposal (the “March 12 Proposal”) consisting of the appointment of two of Deep Track’s independent nominees to the Board and two additional incumbent directors resigning from the Board effective at the 2025 Annual Meeting (maintaining the size of the Board at nine directors), subject to Deep Track agreeing to a cooperation agreement, including a one-year standstill and voting agreement. Mr. Kroin acknowledged the March 12 Proposal as being a meaningful improvement to prior settlement proposals, but indicated that he would continue to require Mr. Erkman’s appointment to the Board as part of any settlement and would need a commitment to increase the Share Repurchase Program. In response, Mr. Spencer indicated that he expected the Board would require a two-year standstill restriction before the Board would even consider adding Mr. Erkman to the Board in the context of a settlement. Additionally, Mr. Spencer explained the rationale for not increasing the Share Repurchase Program that the Company is still executing, but expressed the Board’s willingness to consider future increases to the Share Repurchase Program. Mr. Kroin indicated that he would consider the proposal and get back to Mr. Spencer with a counterproposal.

On March 13, 2025, Mr. Kroin and Mr. Spencer held a call during which Mr. Kroin requested that Mr. Kroin and Mr. Erkman be permitted to give a presentation to the Board regarding Deep Track’s investment thesis for the Company prior to providing a revised settlement proposal. Mr. Kroin noted that White & Case would contact Cooley to discuss the parties entering into a non-disclosure agreement covering the subject matter of such presentation. Mr. Spencer agreed to discuss the request with the Company’s counsel and Mr. Myers prior to agreeing to the presentation or terms under which the presentation would be made. Mr. Spencer asked Mr. Kroin to share Deep Track’s revised settlement proposal in advance of any Board presentation.

13

On March 14, 2025, representatives of White & Case and Cooley held a call during which the representative of White & Case requested to negotiate a non-disclosure agreement to facilitate Deep Track’s presentation to the Board, which agreement would prohibit the Company and Deep Track from disclosing, in the context of a proxy contest or otherwise, the contents of such presentation or any discussions between Deep Track and the Board during such presentation. The representative of Cooley stated that the Company would allow Deep Track to present to the Board but that a non-disclosure agreement was unnecessary. The representatives of White & Case and Cooley discussed the appropriate scope of discussions at the meeting, and the representative of White & Case stated his view that the Company’s response was a rejection of Deep Track’s request. The Cooley representative disputed this characterization and again made clear that Deep Track could present to the Board.

On March 17, 2025, the Board met with the Company’s management and the Advisor Team to discuss the status of discussions with Deep Track.

On March 20, 2025, Mr. Kroin sent an email to Mr. Spencer (1) expressing disappointment in hearing from Deep Track’s counsel that the Board rejected Deep Track’s proposal for a private discussion under a non-disclosure agreement and (2) rejecting the March 12 Proposal, noting concern that the two Deep Track nominees offered under the terms of the March 12 Proposal would be at high risk of being “boxed out” by the remaining seven directors that would be on the Board. In such email, Mr. Kroin made a counterproposal (the “March 20 Counterproposal”) consisting of: (i) the appointment of Mr. Erkman and two other Deep Track nominees to the Board; (ii) the departure of Mr. Myers and two other existing directors from the Board; and (iii) Deep Track’s entry into a standstill agreement (without specifying a timeframe for such standstill). The March 20 Counterproposal reflected the first time that Deep Track requested the replacement of Mr. Myers in the context of a settlement.

Later on March 20, 2025, Mr. Spencer sent an email to Mr. Kroin clarifying that the Board remains happy to have Deep Track make a presentation to the Board so Deep Track has the opportunity to share its ideas and answer any questions from the Board directly, but that the Company did not believe a non-disclosure agreement was necessary. Mr. Spencer also expressed the Company’s continuing willingness to engage with Deep Track in negotiating a constructive solution, but that the March 20 Counterproposal went beyond what was anticipated and that the Company’s proposed terms for settlement remained as presented in the March 12 Proposal.

On March 22, 2025, Mr. Kroin sent an email to Mr. Spencer further explaining Deep Track’s rationale for requiring a non-disclosure agreement to present to the Board and stating that Deep Track and the Company are at an impasse and that Deep Track would be moving forward with a proxy contest.

On March 31, 2025, the Board met with the Company’s management and the Advisor Team and based upon the Company’s criteria for nominations of directors to the Board, after taking into consideration the respective qualifications and credentials of the Board Nominees and the Deep Track Nominees and the unanimous recommendation of the Nominating and Corporate Governance Committee (adopted at a meeting of such committee on March 31, 2025), the Board unanimously determined (i) to nominate the Board Nominees (Brent MacGregor, Scott Myers, Lauren Silvernail and Elaine Sun) for election to the Board at the Annual Meeting, to serve until the 2028 Annual Meeting, and not to nominate any of the Deep Track Nominees to be included in the Board’s slate of director nominees for the Annual Meeting, (ii) to submit the Board Nominees to the Company’s stockholders for election at the Annual Meeting and recommend that the Company’s stockholders vote, with respect to Proposal 1,“FOR” the election of only each of the four Board Nominees (Brent MacGregor, Scott Myers, Lauren Silvernail and Elaine Sun) and not in favor of the election of any of the Deep Track Nominees, (iii) to approve the proposed amendment and restatement of the Company’s Restated Certificate of Incorporation in the form attached hereto as Appendix C, and submit Proposal 4 for approval by the Company’s stockholders at the Annual Meeting and to recommend that the Company’s stockholders vote “FOR” Proposal 4 and (iv) to recommend that the Company’s stockholders vote “AGAINST” Proposal 5, the Bylaw Proposal. The Board also discussed whether to submit the Rights Plan for ratification by the Company’s stockholders at the Annual Meeting, taking into account the initial rationale for adopting the Rights Plan. Following discussion, the Board determined to allow the Rights Plan to expire by its terms on the day following the certification of voting results for the Annual Meeting and to reassess any need for an additional stockholder rights plan as and when additional threats to the Company and its stockholders arise.

On April 3, 2025, the Company filed this proxy statement with the SEC in preliminary form.

14

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is currently divided into three classes, and each class has a three-year term. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

On January 26, 2025, our Board appointed (i) Lauren Silvernail to serve as a Class I director until the Annual Meeting and (ii) Emilio Emini, Ph.D. to serve as a Class III director until the 2027 Annual Meeting of Stockholders, in each case effective as of February 3, 2025, and until her or his successor is duly elected and qualified, or until her or his earlier death, resignation or removal. At that time, the Board increased the authorized number of directors to eleven (11), effective as of immediately prior to the appointments of Ms. Silvernail and Dr. Emini. On January 26, 2025, Peggy V. Phillips, a Class III director, and Julie Eastland, a Class I director, notified the Company that Ms. Phillips will be retiring and Ms. Eastland will be resigning from the Board, each effective immediately prior to the Annual Meeting. In view of the retirement and resignation of Mses. Phillips and Eastland immediately prior to the Annual Meeting, the Board decreased the authorized number of directors to nine (9), effective immediately prior to the Annual Meeting.

As a result, four Class I director nominees will be elected at this Annual Meeting. Each of Ms. Sun and Messrs. MacGregor and Myers is a nominee for director and currently a director of the Company, previously elected by the stockholders at our 2022 Annual Meeting of Stockholders, and Ms. Silvernail is a nominee for director and currently a director of the Company, previously appointed by the Board, effective February 3, 2025.

Each of Mses. Silvernail and Sun and Messrs. MacGregor and Myers has agreed to serve if elected.

Each Director elected at the Annual Meeting will serve until the 2028 Annual Meeting of Stockholders and until their successor is elected and has qualified, or until her or his earlier death, resignation or removal.

As described previously, Deep Track has notified the Company of its intention to nominate four candidates to stand for election as directors at the Annual Meeting in opposition to the Board Nominees. As a result, assuming such Deep Track Nominees are in fact nominated for election at the Annual Meeting and all such nominations have not been withdrawn or abandoned by Deep Track, the number of director nominees will exceed the number of directors to be elected at the Annual Meeting. As provided under our Amended and Restated Bylaws, directors will be elected by a plurality of the votes of the shares present virtually at the Annual Meeting or represented by proxy and entitled to vote generally on the election of directors. This means that the four director nominees receiving the greatest number of votes cast “FOR” their election will be elected.

The Board does NOT endorse any of the Deep Track Nominees, and unanimously recommends that you only vote using the enclosed GOLD proxy card or GOLD voting instruction form “FOR” only each of the four Board Nominees: Brent MacGregor, Scott Myers, Lauren Silvernail and Elaine Sun. The Board strongly urges you to discard and NOT to vote using any white proxy card or white voting instruction form that may be sent to you by Deep Track. If you have already voted using a white proxy card or white voting instruction form sent to you by Deep Track, you have every right to change your vote and we strongly urge you to revoke that proxy by using the GOLD proxy card or GOLD voting instruction form to vote in favor of the election of ONLY each of the four nominees recommended by the Board (Brent MacGregor, Scott Myers, Lauren Silvernail and Elaine Sun) - by internet, or by signing, dating and returning the enclosed GOLD proxy card or GOLD voting instruction form in the postage-paid envelope provided. Only the latest validly executed proxy that you submit will be counted; any proxy may be revoked at any time prior to its exercise at the Annual Meeting. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, MacKenzie Partners, 1-800-322-2885 (toll-free from the U.S. and Canada) or +1-212-929-5500 from other countries or via email at DVAX@mackenziepartners.com.

You may receive solicitation materials from Deep Track, including proxy statements and white proxy cards or white voting instruction forms. Information about the Deep Track Nominees may be found in Deep Track’s proxy statement. The Company is not responsible for the accuracy or completeness of any information provided by or relating to Deep Track or its nominees contained in the solicitation material filed or disseminated by or on behalf of Deep Track or any other statements Deep Track may make. Stockholders will be able to obtain, free of charge, copies of all proxy statements, including Deep Track’s proxy statement, any amendments or supplements thereto and any other documents when filed by the applicable party with the SEC in connection with the Annual Meeting at the SEC’s website (www.sec.gov).

15

Vote Required

Directors are elected by a plurality of the votes of the shares present virtually at the Annual Meeting or represented by proxy and entitled to vote generally on the election of directors. The four nominees (whether the Board Nominees, the Deep Track Nominees, or a mix thereof) receiving the highest number of affirmative votes will be elected. If any Board Nominee becomes unavailable for election as a result of an unexpected occurrence, shares represented by executed GOLD proxy cards will be voted for the election of a substitute nominee proposed by our Board. Our Board has no reason to believe that any Board Nominee will be unable to serve. “WITHHOLD” votes and any broker non-votes will be counted for purposes of determining if there is a quorum at the Annual Meeting but will not be counted as votes cast.

Set forth below is certain biographical information as of April 14, 2025, regarding the experience, qualifications, attributes or skills that led our Nominating and Corporate Governance Committee to believe that each director or nominee should serve on the Board. There are no family relationships among any of our executive officers or directors.

Name	Age	Position
Brent MacGregor	61	Director
Scott Myers	59	Director
Lauren Silvernail	66	Director
Elaine Sun	54	Director
16

CLASS I DIRECTOR NOMINEES

Brent MacGregor Independent Director Director Since: July 2020 Age: 61 Board Committees: Nominating and Corporate Governance Audit[2]

Key Experience and Qualifications

Mr. MacGregor is a highly regarded vaccine executive with expertise across the space, including commercial operations, sales and marketing, public policy and business development, as well as experience across company operations and capital markets. Our Board believes that Mr. MacGregor’s extensive experience as a global pharmaceuticals executive, including significant experience as a vaccine executive qualifies him to be nominated as a director and enhances our Board’s oversight of strategic planning, business development, international operations and other operational matters.

Professional Experience

•     CEO of Medical Developments International Ltd., Australian-based company with marketed products in pain management and respiratory ailments (November 2020 - Present)

•     SVP, Global Commercial Operations of Seqirus Inc., global biotechnology vaccine company (January 2016 - June 2020); led global team across sales, marketing, commercial development, public policy and business development

•     Executive at Novartis:

○    Global Head of Novartis Influenza Vaccines (January 2015 - January 2016); led integrated global operations of its influenza vaccines portfolio, through its acquisition by CSL Ltd.

○    President of Novartis Vaccines US and Head of North America (January 2012 - December 2014)

•     Held several roles at Sanofi Pasteur (July 1995 - December 2011), a multinational pharmaceutical company, including VP Influenza, Pneumo Franchise and Head of Sanofi Pasteur Japan

Education

•     M.B.A. from Northwestern University, Kellogg School of Management

•     Master of Arts from University of Reading

•     B.A. from Carleton University

17

Scott D. Myers, MBA

Independent Director; Chairperson

Director Since: October 2021

Age: 59

Board Committees:
Compensation (Chair)[2]

Current Public Company Board Service:

•     Zentalis Pharmaceuticals, Inc. (Chair)

Former Public Company Board Service:

•     AMAG Pharmaceuticals Inc.

•     Cascadian Therapeutics, Inc.

•     Harpoon Therapeutics Inc.

•     Orexo AB

•     Selecta Biosciences Inc.

•     Sensorion SA

•     Trillium Therapeutics, Inc.

•     Viridian Therapeutics, Inc.

Key Experience and Qualifications

Mr. Myers brings to our Board over three decades of expertise in the global pharmaceutical and medical technology industries as an executive and director. In particular, Mr. Myers has deep expertise in all areas of capital markets/finance, mergers and acquisitions and business and strategy development. Our Board believes that Mr. Myers’s extensive experience as a life sciences executive and board chairperson qualifies him to be nominated as a director and enhances our Board’s oversight of financial, operational, strategic planning and business development matters.

Professional Experience

•     CEO and President of Viridian Therapeutics, a public biotechnology company (February 2023 - November 2023)

•     Director and Chairman of Ironshore Pharmaceuticals Inc. through sale to Collegium Pharmaceutical, Inc. (March 2021 - September 2024)

•     CEO of AMAG Pharmaceuticals, Inc. (April 2020 - November 2020); led turnaround and strategic exit to Covis Pharma, S.à.r.l., a specialty pharmaceutical company

•     CEO (September 2018 - January 2020) and Chairman (June 2018 - January 2020) of Rainier Therapeutics, Inc., an oncology biotechnology company focused on late-stage bladder cancer; led Rainier’s asset sale of vofatamab to Fusion Pharmaceuticals Inc.

•     CEO and President of Cascadian Therapeutics, Inc., an oncology company through sale to Seattle Genetics (April 2016 - March 2018)

•     CEO and President of Aerocrine, AB, a Swedish Medical Device company through sale to Circassia, PLC (September 2011 - July 2015)

Education

•     M.B.A. from the Graduate School of Business at the University of Chicago (Booth)

•     B.A. in Biology from Northwestern University

[2]	Committee appointment to be effective following Annual Meeting
18

Lauren Silvernail

Independent Director

Director Since: February 2025

Age: 66

Board Committees:
Audit (Chair)[3]

Current Public Company Board Service:

•     Harrow. Inc.

Former Public Company Board Service:

•     Harpoon Therapeutics, Inc.

•     Nicox S.A.

Key Experience and Qualifications

Ms. Silvernail brings to our Board over three decades of experience leading finance and business development functions across the pharmaceutical industry as an executive and director. In particular, Ms. Silvernail has deep expertise across capital markets, mergers and acquisitions and business and strategy development. Our Board believes that Ms. Silvernail’s financial and business development expertise and extensive experience as an executive in the life sciences industry qualifies her to be nominated as a director and enhances our Board’s oversight of financial, operational and business development matters.

Professional Experience

•     CFO and EVP of Corporate Development of Evolus, Inc., a public cosmetic healthcare company (May 2018 - May 2022); led fundraising, financial and partnership activities including establishing the infrastructure for the U.S. commercial launch of the company’s first approved product

•     CFO and Chief Business Officer of Revance Therapeutics, Inc., a public biotechnology company focused on pioneering new innovations in neuromodulators for aesthetic and therapeutic indications (March 2013 - May 2018); led the company’s initial public offering and subsequent rounds of financing

•     CFO and VP Corporate Development of ISTA Pharmaceuticals, Inc., a US-based pharmaceutical company that specialized in ophthalmic pharmaceutical products until its sale to Bausch & Lomb (2003 - 2012)

Education

•     M.B.A. in finance and accounting from the Anderson Graduate School of Management at UCLA

•     B.A. in Biophysics from the University of California, Berkeley

[3]	Committee appointment to be effective following Annual Meeting
19

Elaine Sun Independent Director Director Since: December 2021 Age: 54 Board Committees: Audit Current Public Company Board Service: • Recursion Pharmaceuticals, Inc.

Key Experience and Qualifications

Ms. Sun brings to our Board thirty years of experience in the investment banking and life sciences industries. Over her career as a healthcare executive and advisor, Ms. Sun has led and played key roles in a broad range of transactions, including multiple mergers, acquisitions and financings, valued in excess of $50 billion. Our Board believes that Ms. Sun’s financial expertise and significant experience in the life sciences industry qualifies her to be nominated as a director and enhances our Board’s oversight of financial and business development matters.

Professional Experience

•     COO and CFO of Mammoth Biosciences, Inc., an in vivo gene editing therapeutics company (March 2022 - Present)

•     SVP and CFO of Halozyme Therapeutics, Inc., a public commercial-stage biotechnology company (March 2020 - February 2022)

•     CFO and Chief Strategy Officer of SutroVax, Inc. (Vaxcyte, Inc.), a now public life sciences company specializing in developing novel pneumococcal conjugate vaccines (January 2019 - December 2019) and CFO (January 2017 - December 2019); led strategic, operational and financial initiatives and established innovative agreements with external contract manufacturers

•     Independent financial advisory consultant for private equity and venture-backed private and public healthcare companies (2013 - December 2016)

•     Managing Director and Head of West Coast Healthcare of Evercore Partners, a leading independent investment banking advisory firm (November 2009 - December 2012); led U.S. life sciences and Asia cross-border efforts

•     Managing Director, Healthcare Investment Banking at Merrill Lynch & Co., Inc. (2005 - 2008)

Education

•     M.B.A. from Harvard Business School

•     B.A. from Wellesley College

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” EACH BOARD NOMINEE.

20

Information About Our Continuing Directors

Set forth below is certain biographical information as of April 14, 2025 for the remaining members of our Board whose term as a director will continue after the Annual Meeting.

Name	Age	Position
Francis R. Cano, Ph.D.	80	Director
Emilio Emini, Ph.D.	71	Director
Daniel L. Kisner, M.D.	78	Director
Peter R. Paradiso, Ph.D.	74	Director
Ryan Spencer	47	Chief Executive Officer, Director

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL THE 2026 ANNUAL MEETING

Daniel L. Kisner, M.D

Independent Director

Director Since: July 2010

Age: 78

Board Committees:

•     Nominating and Corporate Governance (Chair)

•     Compensation

Current Public Company Board Service:

•     Oncternal Therapeutics, Inc.

Former Public Company Board Service:

•     Conatus Pharmaceuticals

•     Histogen, Inc.

•     Tekmira Pharmaceuticals Corporation

•     Zynerba Pharmaceuticals, Inc.

Key Experience and Qualifications

Dr. Kisner brings to our Board a background with larger, complex technology-based organizations as well as significant experience with corporate transactions, including investing in venture-backed life science companies. Dr. Kisner also has a strong background within the healthcare industry, including as a pharmaceutical executive and oncology professor. Our Board believes that Dr. Kisner’s background with larger, complex technology-based organizations as well as his significant experience with corporate transactions, including investing in venture-backed life science companies, qualifies him to serve on our Board and enhances our Board’s oversight of our strategic planning and clinical development.

Professional Experience

•     Partner at Aberdare Ventures, a venture capital investment firm within healthcare (2003 - 2011)

•     President and CEO of Caliper Technologies (1999 - 2002); led its evolution from a start-up focused on microfluidic lab-on-chip technology to a publicly traded, commercial organization

•     President and COO of Isis Pharmaceuticals., Inc, a biomedical pharmaceutical company (1991 - 1999)

•     Division VP of Pharmaceutical Development Abbott Laboratories (1988 - 1991)

•     VP of Clinical Research and Development at SmithKline Beckman Pharmaceuticals (1985 - 1988)

•     Tenured position in the Division of Oncology at the University of Texas, San Antonio School of Medicine

•     Certified by the American Board of Internal Medicine in Internal Medicine and Medical Oncology

Education

•     M.D. from Georgetown University

•     B.A. in Biological Sciences from Rutgers University

21

Ryan Spencer Director and Dynavax CEO Director Since: December 2019 Age: 47 Current Public Company Board Service: • Cidara Therapeutics, Inc.

Key Experience and Qualifications

As our CEO, Mr. Spencer brings important operational and management perspective to the Board. Mr. Spencer has an extensive history with the Company, dating back to 2006, and he has held senior leadership positions across every function of the Company, including the initial launch and commercialization of Dynavax’s lead product, HEPLISAV-B. Our Board believes that Mr. Spencer’s extensive experience, including his financial and commercialization experience, his tenure at the Company, his role as Chief Executive Officer and his deep knowledge of the Company qualifies him to serve on our Board.

Professional Experience

•     Escalating senior executive positions at Dynavax

○    CEO (December 2019 - Present)

○    Interim CFO (March 2024 - August 2024)

○    Interim co-President and SVP, Commercial (May 2019 - December 2019); led launch and commercialization of HEPLISAV-B

○    Various positions with increasing responsibility, including VP of Corporate Strategy & Commercialization Senior Product Director and SVP of Strategic Planning

•     Assistant Controller at QRS Corporation, a publicly-held technology company (June 2003 - June 2005)

•     Accounting Manager at Commerce One (July 2001 - May 2003)

•     Audit Practice Member at Ernst & Young (September 1999 - July 2001)

Education

•     B.A in Business Economics from University of California Santa Barbara

22

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2027 ANNUAL MEETING

Francis R. Cano, Ph.D. Independent Director Director Since: November 2009 Age: 80 Board Committees: Nominating and Corporate Governance Former Public Company Board Service: • Biomerica, Inc.

Key Experience and Qualifications

Dr. Cano’s decades of experience as a vaccine expert provides the Board with significant insights for the strategy of the Company with respect to key technical and operational issues in vaccine development. In addition to his operational and finance/investment expertise, Dr. Cano has achieved major medical breakthroughs, including the use of conjugate technology to develop HibTITER to prevent meningitis in infants and Prevnar to protect against otitis media in children and pneumonia in adults. Our Board believes that Dr. Cano’s experience as a founder of and advisor to established vaccine businesses qualifies him to serve on our Board and enhances our Board’s oversight of our strategic planning, including with respect to key technical and operational issues in vaccine development.

Professional Experience

•     President and Founder of Cano Biotech Corp., a consulting firm focused on the vaccine business (January 1996 - Present); clients have included the Nobel Foundation, Intercell (now Valneva) for the Japanese Encephalitis Vaccine, and companies backed by venture capital firms such as Techno Venture Management and MPM Capital

•     Co-Founder, President and COO of Aviron Pharmaceuticals, a biopharmaceutical company, that developed the live influenza vaccine Flu-Mist (1993 - 1996)

•     For 21 years, worked with the Lederle Laboratories Division of American Cyanamid, including as VP and General Manager of the vaccine division

Education

•     Ph.D. in Microbiology from Pennsylvania State University

•     M.S. in Microbiology and B.S. in Biology from St. John’s University

23

Emilio Emini, Ph.D. Independent Director Director Since: February 2025 Age: 71

Key Experience and Qualifications

Dr. Emini brings to our Board over 40 years of experience as an executive and academic across the biopharmaceutical industry and global public health roles, helping to develop and deliver multiple anti-infectious disease interventions. Dr. Emini has been at the forefront of some of the most notable vaccines and brings a unique perspective at the intersection of R&D, academia and public health. Our Board believes that Dr. Emini’s extensive experience as an executive and academic across the biopharmaceutical industry and global public health roles, helping to develop and deliver multiple anti-infectious disease interventions, qualifies him to serve on our Board and enhances our Board’s oversight of our strategic planning by providing expertise and key insights on vaccine development matters and global public health and public policy.

Professional Experience

•     CEO of the Bill & Melinda Gates Medical Research Institute (August 2021 - June 2024)

•     Director of Tuberculosis and HIV Programs of the Bill & Melinda Gates Foundation (July 2015 - July 2021)

•     SVP, Vaccine Research and Development of Wyeth/Pfizer (November 2005 - June 2015); led the development of the Prevenar 13® vaccine for prevention of pneumococcal disease

•     SVP at International AIDS Vaccine Initiative, a global not-for-profit, public-private partnership working to accelerate the development of vaccines to prevent HIV infection and AIDS (2004 - 2005)

•     SVP of Research at Merck Research Laboratories (1983 - 2004); led the biological research that developed the first highly active antiretroviral therapies for HIV and led multiple vaccine research teams that contributed to many successful developments, including the vaccines for human papillomavirus and rotavirus

Education

•     Ph.D., Microbiology, Minor: Genetics, Biochemistry from Cornell University, Graduate School of Medical Sciences

•     B.S., Biology from Manhattan University

24

Peter Paradiso, Ph.D. Independent Director Director Since: September 2020 Age: 74 Board Committees: Compensation

Key Experience and Qualifications

Dr. Paradiso brings over three decades of vaccine strategic planning and development expertise as an executive and researcher. Throughout his career, Dr. Paradiso has extensive experience advising healthcare organizations as a consultant and in executive positions across a wide range of matters, including R&D, sales and marketing, commercialization, business development and regulatory affairs. Our Board believes that Dr. Paradiso’s extensive experience in vaccine development qualifies him to serve on our Board and enhances our Board’s oversight of our strategic planning, including with respect to our R&D, licensing, sales and marketing activities.

Professional Experience

•     Leads Paradiso Biologics Consulting, an advisor to large pharmaceutical companies, biotechnology companies and NGOs on the development, licensure and marketing of vaccines globally (2012 - Present)

•     VP, New Business and Scientific Affairs for Pfizer Vaccines, a Division of Pfizer, Inc., (August 2003 - May 2012);

Industry Associations

•     Member of the Coalition for Epidemic Preparedness Innovations (CEPI) Scientific Advisory Group

•     Co-chair of the CEPI-NIAID Steering Committee for Broadly Protective Coronavirus Vaccines

Education

•     Ph.D. in Biochemistry from The Robert Larner, M.D. College of Medicine at The University of Vermont

•     B.S. in Chemistry from St. Lawrernce University

25

EXPERIENCE AND ATTRIBUTES OF OUR BOARD OF DIRECTORS

 Our directors have a broad and diverse set of skills, experiences and vaccine industry knowledge that we believe provide strong strategic direction and oversight for our business.

	Scott Myers (Chairman)	Ryan Spencer (CEO)	Francis Cano	Emilio Emini	Daniel Kisner	Brent MacGregor	Peter Paradiso	Lauren Silvernail	Elaine Sun	Total
Extensive Industry Knowledge										9 / 9
Vaccine Experience (R&D, Sales, Marketing)										7 / 9
Operational / Commercial Experience										9 / 9
Clinical Development										5 / 9
Business Development/M&A Experience										8 / 9
Finance/Capital Allocation										8 / 9
Public Company C-Suite Experience										6 / 9
Public Health/Government										2 / 9
Other Public Company Board Experience										6 / 9
26

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq listing standards, and our Corporate Governance Guidelines, independent directors must comprise a majority of our Board. Under Nasdaq rules, a director will only qualify as independent if the listed company’s Board makes an affirmative determination that the person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, applicable Nasdaq rules require that, subject to specified exceptions, each member of our audit, compensation and nominating committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board has undertaken a review of the independence of each director and considered whether any director has a material relationship that could compromise such director’s ability to exercise independent judgment in carrying out such director’s responsibilities. Based upon the information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, the Board determined that each of Ms. Eastland, Mr. Myers, Ms. Phillips, Ms. Silvernail, Ms. Sun and Mr. MacGregor, as well as Drs. Cano, Emini, Kisner and Paradiso are “independent directors” as defined under current rules and regulations of the SEC and the listing standards of Nasdaq. In making this determination, our Board considered the current and prior relationships and transactions that each non-employee director has had with the Company and other facts and circumstances that the Board considered relevant, including transactions involving directors described in “Certain Transactions- Related Persons Transactions and Indemnification”

We also considered Dr. Paradiso’s relationship to CEPI, as a member of its Scientific Advisory Group, in light of the transaction entered into between the Company and CEPI in January 2021, pursuant to which CEPI provided the Company, among other things, financing to manufacture our CpG 1018 adjuvant in the form of a forgivable loan that we can and have drawn upon, and that CEPI partners will be able to buy CpG 1018 adjuvant from us under certain prescribed terms as set forth in that same agreement. We also considered a consulting agreement Dr. Paradiso entered into with the Company in January 2023 and amended in February 2025, pursuant to which Dr. Paradiso may receive $500 per hour for certain advisory services related to our research and development programs and the scientific evaluation of opportunities, as well as $250 per hour for associated travel time. In 2024, Dr. Paradiso’s aggregate compensation pursuant to this consulting agreement was $14,750, and we do not expect his aggregate compensation under this consulting agreement to vary significantly during 2025. The Board determined that none of these transactions would interfere with the exercise of independent judgment in carrying out director responsibilities.

By virtue of his employment with the Company as Chief Executive Officer, Ryan Spencer is not an independent director.

BOARD LEADERSHIP STRUCTURE

Our Board is currently chaired by Scott Myers. The duties of the chairperson include presiding over all meetings of the Board, preparing the agenda for Board meetings in consultation with the Chief Executive Officer and other members of our Board, and calling and presiding over meetings of non-employee directors. Our Board believes that separation of the positions of chairperson and Chief Executive Officer reinforces the independence of our Board in its oversight of our business and affairs. In addition, such separation helps create an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of our Board to monitor whether management’s actions are in the best interests of our Company and its stockholders. Our Board leadership structure is reviewed regularly by our Board.

MEETINGS OF THE BOARD OF DIRECTORS

During 2024, our Board met 12 times. All Board members attended at least 75% or more of the aggregate number of the meetings of the Board and the committees on which the member served, that were held during the portion of 2024 for which they were a director or committee member. We have a policy encouraging our directors’ attendance at our annual meetings. There were four out of nine then-serving directors in attendance at our 2024 Annual Meeting of Stockholders.

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DIRECTOR RECRUITMENT, NOMINATION AND SUCCESSION PLANNING

Our Board and the Nominating and Corporate Governance Committee believe that periodic Board refreshment enhances the effectiveness of the Board and is an essential element of sound corporate governance. The Nominating and Corporate Governance Committee monitors the Board composition for size, competence, relevant skills, diversity, tenure, collegiality and independence as well as individual performance, as appropriate.

The Nominating and Corporate Governance Committee conducts a rigorous process to identify director candidates and recommend the strongest possible director nominees to the full Board. The Nominating and Corporate Governance Committee conducts an ongoing refreshment/succession planning process and has retained an executive search firm to assist in identifying prospective director candidates. During 2024, the Board engaged the services of OCCAM Global LLC (“Occam”) to help identify candidates for director as part of our ongoing board refreshment program, and Occam identified both Emilio Emini, Ph.D and Lauren Silvernail. In addition, the Nominating and Corporate Governance Committee considers director candidates recommended or nominated by stockholders. As part of the annual board assessment process, the Nominating and Corporate Governance Committee considers the skills and experience that best serve Dynavax and the Board and addresses gaps or succession issues.

When selecting candidates for recommendation to the Board, the Nominating and Corporate Governance Committee considers the attributes of the candidates and the needs of the Board and strives to review all candidates in the same manner, regardless of the source of the recommendation. In evaluating director nominees, a candidate is expected to have certain minimum qualifications, including industry experience, financial literacy, integrity and adherence to highest ethical standards, leadership ability, mature judgment and being able to work collegially with others. In addition, factors such as the following may be considered:

•	the independence standards as set forth in the applicable Nasdaq listing standards;

•	the presence of any material interests that could cause a conflict between our interests and the interests of the director nominee;

•	the director nominee’s ability to make independent analytical inquiries and exercise his or her best business judgment in the interest of all stockholders;

•	the director nominee’s demonstrated knowledge, skills and experience at high levels in successful organizations;

•	the director nominee’s experience relevant to our operations, including vaccine commercial operations, vaccine and other clinical development, business development, finance and capital allocation, risk management, and public health and government affairs in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	leadership ability and a proven record of accomplishment;

•	the director nominee’s ability to devote sufficient time to the business of the Board and at least one of the standing committees of the Board, in light of the number of other boards on which the director nominee serves and the other business and professional commitments of the director nominee;

•	the appropriate size and the diversity of the Board;

•	how the director nominee’s skills and experience would complement and enhance the Board’s overall mix of skills and experience; and

•	the director nominee’s experience with accounting rules and practices.

Before the Nominating and Corporate Governance Committee recommends a qualified director nominee to the Board for consideration, the nominee is interviewed by each Nominating and Corporate Governance Committee member as well as the Chairperson of the Board and meets with the Chief Executive Officer and other senior executives.

The Nominating and Corporate Governance Committee and the Board believe that all directors should have sufficient time and attention to devote to Board duties and to otherwise fulfill the responsibilities required of directors. In assessing whether directors and director nominees have sufficient time and attention to devote to Board duties, the Nominating and Corporate Governance Committee considers, among other things, whether directors may be “overboarded,” which refers to the situation where a director serves on an excessive number of boards. The Nominating and Corporate Governance Committee and our Board believe that each of our directors has demonstrated the ability to devote sufficient time and attention to Board duties and to otherwise fulfill the responsibilities required of directors.

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As a part of our Board refreshment process, on January 27, 2025, the Board announced the appointment of two new independent directors, Dr. Emilio Emini and Lauren Silvernail. The Board also announced that Peggy Phillips, who has served on the Board since 2006 would retire at the Annual Meeting and that Julie Eastland would resign from the Board at the Annual Meeting given her recent appointment as a chief executive officer of another public company. Following these two departures, the Board will have nine directors.

MAJORITY VOTE POLICY FOR UNCONTESTED ELECTIONS

Our Corporate Governance Guidelines include a provision whereby any nominee for director in an uncontested election would submit an offer of resignation for consideration by the Nominating and Corporate Governance Committee of the Board, if such nominee receives a greater number of “Withhold” votes than “For” votes. The Nominating and Corporate Governance Committee would then consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. Promptly following the Board’s decision, we would disclose that decision and an explanation of such decision in a filing with the SEC or press release. If Deep Track proceeds to nominate four candidates to stand for election as directors at the Annual Meeting and all such nominations have not been withdrawn or abandoned by Deep Track, due to the contested nature of such an election, this policy will not apply with respect to the election of directors at the Annual Meeting by its own terms.

BOARD’S ROLE IN RISK OVERSIGHT

Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing the Company. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our Board does not have a standing risk management committee but rather administers this oversight function directly through our Board as a whole as well as through our standing committees. In particular, our Board is responsible for monitoring and assessing strategic risk exposure generally. Our Audit Committee has the responsibility to oversee our major financial risk exposures and the steps our management has taken to monitor and control these exposures as well as oversight of our enterprise risk management program. Our Audit Committee also monitors compliance with legal and regulatory requirements, including cybersecurity and healthcare regulations and industry standards, oversees our guidelines and policies with respect to risks relating to data privacy, technology and information security, oversees the performance of our internal audit function and approves or disapproves any related-persons transactions. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, oversees our ESG and sustainability initiatives including compliance with applicable rules, and manages the process for annual director self-assessment and evaluation of the Board. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

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COMMITTEES OF THE BOARD OF DIRECTORS

     Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal year 2024 for each of the

Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Scott Myers(2)
Francis R. Cano, Ph.D.			Member
Julie Eastland(1)	Chair*
Emilio Emini, Ph.D.
Daniel L. Kisner, M.D.		Member	Chair
Brent MacGregor			Member
Peter R. Paradiso, Ph.D.		Member
Peggy V. Phillips(1)	Member	Chair
Lauren Silvernail(2)
Elaine Sun	Member*
Total Members	3	3	3
Total Meetings	4	8	5
*	Qualified Audit Committee Financial Expert
(1)	In January 2025, each of Ms. Eastland and Ms. Phillips notified the Company that she will be retiring and resigning from the Board, respectively, effective immediately prior to the Annual Meeting.
(2)	The Board intends to appoint Ms. Silvernail as a member and chairperson of the Audit Committee of the Board, Mr. MacGregor as a member of the Audit Committee of the Board and Mr. Myers as a member and chairperson of the Compensation Committee of the Board, each to be effective as of the date of the Annual Meeting.

Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. Our Board has determined that each member of each committee meets the applicable SEC and Nasdaq independence requirements.

AUDIT COMMITTEE

For 2024, our Audit Committee was composed of three independent directors: Mses. Eastland (Chairperson), Phillips and Sun.

The Board determined that each of Mses. Eastland and Sun qualified as an “audit committee financial expert,” as defined in applicable SEC rules, and that each member of the Audit Committee is financially sophisticated.

The Audit Committee operates under a written charter that is available on the Company’s website at https://investors.dynavax.com/corporate-governance.

Among other things, the charter specifically requires our Audit Committee to:

•	review and monitor the policies and procedures adopted by the Company to fulfill its responsibilities regarding the fair and accurate presentation of the Company’s financial statements;

•	appoint, compensate, and oversee the work of the Company’s independent registered public accounting firm;

•	approve and monitor all audit and non-audit services performed by the Company’s independent registered public accounting firm;

•	consider and approve or disapprove any related party transaction as defined under the SEC Regulation S-K Item 404, to the extent required by SEC regulations and Nasdaq rules;

•	consult and discuss with management and the independent registered public accounting firm regarding the effectiveness of the Company’s internal controls over financial reporting;
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•	establish, review, oversee and monitor compliance with procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	review the Company’s risk management, risk assessment and major risk exposures with respect to financial, accounting, privacy, and cybersecurity and information technology risks;

•	review and evaluate the Company’s accounting principles and systems of internal controls; and

•	review and discuss the disclosure of the Company’s annual audited financial statements and quarterly financial statements, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its periodic reports to be filed with the SEC.

Management is responsible for the financial reporting process, including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Ernst & Young, the Company’s independent registered public accounting firm, is responsible for auditing or reviewing those financial statements. The Audit Committee monitors and reviews these processes.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2024 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Ms. Julie Eastland (Chairperson)

Ms. Peggy V. Phillips

Ms. Elaine Sun

COMPENSATION COMMITTEE

For 2024, our Compensation Committee was composed of three independent directors: Ms. Phillips (Chairperson) and Drs. Kisner and Paradiso. All members of the Compensation Committee are “outside directors” for purposes of Section 162(m) of the Code and are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.

The Compensation Committee operates under a written charter that is available on the Company’s website at https://investors.dynavax.com/corporate-governance.

Among other things, the charter specifically requires our Compensation Committee to:

•	Annually review and approve the Company’s corporate performance goals and objectives relevant to Chief Executive Officer compensation, evaluate the Chief Executive Officer’s performance in light of such goals and objectives, and recommend to the Board the Chief Executive Officer’s compensation level based on this evaluation. In determining the long-term incentive component of the Chief Executive Officer’s compensation, the Compensation Committee will consider the Company’s performance and relative stockholder return, the value of similar incentive awards to Chief Executive Officers at comparable companies, and the awards given to the Company’s Chief Executive Officer in past years;

•	annually review and make recommendations to the Board with respect to incentive compensation plans and equity-based plans;

•	annually review Director compensation and make recommendation to the Board;

•	administer the Company’s incentive-compensation plans and equity-based plans as in effect and as adopted from time to time by the Board provided that the Board shall retain the authority to interpret such plans;
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•	annually review and approve for the Company’s executive officers as defined in Rule 16a-1(f) of the Exchange Act: i) annual base salary levels; ii) annual incentive compensation levels; iii) long-term incentive compensation levels; and iv) employment agreements, severance agreements, change of control agreements/provisions and any other compensatory arrangements, in each case as, when and if appropriate;

•	make regular reports to the Board; and

•	perform such other functions and have such other powers consistent with the Compensation Committee Charter, the Company’s Amended and Restated Bylaws and governing laws as the Compensation Committee or the Board may deem appropriate.

Under its charter, our Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. Our Compensation Committee has authorized and delegated authority to our Chief Executive Officer to grant stock options to employees and consultants who are not officers of the Company from pre-approved pools and in accordance with guidelines designated for new hire and annual grants. The purpose of this delegation is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-executive employees, particularly new employees, within specified limits and values approved by our Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee at any time has been one of our officers or employees or an officer or employee of one of our subsidiaries at any time during the fiscal year ended December 31, 2024. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our Board or Compensation Committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

For 2024, our Nominating and Corporate Governance Committee was composed of three independent directors: Drs. Kisner (Chairperson) and Cano and Mr. MacGregor.

The Nominating and Corporate Governance Committee operates under a written charter that is available to stockholders on the Company’s website at https://investors.dynavax.com/corporate-governance.

Among other things, the charter specifically requires the Nominating and Corporate Governance Committee to: establish criteria for Board qualification and membership;

•	Identify, review, evaluate and recommend candidates to serve as directors of the Company;

•	review, evaluate and recommend incumbent directors for nomination for reelection;

•	identify candidates to fill vacancies and newly created directorships;

•	periodically review and assess the performance of the Board, including Board committees;

•	annually recommend to the Board the chairmanship and membership of each committee and consider the Board’s leadership structure;

•	review any stockholder proposals submitted for inclusion in the proxy statement and make recommendations to the Board;

•	together with Company management, review succession planning;

•	together with Company management, assess the Company’s existing governance guidelines and determine whether changes are warranted;

•	review the adequacy of our certificate of incorporation and bylaws and recommend to the Board, as conditions dictate, proposed amendments to our certificate of incorporation and bylaws; and

•	provides general oversight of our ESG strategy, targets, policies, performance, and reporting, and reviews and discusses with management practices with respect to ESG matters that are expected to have a significant long- and short-term impact on the Company’s performance, business activities, or reputation.
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In identifying potential director candidates, the Nominating and Corporate Governance Committee considers Board candidates through a variety of methods and sources. These include suggestions from current Board members, senior management, stockholders, professional search firms and other sources. The Nominating and Corporate Governance Committee considers director candidates recommended by stockholders in the same manner as candidates identified through other sources.

This consideration of stockholder recommendations is separate from stockholder nominations of directors made pursuant to the advance notice provisions set out in the Company’s Amended and Restated Bylaws and pursuant to Section 14 of the Exchange Act. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria discussed in “Director Recruitment, Nominations and Succession Planning” set forth above, based on whether or not the candidate was recommended by a stockholder. See “Questions and Answers about the Annual Meeting—When are stockholder proposals due for the 2026 Annual Meeting?” for further information on the advance notice provisions by which stockholders can submit director nominees for election. See “Background of the Solicitation” for further information on the Nominating and Corporate Governance Committee’s evaluation of the Board Nominees.

DIRECTOR COMPENSATION

NON-EMPLOYEE DIRECTOR COMPENSATION PHILOSOPHY

Our non-employee director compensation philosophy is based on the following guiding principles:

•	aligning the long-term interests of stockholders and directors; and

•	compensating directors appropriately and adequately for their time, effort and experience.

The elements of director compensation consist of annual cash retainers and equity awards, as well as customary and usual expense reimbursement in attending Board and committee meetings (the “Director Compensation Policy”). In an effort to align the long-term interests of our stockholders and non-employee directors, the mix of cash and equity compensation has historically been, and is currently, weighted more heavily to equity.

The Board approves changes to the Director Compensation Policy after considering recommendations of the Compensation Committee. The Compensation Committee reviews the Director Compensation Policy every year. When reviewing the policy, the Compensation Committee believes it is important to be informed as to current compensation practices of comparable publicly held companies in the life sciences industry, especially to understand the demand and competitiveness for attracting and retaining the expertise of highly qualified individuals. Based on this review and the recommendation of Alpine Rewards LLC (“Alpine”), the Compensation Committee recommended changes to the Director Compensation Policy in 2024 and in 2025, that were approved by the Board.

Our 2018 Equity Incentive Plan provides a cap on the aggregate value of all cash and equity-based compensation paid annually to our non-employee directors. Non-employee directors may not be paid more than $200,000 in cash compensation per year or receive equity grants with a total value of more than $800,000 under any plans except newly appointed or elected non-employee directors may receive an initial equity grant with total value of $1,200,000. The value of equity awards is based on the grant date fair value of such awards for financial reporting purposes.

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CASH COMPENSATION ARRANGEMENTS

During 2024, under our Director Compensation Policy, each member of our Board who was not an employee or officer of the Company received the following cash compensation for Board services:

•	A $100,000 annual retainer for service as Chair of the Board or, alternatively, a $50,000 annual retainer for service as a member of the Board;

•	A $20,000 annual retainer for the Chair of the Audit Committee and a $10,000 annual retainer for each additional member of the Audit Committee (under the amended Non-Employee Director Compensation Policy, which became effective in January 2025 (“Amended Director Compensation Policy”), this annual retainer increased to $25,000 for the Chair of the Audit Committee and $12,500 for each additional member of the Audit Committee);

•	A $15,000 annual retainer for the Chair of the Compensation Committee and a $7,000 annual retainer for each additional member of the Compensation Committee (under the Amended Director Compensation Policy, this annual retainer increased to $20,000 for the Chair of the Compensation Committee and $10,000 for each additional member of the Compensation Committee); and

•	A $10,000 annual retainer for the Chair of the Nominating and Corporate Governance Committee and $5,000 annual retainer for each additional member of the Nominating and Corporate Governance Committee.

Cash compensation is paid on a quarterly basis, in advance, except that for new appointments (whether to the Board or to a committee seat not previously held) the fees for that quarter are pro-rated based on the actual number of days served during such quarter. We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board and committees of our Board.

EQUITY COMPENSATION

The below summarizes our equity compensation program during 2024 for non-employee directors under the Director Compensation Policy:

•	Each new director automatically receives an initial equity award (“Initial Grant”) upon the date each such person is elected or appointed to the Board that vests in equal annual installments over three years, provided the director continues to provide services to us through each vesting date;

•	The Initial Grant consists of a non-qualified stock option and an RSU, together equal to the stock option equivalent of 60,000 shares of our common stock (under the Amended Director Compensation Policy, the Initial Grant decreased such that the Initial Grant consists of a non-qualified stock option and an RSU, together equal to the stock option equivalent of 57,000 shares of our common stock);

•	On the date of each annual meeting of our stockholders, each non-employee director automatically receives a subsequent equity award (“Subsequent Grant”) that vests in full on the one-year anniversary of the grant date, provided the director continues to provide services to us through each vesting date; and

•	The Subsequent Grant consists of a non-qualified stock option and an RSU, together equal to the stock option equivalent of 30,000 shares of our common stock (under the Amended Director Compensation Policy, the Subsequent Grant increased such that the Subsequent Grant consists of a non-qualified stock option and an RSU, together equal to the stock option equivalent of 38,000 shares of our common stock).
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Each Initial Grant and each Subsequent Grant under the Director Compensation Policy (as well as the Amended Director Compensation Policy) will be delivered such that approximately 75% of the value is delivered as a non-qualified stock option and approximately 25% of the value is delivered as an RSU, using the methodology for determining actual share amounts and the stock option to RSU award ratio most recently approved by the Board or the Compensation Committee. Also, under the Director Compensation Policy (as well as the Amended Director Compensation Policy), a non-employee director’s first Subsequent Grant is reduced to the following:

•	75% of the Subsequent Grant if the service period from the non-employee director’s initial election or appointment date to the annual meeting was 7 or more months but less than 10 months;

•	50% of the Subsequent Grant if the service period from the non-employee director’s initial election or appointment date to the annual meeting was 4 or more months but less than 7 months;

•	25% of the Subsequent Grant if the service period from the non-employee director’s initial election or appointment date to the annual meeting was 1 month or more but less than 4 months; and

•	0% of the Subsequent Grant if the service period from the non-employee director’s initial election or appointment date to the annual meeting was less than 1 month.

DIRECTOR COMPENSATION TABLE

The following table shows certain information with respect to the cash and equity compensation of all non-employee directors of the Company for the fiscal year ended December 31, 2024:

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)(4)	Option Awards(3)(4)	Total
Scott Myers	$100,000	$63,480	$167,157	$330,637
Francis R. Cano, Ph.D.	$55,000	$63,480	$167,157	$285,637
Julie Eastland	$70,000	$63,480	$167,157	$300,637
Daniel L. Kisner, M.D.	$67,000	$63,480	$167,157	$297,637
Brent MacGregor	$55,000	$63,480	$167,157	$285,637
Peter R. Paradiso, Ph.D.(5)	$71,750	$63,480	$167,157	$302,387
Peggy V. Phillips	$75,000	$63,480	$167,157	$305,637
Elaine Sun	$60,000	$63,480	$167,157	$290,637
(1)	Mr. Spencer was an employee director during 2024, and his compensation is fully reflected in the “Summary Compensation Table” below. Mr. Spencer did not receive any additional compensation in 2024 for services provided as a member of our Board.
(2)	Consists of fees earned or paid in 2024 for Board and committee membership as described above.
(3)	Represents the aggregate grant date fair value of stock options and RSUs, as applicable, granted in the fiscal year in accordance with ASC 718. See Note 15 - Equity Plans and Stock-Based Compensation, in the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2025, for a discussion of assumptions we made in determining the compensation costs included in this column. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the non-employee directors.
(4)	As of December 31, 2024, each then-serving non-employee director held outstanding stock options and RSUs to purchase the following numbers of shares of our common stock: Mr. Myers held options to purchase 106,875 shares of our common stock and RSUs covering 25,446 shares of our common stock; Dr. Cano held options to purchase 148,800 shares of our common stock and RSUs covering 16,071 shares of our common stock; Ms. Eastland held options to purchase 142,500 shares of our common stock and RSUs covering 16,071 shares of our common stock; Dr. Kisner held options to purchase 168,200 shares of our common stock and RSUs covering 16,071 shares of our common stock; Mr. MacGregor held options to purchase 142,500 shares of our common stock and RSUs covering 16,071 shares of our common stock; Dr. Paradiso held options to purchase 136,250 shares of our common stock and RSUs covering 16,071 shares of our common stock; Ms. Phillips held options to purchase 168,200 shares of our common stock and RSUs covering 16,071 shares of our common stock; and Ms. Sun held options to purchase 101,250 shares of our common stock and RSUs covering 24,107 shares of our common stock.
(5)	Dr. Paradiso was a consultant during 2024, and his compensation includes an additional $14,750 for consulting fees.
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STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

We make every effort to ensure that the views of our stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Stockholders may communicate with our Board by directing comments, concerns, and questions to the Corporate Secretary at Dynavax Technologies Corporation, 2100 Powell Street, Suite 720, Emeryville, California 94608. Stockholders may also communicate with our Board as a group through our website at https://investors.dynavax.com/corporate-governance/contact-the-board.

Communications will be distributed to the Board, or to any individual directors as appropriate, depending on the nature or subject matter of the stockholder communication. In that regard, our Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be filtered, including product complaints or inquiries, new product suggestions, résumés and other forms of job inquiries, surveys, or business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-employee director upon request. All communications directed to the Audit Committee in accordance with our whistleblower policy that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the chairperson of the Audit Committee.

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PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act of 1934, Dynavax stockholders are being asked to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement, which is commonly referred to as a “say-on-pay vote.” This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers, which results from our compensation philosophy, policies and practices as discussed in this proxy statement. The compensation of our named executive officers subject to the say-on-pay vote is described in the Compensation Discussion and Analysis, the accompanying tables, and the related narrative disclosure contained in this proxy statement.

Our Compensation Committee is responsible for designing and administering our executive compensation programs. Our Compensation Committee firmly believes that Dynavax’s executive compensation programs should reward our named executive officers for performance, and that when key performance objectives are not achieved, the compensation of our named executive officers should reflect as much. We believe that the compensation of our named executive officers, as disclosed in this proxy, reflects this philosophy. In addition, our Compensation Committee believes that the compensation programs for our named executive officers have been instrumental in helping Dynavax be able to attract, retain and motivate our executive team, thereby enabling our company to be in a position to move forward with our business strategy.

Our Board is now asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “For” the following resolution:

“RESOLVED, that the compensation paid to Dynavax’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Although this vote is advisory and the outcome is not binding on our Board, the views expressed by our stockholders, whether through this vote or otherwise, are important to us. As a result, the Board and the Compensation Committee will carefully review the results of this vote, and they will consider these results in making future decisions about our executive compensation programs and arrangements.

We expect that the next advisory vote on the compensation of our named executive officers will be held at the 2026 Annual Meeting of Stockholders.

Vote Required

Approval of this advisory proposal requires the affirmative vote of the majority of shares present (either virtually at the Annual Meeting or by proxy) and entitled to vote on the matter at the Annual Meeting. Abstentions have the same effect as negative votes. Broker non-votes, if any, are counted towards a quorum but are not counted for any purpose in determining whether this Proposal 2 has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 2.

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PROPOSAL 3

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Ernst & Young has audited our financial statements since 2002. Representatives of Ernst & Young are expected to be present at the Annual Meeting. Ernst & Young will have an opportunity to make a statement if it so desires and will be available to respond to appropriate questions.

If the stockholders fail to ratify the selection of Ernst & Young, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required

The affirmative vote of the majority of shares present (either virtually at the Annual Meeting or by proxy) and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young. Abstentions have the same effect as negative votes. Broker non-votes, if any, are counted towards a quorum but are not counted for any purpose in determining whether this Proposal 3 has been approved.

To the extent that Deep Track does not provide stockholders who hold their shares in street name a proxy card or proxy voting instruction form, a broker, bank or other nominee would be able to vote such shares held in street name upon this proposal routinely, although it is possible that a broker, bank or other nominee may choose not to exercise such discretionary authority. However, if Deep Track provides stockholders who hold their shares in street name with a white proxy card or white voting instruction form, Proposal 3 will not be considered a “routine” matter, and your broker will not be able to vote your shares held in street name on this Proposal 3 without your instructions.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 3.

AUDIT FEES

In connection with the audit of our 2025 financial statements, we entered into an engagement agreement with Ernst & Young which sets forth the terms by which Ernst & Young will perform audit services for us.

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2024 and 2023 by Ernst & Young, our principal auditors. The Audit Committee pre-approved all services described below.

	Fiscal Year Ended
	2024	2023
Audit Fees(1)	$1,837,265	$1,791,849
Audit Related Fees	—	—
Tax Fees(2)	24,303	65,210
All Other Fees(3)	—	2,000
Total Fees	$1,861,568	$1,859,059
(1)	Audit fees include fees for the audit of our consolidated financial statements and interim reviews of our quarterly financial statements, including compliance with the provisions of Section 404 of the Sarbanes-Oxley Act as well as fees related to registration statements, consents and other services related to SEC matters.
(2)	Tax fees include Section 382 study and other tax advisory services.
(3)	All other fees represent subscription fees for an online accounting research tool and related database.
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PRE-APPROVAL POLICIES AND PROCEDURES

Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young. Under the policy, the Audit Committee pre-approves specified services in the defined categories of audit services, audit-related services, tax services and all other services up to specified amounts. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an interim basis by the Audit Committee Chair, as needed and on a case-by-case basis before the independent registered public accounting firm is engaged to provide each service.

The Audit Committee has determined that services rendered by Ernst & Young are compatible with maintaining the principal auditors’ independence.

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PROPOSAL 4

AMENDMENT AND RESTATEMENT OF THE COMPANY’S RESTATED CERTIFICATE OF
INCORPORATION TO PROVIDE FOR THE PHASED DECLASSIFICATION OF THE COMPANY’S BOARD OF DIRECTORS
AND TO IMPLEMENT CERTAIN OTHER CHANGES

Our Restated Certificate of Incorporation currently provides for a classified Board consisting of three classes of directors, with each class of directors serving staggered three-year terms. As a result, only one class of directors stands for election at each of our annual meetings of stockholders, such that stockholders vote on and elect approximately one-third of the Board each year.

At the Annual Meeting, we are asking stockholders to approve the proposed amendment and restatement of our Restated Certificate of Incorporation, in the form of Restated Certificate of Incorporation attached hereto as Appendix C, to eliminate the classification of our Board over a three-year period starting in 2026, provide for the annual election of all directors beginning at our 2028 Annual Meeting of Stockholders, and make certain conforming and technical changes to our Restated Certificate of Incorporation (the “Declassification Restatement”). Our Board has approved, declared advisable, and recommends that our stockholders adopt the amendment and restatement of our Restated Certificate of Incorporation that provides for the foregoing.

If this proposal is approved, the declassification of our Board would be phased-in over a three-year period, beginning at our 2026 Annual Meeting of Stockholders, at and after which directors would be elected to one-year terms, as the incumbents’ current three-year terms expire. To avoid ambiguity, the Declassification Restatement specifies that directors elected before the Annual Meeting (including those elected at the Annual Meeting itself) will serve out their three-year terms and stand for annual reelection thereafter.

The description in this Proposal 4 of the Declassification Restatement is qualified in its entirety and should be read in conjunction with the actual text of the changes included in the Restated Certificate of Incorporation that would be implemented upon stockholder approval of this Proposal 4, which is marked to show those changes and attached as Appendix C.

Accordingly, the three-year term for the Class I directors elected at our 2022 Annual Meeting of Stockholders would expire as originally scheduled at the Annual Meeting, the three-year term for the Class II directors elected at our 2023 Annual Meeting of Stockholders would expire as originally scheduled at our 2026 Annual Meeting of Stockholders, and the three-year term for the Class III directors elected at the 2024 Annual Meeting of Stockholders would expire as originally scheduled at our 2027 Annual Meeting of Stockholders. Director nominees standing for election at the Annual Meeting would be elected to serve a three-year term until our 2028 Annual Meeting of Stockholders.

The implementation of the declassification of our Board pursuant to the proposed amendment and restatement would commence at our 2026 Annual Meeting of Stockholders. Director nominees standing for election at our 2026 Annual Meeting of Stockholders and each Annual Meeting of Stockholders thereafter would be elected to serve a one-year term. Beginning with our 2028 Annual Meeting of Stockholders, all directors would stand for annual elections.

Background for the Proposed Amendment and Restatement of our Restated Certificate of Incorporation

Article VII, Section B of our Restated Certificate of Incorporation currently requires that our Board be divided into three classes, each with staggered three-year terms. We established the classified board structure at the time of our initial public offering to promote continuity and stability, to encourage our Board to plan for long-term goals, to provide protection against certain abusive takeover tactics and reinforce a commitment to long-term perspectives and value creation for our stockholders. While the Board continues to believe that all of these objectives of the classified Board are in the best interests of the Company and its stockholders, the Board also recognizes that a classified structure may be perceived to reduce directors’ accountability to stockholders because such a structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. Moreover, many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing these policies. Annual voting allows stockholders to express their views on the individual performance of each director and on the entire board more frequently than with a classified board structure, and provides stockholders with a more active role in shaping and implementing corporate governance policies.

Our Board considered factors weighing in favor of and against continuation of the classified board structure, and determined that it would be in the best interests of the Company and its stockholders to declassify the Board over a phase-in period, such that it will cease to be classified in 2028. This phase-in period is consistent with the approach to declassification used by other public companies and balances the benefits of annual director elections with the Board’s interest in promoting the long-term interests of the Company and its stockholders.

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The text of the proposed amendment and restatement of our Restated Certificate of Incorporation is set forth in Appendix C.

Other Amendments

In addition to declassifying our Board on a phased basis, the Declassification Restatement will also implement other changes to conform certain cross-references to the Company’s Amended and Restated Bylaws, as they were amended and restated subsequent to the date of the Company’s original certificate of incorporation.

Effective Date of Declassification Restatement

If stockholders approve and adopt the Declassification Restatement, it will become effective upon the filing of the proposed amendment and restatement of our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which the Company intends to file promptly after the requisite vote for this Proposal 4 is obtained at the Annual Meeting. The Board will also make conforming changes to the Company’s Amended and Restated Bylaws immediately following the effectiveness of the Declassification Restatement.

Impact if the Declassification Restatement is Not Adopted

If our stockholders do not approve this Proposal 4, we will continue to have a classified Board, with directors serving staggered, three-year terms.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the shares of common stock issued and outstanding as of the Record Date. Abstentions and broker non-votes have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 4.

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EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of April 14, 2025:

Name	Age	Position
Ryan Spencer(1)(2)	47	Chief Executive Officer and Director(2)
Kelly MacDonald(2)	41	Senior Vice President, Chief Financial Officer(2)
David F. Novack	63	President and Chief Operating Officer
John L. Slebir	59	Senior Vice President, General Counsel
Robert Janssen, M.D.	71	Chief Medical Officer and Senior Vice President, Clinical Development, Medical and Regulatory Affairs

(1)	Please see “Proposal 1 – Election of Directors” in this proxy statement for more information about Mr. Spencer.
(2)	On March 29, 2024, we appointed Ryan Spencer to serve in a temporary capacity as interim Chief Financial Officer while Ms. MacDonald was on maternity leave. Ms. MacDonald resumed her role as Chief Financial Officer on August 1, 2024, upon her return from maternity leave.

Kelly MacDonald – Senior Vice President, Chief Financial Officer

Ms. MacDonald joined Dynavax in March 2021 as Senior Vice President, Chief Financial Officer, and Principal Financial Officer, and Ms. MacDonald was appointed as Principal Accounting Officer in February 2025. Prior to Dynavax, Ms. MacDonald worked at Ironwood Pharmaceuticals, Inc. from 2013 to 2021 where she held roles of increasing responsibility. In her final role at Ironwood, Ms. MacDonald served as Chief Accounting Officer and Vice President, Finance where she led the Company’s corporate accounting and finance processes, enterprise risk management, treasury and capital allocation strategy. While at Ironwood, she also had various other finance and accounting managerial roles where she provided financial advice on the company’s strategic planning, accounting policies, R&D portfolio management, global business development, product launches and commercial execution. Prior to that, from 2006 to 2013, Ms. MacDonald worked at PriceWaterhouseCoopers, LLP, ultimately serving as a Manager in the Health Industries Assurance Practice, primarily serving clients in life sciences and technology sectors. Ms. Macdonald is a CPA (MA, inactive) and holds a Master of Business Administration from the Isenberg School of Management at the University of Massachusetts and a Bachelor of Science in Accounting from Fairfield University.

David F. Novack – President and Chief Operating Officer

Mr. Novack joined Dynavax in March 2013 as Senior Vice President, Operations and Quality, served as an interim co-President between May and December 2019, and has served as our President and Chief Operating Officer since December 2019. Mr. Novack was formerly with Novartis Vaccines & Diagnostics where he served since 2009 as the Global Head of Technical Operations for Diagnostics and previously from 2007 to 2009 as the Global Head of Vaccine Manufacturing Strategy. Prior to Novartis, Mr. Novack was the Vice President, Business Development for Vaxin, Inc., a vaccine company, from 2004 to 2006. From 1993 until 2004, Mr. Novack worked at MedImmune, formerly Aviron, serving in several capacities including business development, manufacturing, contract operations, and supply chain. Previously, from 1989 to 1993, Mr. Novack was with American Cyanamid Company in various roles. Mr. Novack received a B.S. in Biology from State University of New York and an M.B.A. from Columbia University.

John L. Slebir – Senior Vice President, General Counsel

Mr. Slebir joined Dynavax in June 2021 and currently serves as Senior Vice President, General Counsel. Mr. Slebir has more than 20 years of experience in life sciences and 30 years of corporate law practice. Prior to Dynavax, Mr. Slebir worked at VIVUS, Inc., a biopharmaceutical company, from 2009 to June 2021 in roles of increasing responsibility within the organization. In his final role at VIVUS, Mr. Slebir served as Senior Vice President, Business Development, General Counsel, Chief Compliance Officer, and Corporate Secretary. While at VIVUS, Mr. Slebir was involved in broad aspects of the company’s commercial and clinical development partnering efforts, commercial and supply chain alliance management, corporate governance, securities laws and periodic reporting, risk management, commercial and regulatory compliance and submissions, director and executive compensation, and intellectual property protection. Before joining VIVUS, Mr. Slebir served for over 10 years as an attorney at Wilson Sonsini Goodrich & Rosati, P.C., specializing in corporate securities and corporate governance. Mr. Slebir holds a B.A. in Communications from San Diego State University and a J.D. from Santa Clara University School of Law.

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Robert Janssen, M.D. – Chief Medical Officer and Senior Vice President, Clinical Development, Medical and Regulatory Affairs

Dr. Janssen was appointed Chief Medical Officer and Senior Vice President, Clinical Development, Medical and Regulatory Affairs in January 2018. Dr. Janssen was appointed Chief Medical Officer and Vice President, Clinical Development and Regulatory Affairs in July 2013. He served as Dynavax’s Vice President, Medical Affairs since November 2012 and was previously Senior Director, Clinical Development at Dynavax from 2010 through 2012, during which time he was extensively involved with Phase 3 clinical development of HEPLISAV-B and its U.S. and European licensing applications. Prior to joining Dynavax, Dr. Janssen was Vice President, Medical Affairs at Gilead from 2008 to 2010 where he was responsible for oversight of physician and health care provider education focused on HIV and hepatitis B therapies. Until 2008, Dr. Janssen spent 23 years at the U.S. Centers for Disease Control and Prevention (“CDC”), most recently as the Director of the Division of HIV/AIDS Prevention from 2000 to 2008. Under his leadership, the CDC first explored HIV treatment as a mode of HIV prevention and launched several of the earliest Phase 3 trials of pre-exposure prophylaxis for HIV. Dr. Janssen received a Bachelor of Arts degree with Honors in Humanities from Stanford University and his M.D. degree from the University of Southern California. He is a neurologist with training in virology received at the University of Pennsylvania. Dr. Janssen has been the beneficiary of numerous honors and awards during his career. He has published over 150 scientific articles in a variety of journals and has served as a reviewer for leading scientific journals.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses our executive compensation philosophy and practices and provides an overview of the Compensation Committee’s 2024 decisions for the following named executive officers (“NEOs”):

•	Ryan Spencer, Chief Executive Officer and Director;

•	Kelly MacDonald, Senior Vice President, Chief Financial Officer;

•	David F. Novack, President and Chief Operating Officer;

•	John Slebir, Senior Vice President, General Counsel; and

•	Robert Janssen, M.D., Chief Medical Officer and Senior Vice President, Clinical Development, Medical and Regulatory Affairs.

Overview

Our Business

We are a commercial stage biopharmaceutical company developing and commercializing innovative vaccines to help protect the world against infectious diseases. We are currently focused on our efforts to drive long-term stockholder value by driving growth and maximizing the value of our lead commercial asset, HEPLISAV-B adult hepatitis B vaccine, advancing our portfolio of differentiated vaccine candidates leveraging our core technology, CpG 1018® vaccine adjuvant, and identifying strategic opportunities to accelerate growth.

Our first marketed product, HEPLISAV-B [Hepatitis B Vaccine (Recombinant), Adjuvanted], is approved in the United States, the European Union and the United Kingdom for prevention of infection caused by all known subtypes of hepatitis B virus (“HBV”) in adults aged 18 years and older.

We are advancing a pipeline of differentiated product candidates that leverage our CpG 1018 adjuvant to develop vaccines in indications with unmet medical needs. These programs include vaccine candidates under development for shingles and plague.

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Overview of 2024 Performance

We believe that 2024 was another highly transformative year for Dynavax, where we made substantial progress against our core strategic priorities:

•	Drive growth in HEPLISAV-B [Hepatitis B Vaccine (Recombinant), Adjuvanted];

•	Advance our differentiated pipeline programs into clinical trial initiations and data readouts; and

•	Identify strategic opportunities to accelerate growth, while maintaining a disciplined allocation of capital aligned with corporate strategy to deliver long-term value through internal and external innovation.

We successfully executed on these key objectives over the course of the year. Some of the key highlights include:

•	Once again producing all-time high net revenue for our HEPLISAV-B vaccine: $268.4 million, or 26% growth;

•	Successfully advancing multiple clinical programs;

•	Continuing our disciplined and balanced approach to capital allocation, including, but not limited to our $200.0 million share repurchase program authorized by our Board for execution during 2024 and 2025;

•	Ending 2024 with $713.8 million in cash, cash equivalents and marketable securities, after implementing the $100.0 million share repurchase described above;

•	Rationalizing R&D spend by terminating our Tdap program after results from a long-term phase 1 extension study did not demonstrate a sufficiently differentiated profile that we believed would be commercially viable, despite our belief that it would be an effective product;

•	Improving our capital position by generating $66.5 million in cash from operations during the year; and

•	Continuing our disciplined overall approach to capital allocation, including maintaining selectivity in evaluating potential opportunities for organic and inorganic growth.

We believe these accomplishments have put us in a strong position to further advance the business and strategy during 2025 and beyond.

Key 2024 Highlights and Performance Against Core Priorities

During the 2024 performance year and early 2025, we achieved the following in connection with our core priorities described above:

Drive Growth of HEPLISAV-B [Hepatitis B Vaccine (Recombinant), Adjuvanted]

•	To further leverage the CDC’s Advisory Committee on Immunization Practices (“ACIP”) recommendation that all adults aged 19-59 should be vaccinated against hepatitis B (“ACIP Recommendation”), during 2024, we refined our sales approach as well as our targeting and marketing efforts, and realigned our sales organization to focus on expanding our market share in integrated delivery networks and large clinics (“IDNs”) and retail pharmacy, two of the largest and fastest growing segments we market to.

•	These efforts resulted in total market share growth over the year, increasing HEPLISAV-B share of the total U.S. adult market to approximately 44%, compared to approximately 42% at the end of 2023, and demonstrated progress towards achieving our goal of 60% market share by 2030.

•	HEPLISAV-B market share gains, coupled with hepatitis B market expansion, drove HEPLISAV-B net product revenue to $268.4 million, representing a 26% increase compared to 2023 and another all-time high for the brand.
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Advance our Differentiated Vaccine Pipeline Programs into Clinical Trial Initiations and Data Readouts

•	Our shingles vaccine program, Z-1018, is an investigational vaccine candidate being developed for the prevention of shingles in adults aged 50 and older. Enrollment in the Phase 1/2 randomized, active-controlled, dose escalation, multicenter trial was completed in 2024, with approximately 440 healthy adults aged 50 to 69 years enrolled at trial sites in Australia. The trial will evaluate the safety, tolerability, and immunogenicity of Z-1018 compared to Shingrix. Key objectives of the trial include selecting the optimal glycoprotein E (gE) protein dose level and dosing schedule for further clinical development. We anticipate reporting top line immunogenicity and safety data in the third quarter of 2025.

•	We are developing a plague (rF1V) vaccine candidate adjuvanted with CpG 1018 adjuvant, in collaboration with, and fully funded by, the U.S. Department of Defense (“DoD”). In late 2024, we completed a Phase 2 clinical trial evaluating the immunogenicity, safety, and tolerability in adults of a plague (rF1V) vaccine candidate adjuvanted with CpG 1018. Based on the results from that study, we executed a new agreement with the DoD for approximately $30.0 million through the first half of 2027 to support additional Phase 2 clinical and manufacturing activities.

Identify Strategic Opportunities to Accelerate Growth, While Maintaining a Disciplined and Balanced Approach to Capital Allocation

•	Acceleration of Growth, Disciplined Allocation of Capital

•	As noted above, during 2024 we refined our sales approach to further leverage the ACIP Recommendation. This helped drive hepatitis B market expansion through marketing and education efforts, and captured additional share of the expanding U.S. adult hepatitis B market to approximately 44% in 2024, demonstrating our progress towards achieving our goal of 60% market share by 2030. HEPLISAV-B net product revenue reached $268.4 million for 2024. HEPLISAV-B’s estimated share of the U.S. adult hepatitis B market increased two points to approximately 44%.

•	During 2024, we and our Board also authorized a $200.0 million share repurchase program, demonstrating our balanced approach to capital allocation. At the end of 2024, cash, cash equivalents and marketable securities were $713.8 million, after implementing the $100.0 million share repurchase pursuant to our Accelerated Share Repurchase transaction announced on November 11, 2024, compared to $742.3 million at the end of 2023.

•	Strategic opportunities evaluation, corporate development strategy

•	We integrated new members of our corporate development team, including a veteran Chief Business Officer, and have leveraged their experience and expertise, including strategic finance, strategic marketing and new product planning;

•	We further defined our search and evaluation efforts to prioritize opportunities based on a comprehensive process which takes into consideration, among other factors, the following: overall commercial opportunity and total addressable market, product profile and competitive differentiation, competitive landscape, regulatory and clinical considerations, approximate cost to acquire, approximate costs to advance to commercial-stage, financial synergies, potential risk-adjusted outcomes, and evaluated using internal rate of return and other financial hurdles relative to alternative investments;

•	We engaged external advisors and expert consultants to supplement our team as needed; and

•	We evaluated numerous opportunities while staying consistent with desire to maintain discipline and selectivity.
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Compensation Governance Highlights

What we do	What we do not do

Design overall executive compensation programs to align pay with performance	No excessive change in control or severance payments

Tie a significant proportion of equity awards to performance-based vesting	No single-trigger change in control cash payments

Design non-equity incentive plans to incorporate personal, financial and/or operational performance goals	No repricing of underwater stock options without stockholder approval

Engage an independent compensation consultant to guide compensation plan designs	No incentive programs with uncapped performance modifiers and/or payout

Seek input from, listen to and respond to stockholders, incorporating reasonable changes to compensation approach as appropriate	No excise tax gross-ups

Conduct an annual say-on-pay vote	No excessive perquisites

Prohibit hedging and pledging by executive officers and directors	No guaranteed bonuses

Maintain a clawback policy to recoup incentive-based compensation awards under certain circumstances	No incentive to undertake excessive risks are built into our compensation plans

Consideration of Our Prior Say-on-Pay Votes and Related Stockholder Engagement

Fostering long-term relationships and maintaining trust and dialog with our stockholders has been a key priority for us. In 2016, our Board adopted, and our stockholders approved, a policy that we would hold a say-on-pay vote on a yearly basis, a practice we have since maintained. Since initiating an annual say-on-pay practice, we have experienced continued favorable voting results. In the past three years, our stockholders have voted in favor of our pay practices, with approximately 93%, 92% and 96% support for fiscal years 2022, 2023, and 2024, respectively.

We routinely engage with our stockholders and obtain feedback throughout the course of the year. In addition to seeking input through our say-on-pay vote, we also seek feedback from the governance teams of our largest institutional stockholders each year pertaining to executive compensation, governance as well as other topics of interest to them. We also consider feedback from Institutional Shareholder Services and Glass Lewis (together, the “Proxy Advisory Firms”), in addition to the say-on-pay voting results of the prior year’s say-on-pay proposal as noted above. These outreach and feedback mechanisms complement the many touchpoints our investor relations team has with stockholders throughout the year. In addition, on a more informal basis, we also engage with our stockholders through industry and corporate governance conferences and informal exchanges in other settings. During 2024, we continued this long-standing practice, conducting over 300 meetings with investors and analysts, including 90% of our top 10 actively managed stockholders. In the first quarter of 2025, we met with over 80 investors and analysts.

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During our prior discussions with stockholders, which generally include an opportunity for detailed questions, none of our stockholders have expressed any significant concerns about our executive compensation practices, although the Proxy Advisory Firms and certain stockholders have previously expressed a preference for us to increase the percentage of executives’ equity awards that use performance-based vesting, rather than time-based vesting. Based on this feedback, in 2023, the Compensation Committee increased the performance-based portion of the NEOs’ equity awards from 12.5% to 30% for 2023. This percentage represents the portion of the stock option equivalents awarded to each NEO that is tied to a performance metric rather than time-based vesting. Stock option equivalents are calculated as (number of stock options granted) plus (full value awards divided by 1.4).

We further increased this proportion to 33% for 2024. We have not made any other changes to our executive compensation policies or processes as a result of our say-on-pay vote or stockholder feedback for 2024. We will monitor and continually evaluate our compensation program going forward, taking into account our stockholders’ views, input from our independent compensation consultant, peer group practices, evolving market dynamics and our transforming business needs, including, but not limited to, recruitment and retention.

Executive Compensation Philosophy and Objectives

We believe our NEOs’ compensation should align our executives’ interests with that of our stockholders over the long-term through achievement of strategic corporate objectives that are fundamental to our business and that are intended to create long-term stockholder value. Our executive compensation programs are designed to be competitive within our industry and within our peer group to enable us to attract, motivate, reward, and retain outstanding talent. Our compensation programs are based on the following key principles:

•	Directly link a meaningful proportion of pay to performance and achievement of corporate and individual goals;

•	Clearly align our executives’ interests with those of our stockholders by using equity compensation as well as cash incentive programs using goals that we believe help drive long-term stockholder value;

•	Based on past performance, make corresponding adjustments over time to various compensation components, including future salary increases, bonus multipliers, and equity grants to incentivize future performance;

•	Achieve a mix of cash and equity within overall compensation that is competitive in the industry in which we compete for executive talent and that appropriately balances short- and long-term decision making; and

•	Recognize individual contributions, teamwork and corporate performance.

Elements of Executive Compensation

Our executive team continues to manage a changing and increasingly complex business as we advance a differentiated vaccine pipeline and identify strategic opportunities to accelerate growth. We strive to recognize these efforts by compensating our NEOs for the demands and risks associated with our business through three primary elements that are designed to reward performance in a simple and straightforward manner – base salaries, annual performance-based cash incentives and long-term equity incentive awards.

During our annual stockholder outreach in recent years, including in 2023 and in early 2024, our key stockholders did not express any significant concerns about the elements of our executive compensation program, including our use of a mix of stock options and performance-based and time-based RSUs, but encouraged us to increase the proportion of performance-vesting equity, which we did as described above.

During 2024, we provided grants of performance-based RSUs, or “PSUs” as part of our compensation mix, and our PSUs once again included meaningful performance goals that must be met within a designated performance period for any vesting to occur.

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The table below summarizes the purpose and key characteristics of each of our compensation elements.

Element	Purpose	Key Characteristics
Base Salary	Provides a fixed level of compensation for performing the essential elements of the job; gives executives a degree of certainty while having a majority of their total compensation at risk.	Fixed compensation that is reviewed annually and adjusted as appropriate; reflects each NEO’s performance, experience, skills, level of responsibility and the breadth, scope and complexity of the position as well as the competitive marketplace for executive talent specific to our industry.
Annual Cash Incentive Program	Motivates executive officers to achieve corporate and, as applicable, individual business objectives, which we believe serve to increase stockholder value.

Annual cash incentive based on corporate performance, and, as applicable, individual performance compared to pre-established goals and actual accomplishments. For 2024, each of our Chief Executive Officer’s and President and Chief Operating Officer’s annual incentive was based on corporate goals and accomplishments only.

Corporate goals focus on overarching objectives for the Company which we believe support building and maintaining long-term value, while individual objectives are aligned to corporate objectives and other strategic priorities of the Company.

Corporate goals are aligned with our business strategy and weighted by relative importance so that overall corporate achievement can be objectively measured. Cash incentive payments are not guaranteed.

Long-Term Equity Incentive Awards (Stock Options)	Motivates executive officers to achieve our business objectives by tying incentives to the appreciation of our common stock over the long-term.

Stock options are granted with an exercise price equal to the fair market value on the date of grant vesting over three years. The ultimate value realized, if any, depends on the appreciation of our common stock price following the grant. If our stock price does not appreciate, there is no value realized. Each stock option granted has a seven-year term. In determining the aggregate size of equity grants in any given year, the Compensation Committee generally considers the same factors described above under “Base Salary” as well as the criticality of the executive to the long-term achievement of corporate goals.

In 2024, we targeted roughly 34% of our NEOs’ annual equity grant, in terms of option equivalents, to be options.

From time to time, we may also use special grants of stock options to encourage retention or for other purposes as determined by the Board. No such special stock options were granted to NEOs in 2024.

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Element	Purpose	Key Characteristics
Long-Term Equity Incentive Awards (Time-Based Restricted Stock Units, or RSUs, and Performance-Based RSUs, or PSUs)	Motivates executive officers to achieve our corporate objectives by tying compensation to the performance of our common stock over the long-term; provides motivation for our executive officers to remain with the Company by mitigating near-term swings in incentive values during periods of market volatility.

Restricted stock unit awards may vest based on continued service over a specified period of time (“RSU”) and/or achievement of performance goals (“PSU”); the ultimate value realized is a function of our common stock price.

In 2024, we targeted roughly 33% of our NEOs’ annual equity grant, in terms of option equivalents, to be RSU awards and we targeted roughly 33% to be PSU awards. PSUs generally vest upon the Compensation Committee’s certification of achievement of pre-established performance goals over specified performance periods, as discussed below.

In determining the exact number of RSUs or PSUs, we use a conversion factor that recognizes that the implied value of an RSU or PSU is greater than that of a stock option, as discussed above.

Other Compensation	Our executive officers generally participate in the same benefits offered to all other employees, which promote employee health and welfare and assist in attracting and retaining our executive officers.

Indirect compensation elements consisting of programs such as medical, vision, dental, life and accidental death, long-term care and disability insurance as well as a 401(k) plan with a Company matching contribution, and other plans and programs made available to all regular employees.

In addition, we provide our executive officers with supplemental long-term disability insurance benefits which we believe are reasonable in amount and customary in our industry.

Severance and Change in Control Benefits	Serves our retention objectives by helping our named executive officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of a transaction that could result in a change in control of our Company.	Provides protection in the event of a termination of employment under specified circumstances, including following a change in control of our Company as described below under “Potential Payments Upon Change in Control or Involuntary Termination.”
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2024 Executive Compensation Decisions

Overview of Target Compensation Structure

We use the above-mentioned compensation elements to create compensation packages that are heavily weighted toward variable, at-risk pay to help align pay to performance. For 2024, the Compensation Committee used its judgment, as well as market data and input from Alpine, to establish an appropriate mix of fixed and variable pay, as well as short-term and long-term incentive compensation, and cash and equity compensation, for each NEO. The balance between these components may change from year to year based on corporate strategy and objectives, market conditions, and other considerations. For 2024, our CEO and other NEOs had the following target pay mix, which may not sum to one hundred percent due to rounding:

Chief Executive Officer & Director

18% Short-Term
10% Base Salary
8% Target Bonus
22% Option
10% Fixed
90% Variable
25% RSU
35% PSU
82% Long-Term

President & Chief Operating Officer

26% Short-Term
16% Base Salary
20% Option
16% Fixed
10% Target Bonus
84% Variable
31% PSU
23% RSU
74% Long-Term

Other NEOs

30% Short-Term
19% Option
20% Base Salary
20% Fixed
10% Target Bonus
80% Variable
29% PSU
21% RSU
70% Long-Term

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Total Target Cash Compensation – Base Salaries and Target Bonus Percentages

When determining 2024 base salary and target bonus percentage adjustments, the Compensation Committee considered each individual’s prior performance and criticality to the business, each individual’s industry expertise, experience and tenure, internal pay equity, annual salary budget and retention objectives. The Compensation Committee also reviewed a range of market data reference points, including disclosed peer group and survey data, with respect to total target cash compensation (including both base salary and the annual target performance bonus).

In the early part of 2024, the Compensation Committee (and the Board with respect to our CEO, Mr. Spencer) evaluated the 2023 compensation of each of our then-serving NEOs and approved base salary increases as shown in the table below. Unless otherwise noted below, the target bonuses and 2024 base salaries were effective as of January 1, 2024.

The increases in total target cash that the Compensation Committee (and the Board with respect to Mr. Spencer) approved varied in amounts for each NEO, based on individual considerations for each NEO applying the factors listed above and the resulting amounts that the Compensation Committee (and the Board with respect to Mr. Spencer) felt was appropriate to provide adequate recognition, retention and incentive value to each NEO.

For Mr. Spencer, the Compensation Committee and the Board approved the 9.9% increase in total target cash compensation primarily due to performance achievement and its desire to make his compensation more competitive with that of other Chief Executive Officers at peer companies. For Ms. MacDonald, the Compensation Committee approved the 9.9% increase in total target cash compensation primarily due to performance achievement and its desire to make her compensation more competitive with that of other Chief Financial Officers at peer companies.

The Compensation Committee approved increases for each of Mr. Novack and Dr. Janssen that were intended to provide merit increases to keep their salaries competitive with their peers. The increases for each of Mr. Novack and Dr. Janssen are representative of the longer tenures of Mr. Novack and Dr. Janssen as senior executives and the Compensation Committee’s determination that their total compensation was previously market competitive.

Name	2024 (Base Salary)	% Increase from Prior Year Salary	2024 (Target Bonus)	% Increase from Prior Year Total Cash Target
Ryan Spencer	$835,001	9.9%	75%	9.9%
Kelly MacDonald	$522,000	9.9%	50%	9.9%
David F. Novack	$593,108	4.0%	60%	4.0%
John L. Slebir	$530,000	8.6%	50%	8.6%
Robert Janssen, M.D.	$542,291	4.0%	50%	4.0%

2024 Annual Cash Incentive Program – Structure, Goals and Payout Decision

Structure. Neither Mr. Spencer nor Mr. Novack had individual goals separate from the Company’s corporate objectives for 2024. We believe that this aligned their incentive compensation fully with the completion of corporate goals that measure business performance and are intended to drive long-term stockholder value. For our other NEOs, their annual cash incentive payout is typically based on the achievement of pre-established corporate and individual goals. Our Chief Executive Officer typically recommends individual goals for each of the other NEOs, which are aligned with our business strategy and linked with corporate goals, and our Compensation Committee approves these goals. The individual goals for the NEOs are in addition to the general responsibilities each officer has for managing his or her respective functional or operational area. In early 2024, the Compensation Committee established corporate and, for NEOs other than Messrs. Spencer and Novack, individual goals to align NEO annual cash incentive compensation with respective performance toward these goals. For 2024, Ms. MacDonald’s, Mr. Slebir’s and Dr. Janssen’s respective annual cash incentive opportunity was based on a weighting of 80% corporate and 20% individual goals.

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Our corporate goals included base goals and stretch goals. Base goals in the aggregate were set to be appropriately difficult to require substantial effort during the year to help create long-term value and to advance our business in the best interests of stockholders. The base goals were designed to represent, if fully achieved, what would be, in our view, a very successful year for the Company. We also provided stretch goals as an additional incentive toward over-achievement. The stretch goals, if achieved, were intended to provide a total bonus opportunity in excess of 100% that incentivizes total value creation, including achievement and/or exceeding our base objectives. The maximum possible payout, based on the achievement of the corporate goals and any applicable individual goals, is subject to a cap of 175% of each individual’s target bonus, in accordance with the terms of our bonus plan. All goals, stretch goals included, were set at the same time, in early 2024, were tied to specific performance metrics and were not adjusted during the year. No purely discretionary bonuses or accelerators were provided as part of the 2024 bonus program at its outset.

Because we are a fully integrated biopharmaceutical company with a marketed product and ongoing vaccine development program, our corporate goals were directly aligned with specific strategic objectives incorporating matters that management could influence or control. We believe that our focus on these goals, and our respective performance in pursuing them, properly aligned management’s interests with those of our stockholders and helped to increase potential stockholder value. In February 2025, the Compensation Committee evaluated the accomplishments and performance of the Company against these goals. With respect to each of the categories of corporate goals below, the Compensation Committee took into consideration each of the goals identified and the level of completion in making an overall determination of goal achievement for each category.

2024 Corporate Goals and Achievements. For 2024, our corporate strategy focused on three strategic priorities: (i) Drive growth in HEPLISAV-B [Hepatitis B Vaccine (Recombinant), Adjuvanted], (ii) Advance our differentiated pipeline programs into clinical trial initiations and data readouts; and (iii) Identify strategic opportunities to accelerate growth, while maintaining a disciplined allocation of capital aligned with corporate strategy to deliver long-term value through internal and external innovation.

Accordingly, our corporate goals were designed to further build on these pillars and to help strengthen our overall financial position, our organizational capabilities and our culture. After its consideration of the Company’s performance, as more specifically described in the following chart, the Compensation Committee rated our overall 2024 corporate goal achievement at 102.5%.

Corporate Goal	Weight*	Corporate Achievement	Corporate Achievement Percentage	Overall Weighted Achievement
Drive HEPLISAV-B Growth • Achieve U.S. Sales target of $275 million (30%). • Achieve fourth quarter total U.S. market share greater than 47% (15%).	45%	The Compensation Committee determined that we achieved the goals in this category at an overall percentage of 89%. In determining this percentage, the Compensation Committee considered several factors, including: • HEPLISAV-B net sales of $268 million, a 26% increase over prior year. (assessed 95%) • Fourth quarter market share of 44% compares to 42% for the prior year. (assessed 77%) • (assessed 89% overall)	89%	40%
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Corporate Goal	Weight*	Corporate Achievement	Corporate Achievement Percentage	Overall Weighted Achievement
Advance our existing pipeline • Shingles/Zoster-02 first patient in during Q2 (5%). • Tdap-03 study first patient in by Q3 (5%). • Plague-01 results in by Q3 and complete database lock (5%). • Exit year with 2 viable preclinical candidates, with 1 planned to be in the clinic by 2026 and one by 2027 (5%).	20%

The Compensation Committee determined that we achieved the goal in this category at an overall percentage of 85%. In determining this percentage, the Compensation Committee considered several factors, including:

•

Shingles/Zoster started on time (assessed 100%)

•

Tdap-03 study not started. Proactive strategic decision to defer until completion of extension study, which demonstrated appropriate expense and risk management (assessed 0%)

•

Plague-01 completed on schedule, secured $30M in additional funding. (assessed 140%)

•

One candidate expected to enter the clinic in 2025 and one on track to enter clinic in 2026 or 2027 (assessed 100%)

•

(assessed 85% overall)

			85%	17%
Advance business development and corporate development focus • Present comprehensive evaluation of at least three late-stage/commercial opportunities to the Strategic Advisory Committee, including vaccines and/or adjacencies (10%). • Present comprehensive evaluation of at least two early-stage vaccine assets, including license opportunities, to be in the clinic by 2027 (5%). • Stretch goal: Execute a business development transaction for a candidate which will be in the clinic by 2027. (+2.5%).	10%

The Compensation Committee determined that we achieved the goal in this category at an overall percentage of 100%. In determining this percentage, the Compensation Committee considered several factors, including:

•

Number of evaluations completed and presented, infrastructure, staffing and processes established to streamline further efforts

•

Number of late-stage/commercial opportunities presented (assessed 100%)

•

Number of early-stage vaccine assets presented (assessed 100%)

•

Business development transaction completed providing access to a candidate expected to enter the clinic in 2025 (assessed 100%)

			100%	17.5%
Maintain a strong financial position • Deliver Adjusted EBITDA** of > $30 million (5%). • Deliver free cash flow*** of >$25 million (5%).	10%	The Compensation Committee determined that we achieved the goal in this category at an overall percentage of 150%. In determining this percentage, the Compensation Committee considered several factors, including: • Delivered Adjusted EBITDA** of > $60 million (assessed 150%) • Delivered free cash flow*** of >$155 million before giving effect to $100 million Accelerated Share Repurchase (assessed 150%) • (assessed 150% overall)	150%	15%
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Corporate Goal	Weight*	Corporate Achievement	Corporate Achievement Percentage	Overall Weighted Achievement
Continue to strengthen organization capabilities and culture • Deliver on our workforce inclusion commitments by advancing key initiatives through each of our four focus areas: Recruitment, Employee Resource Groups, Community Involvement and Development • ESG - Execute 2024 deliverables from ESG roadmap • Maintain compliance excellence across GxP, SOX, commercial promotion, and internal training	10%	The Compensation Committee determined that we achieved the goal in this category at an overall percentage of 130%. In determining this percentage, the Compensation Committee considered several factors, including: • Substantial progress and achievement made across all in-scope functions and initiatives that were well in excess of expectations for the year. • (assessed 130% overall)	130%	13%
• Total	100%			102.5%
*	percentages in this column represent target base goals, and do not include amounts attributable to stretch goals.
**	As used for the Company’s measurement of this performance metric, “Adjusted EBITDA” means net income or loss adjusted to exclude interest expense, interest income, the benefit from or provision for income taxes, depreciation, amortization, stock-based compensation, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations. Adjusted EBITDA is a non-GAAP financial measure. Please refer to the “Non-GAAP Financial Measures” on Appendix B for details regarding this measure.
***	As used for the Company’s measurement of this performance metric, “Free Cash Flow” means cash and cash equivalents and marketable securities at the end of the year, less cash and cash equivalents and marketable securities at the beginning of the year, plus payments for repurchase of common stock during the year.

2024 Individual Goals. As described above, Messrs. Spencer and Novack did not have individual goals, and their respective incentive compensation was based solely on achievement of our corporate goals.

At the beginning of each year, our Chief Executive Officer typically recommends individual goals for each of the other NEOs, which are aligned with our business strategy and linked to corporate goals, and our Compensation Committee approves these goals. The individual goals for the NEOs include critical responsibilities assigned to each NEO that go beyond the corporate goals and are significant to our success. Established in February 2024, the 2024 individual goals for the NEOs named below focused on objectives linked to their functional expertise and responsibility as well as our then-current business strategy. These specific goals were in addition to the general responsibilities each NEO had for managing his or her respective functional operational area.

While individual goals and performance results relate to advancing our corporate goals and business strategy, the Compensation Committee structures individual goals to be targeted to each applicable NEO’s expertise and responsibility and evaluates achievement based on each applicable NEO’s individual efforts and performance results. Thus, there can be circumstances where the individual goal grading may exceed corporate goal achievement, and there can be instances where the corporate goal achievement may surpass the individual goal grading. In February 2025, based on the recommendation of Mr. Spencer, as well as its own assessment of each NEO’s effectiveness, the Compensation Committee determined the level of achievement of each NEO’s 2024 individual goals as follows:

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Name	Individual Goals	Individual Achievement	Individual Achievement Percentage
Kelly MacDonald

•       Deliver target financial metrics set forth in Board approved operating plan (20%)

•       Cash management (corporate goal): Manage business to achieve year-end cash & equivalents of >$768 million (free cash flow of >$25mm) *

•       Expense management & governance: Deliver Board-approved operating plan expenses within +5% *

•       Continue to build a best-in-class Investor Relations and Corporate Communications function (20%)

•       Broaden investor base: Execute a disciplined corporate access strategy, including quarterly revisions to investor targeting program, addition of at least two new targeted institutional investors, and execute at least seven corporate access days (conferences and non-deal roadshows)

•       Continue to drive corporate visibility and reputation platform, including launching product communications initiatives, establishing a Corporate Responsibility/ESG website section, and growing our thought leadership profile.

•       Develop comprehensive financial guidance strategy to be reviewed and approved by Board (Audit Committee)

•       Exit year with at least 5 covering analysts

•       Execute key financial objectives, goals and processes with integrity and compliance excellence

•       SEC Reporting: Prepare high-quality SEC filings without significant deficiencies or material weaknesses

•       Identify efficiencies for improvements across key processes, SOX and Enterprise Risk Management:

•       Reduce internal controls audit cost by 5% vs 2024 through achieving >50% EY reliance on SOX internal audit function

•       Report on Enterprise Risk Management through the Board (Audit Committee) and include comprehensive review of Cyber risks and ESG-related SEC disclosure requirements

•       Treasury: Target YTM of >4% for full year investment portfolio

The Compensation Committee determined achievement at an overall percentage of 102.5%. In determining this percentage, the Compensation Committee considered several factors, including:

•       Year-end cash and equivalents of $714 million after giving effect to unplanned $100 million return of capital through share repurchase program.

•       Outperformed 2024 operating plan

•       Delivered on financial guidance, outperformed on expense management and guidance

•       Exited year with 6 covering analysts on a target of 5

•       Exceeded treasury goal by more than 500 basis points.

•       Executed on 5-day close cycle for entire year.

•       Led capital allocation strategy allowing for rapid analysis to deliver a recommendation for share repurchase program amid a dynamic environment.

102.5%
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Name	Individual Goals	Individual Achievement	Individual Achievement Percentage
Kelly MacDonald (continued)

•       Prepare comprehensive capital allocation strategy that includes evaluation of organic and inorganic investment opportunities

•       Maintain long-term financial forecasts (LRP, corporate valuation, R&D portfolio financials) to support strategic discussion with Board in August Board meeting.

•       Complete comprehensive cost of capital analysis and recommendations to improve our balance sheet as part of August or December Board meeting.

•       Develop our 2024 capital allocation strategy and present to SLT and Board, including evaluation of alternatives for capital deployment

•       Increase organizational and bench strength within our Finance team with focus on succession planning Director/above:

•       Recruit/engage interim CFO and consulting support to cover three (already identified) leave of absences across finance team.

•       Comprehensive talent/capability review of accounting organization at Director/above (in Q1) to ensure appropriate development planning and succession planning in function

•       Execute integrated workforce talent plans & long-term development plans (Q3)

•       Actively sponsor equity, diversity, inclusion initiatives as executive co-leader across all programs, and executive sponsor of our women’s leadership employee resource group (LEAD).

*	excludes inorganic growth
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Name	Individual Goals	Individual Achievement	Individual Achievement Percentage
John Slebir

•       Increase Organizational Strength Within Legal (15%):

•       Strengthen our ability to deliver best-in-class IP function by successfully hiring and assimilating (within Legal as well as R&D and BD teams) a qualified in-house counsel to fill the position of Senior Counsel, Licensing and Commercial Contracts.

•       Expand Legal team’s breadth of knowledge by leveraging PLI Program (DVAX subscription) and outside law firm programs to complete relevant training, in the following four areas: workforce inclusion, ESG, compliance, employment, and public reporting, and

•       Refine and implement a plan with RD leadership to ensure integration of IP into the various RD functions to leverage internal resources and promote efficient use of external legal services as needed.

•       Legal and Compliance Functions/Corporate Secretary( 25%):

•       Ensure timely and compliant SEC and NASDAQ filings,

•       Support compliance functions to ensure continued compliance excellence

•       Support the Board and its various committees as a trusted legal and business resource, including attendance at and documentation of meetings, and

•       Manage dissemination of Board materials through Diligent Boards.

•       Corporate and Business Development (30%):

•       Serve as a valuable member of the Corporate Development Committee, providing legal, governance and corporate strategy input and guidance to enable the identification, assessment, and targeting of early and late stage assets or commercial inorganic growth opportunities,

The Compensation Committee determined achievement at an overall percentage of 102.5%. In determining this percentage, the Compensation Committee considered several factors, including:

•       Successfully expanding Legal team’s breadth of knowledge in the areas of workforce inclusion, ESG, compliance, employment, public reporting and protection of confidential information. This was accomplished leveraging both PLI and Cooley training.

•       Through a committed effort and focus, ensured SEC and NASDAQ filings were both timely and of the highest quality.

•       Successfully and competently supported the Board and all committees thereof (Compensation, Audit, Nom and Gov, Strategic Alternatives, Transactions, and Capital Allocation) as a trusted legal and business resource under challenging circumstances, including high volume of meetings that required attendance, preparation of materials, documentation, and facilitation through Diligent Boards.

•       Worked closely with Commercial to monitor and assess potential anti-competitive tactics of competitors, resulting in a determination before the end of Q3 that no action other than continued monitoring was warranted.

102.5%
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Name	Individual Goals	Individual Achievement	Individual Achievement Percentage
John Slebir (continued)

•       Lead, in close collaboration with the Corporate Development Committee, the investigation, negotiation, and documentation of any inorganic growth transaction approved by the Board, and

•       Closely collaborate with BD and Commercial teams on the continued assessment of and negotiations with potential partners for the expansion of HEPLISAV-B into the U.K. and China, including negotiation of documentation for China partnership

•       Tech Ops and Supply Chain (20%):

•       Serve as the internal legal resource to Tech Ops in support of the negotiation and documentation of manufacturing and supply chain related agreements.

•       Continued assessment of potential anti-competitive tactics of competitors in the adult hepatitis B market and presentation of action plan to CEO and Chief Commercial Officer before end of Q3.

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Name	Individual Goals	Individual Achievement	Individual Achievement Percentage
Robert Janssen, M.D.

•       Drive HEPLISAV-B Revenue Growth (25%)

•       Hemodialysis sBLA FDA approval in Q2

•       Expand uptake of Hepatitis B Universal Recommendation in adults by advocating and executing effective stakeholder education as measured by an increase in hepatitis B vaccine use

•       Submit pregnancy sBLA, obtain approval in Q4

•       Manage EU pharmacovigilance inspection to a result of no critical findings in Q1.

•       Advance Existing Pipeline (45%)

•       Shingles

•       Initiate Zos-02 during Q2 targeting completion during 2025

•       Complete Zostavax comparison study by Q4

•       Tdap

•       Initiate Tdap-03 mid-year for completion during 2025

•       Tdap-101 first patient in during Q1 for completion during 2025

•       Plague

•       Complete phase 2 study during Q3.

•       Advance business and corporate development focus (30%)

•       Oversee timely synthesis of the lifecycle from clinical development to public health and policy of both current pipeline products and potential new Company products under evaluation in collaboration with business development team. Make recommendations regarding the acquisition of such products business and corporate development functions including by reviewing/ synthesizing clinical and commercial lifecycles of potential new products; make recommendations (20%).

The Compensation Committee determined achievement at an overall percentage of 102.5%. In determining this percentage, the Compensation Committee considered several factors, including:

•       Medical affairs team execution against objectives for provider education and policy, and increase in overall hepatitis B vaccine utilization in the U.S.

•       No critical findings during EU PV inspection

•       Zos-02 started on time

•       Completed plague phase 2 study

•       Provided evaluations for Tdap and Shingles policy and inputs for commercial evaluations

•       Worked closely with business development during the year on multiple potential opportunities

102.5%
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After making these determinations regarding levels of corporate and individual performance achieved against the pre-established performance goals, the Compensation Committee (and the Board with respect to Mr. Spencer) reviewed and approved the annual cash incentive payouts noted below. As noted above, for the NEOs other than Messrs. Spencer and Novack, the cash incentive payouts were based 80% on achievement of corporate goals and 20% on individual performance.

				2024 Actual Annual Cash Incentive Paid
	2024 Target Annual Cash Incentive			Achievement of Corporate Goals		Achievement of Individual Goals
Name	% of Base Salary Paid	$(1)		% of Target Annual Cash Incentive	$(1)	% of Target Annual Cash Incentive	$(1)	Total(1)
Ryan Spencer(2)	75%	$626,250		102.50%	$641,907	NA	NA	$641,907
Kelly MacDonald	50%	$233,569	(3)	102.50%	$191,527	102.50%	$47,882	$239,408	(4)
David F. Novack(2)	60%	$355,865		102.50%	$364,762	NA	NA	$364,762
John L. Slebir	50%	$265,000		102.50%	$217,300	102.50%	$54,325	$271,625
Robert Janssen, M.D.	50%	$271,146		102.50%	$222,339	102.50%	$55,585	$277,924
(1)	Amounts are rounded to nearest dollar.
(2)	Messrs. Spencer and Novack did not have separate individual goals. Their incentive cash compensation was tied 100% to achievement of corporate goals.
(3)	Ms. MacDonald’s 2024 target annual cash incentive was less than 50% of her annualized base salary for 2024 because the amount of base salary she was entitled to be paid by the Company for 2024 was reduced by certain California benefit payments that she received in connection with her maternity leave during 2024.
(4)	The Company would have paid Ms. MacDonald additional salary in 2024, and thus have paid her a larger annual cash incentive for 2024, if she had lived in a state that did not provide benefit payments for maternity leave, as her base salary would not have been reduced while she was on paid maternity leave for the receipt of state benefit payments. Following Company policy, and to avoid penalizing Ms. MacDonald for living in a state that provides benefit payments for maternity leave, we paid Ms. MacDonald a supplemental bonus of $6,642 in addition to the $239,408 annual cash incentive paid to her for 2024 corporate and individual performance.

Long-Term Equity Incentive Awards

2024 Equity Awards

In making annual long-term equity incentive awards to our NEOs in early 2024, the Compensation Committee considered each NEO’s total equity outstanding as of December 31, 2024, individual performance during 2023, the potential amount that could be realized at different hypothetical stock prices upon exercise or vesting of those awards and each NEO’s percentage of ownership of the Company. The Compensation Committee also reviewed market and peer group data reference points with respect to an approximation of grant date fair value and shares granted, expressed as a percentage of total common shares outstanding. Additionally, the Compensation Committee considered the mix of stock options, RSUs and PSUs granted in 2024. The Compensation Committee made final determinations based on its judgment in accordance with our pay-for-performance philosophy and the need to retain and motivate these highly experienced and essential members of our management team.

For 2024, the Compensation Committee (and the Board with respect to Mr. Spencer) determined to grant each NEO’s annual long-term incentive compensation with a mix of stock options RSUs and PSUs. Specifically, in February 2024, the Compensation Committee approved annual equity grants for the NEOs in the form of stock options, RSUs and PSUs, with each representing approximately one-third of the aggregate target option equivalents granted. This particular mix was chosen in order to provide appropriate retention incentives and the opportunity for our NEOs to realize value directly in line with our stock price, particularly in light of historic volatility in our stock price, as well as to respond to investor feedback. Consideration was also given to annual/ cumulative equity plan dilution and impact to future share availability to ensure program sustainability.

The PSUs granted in 2024 would, subject to and qualified by the terms of the grant agreement, vest solely upon the Compensation Committee’s certification that our relative total stockholder return ranking (as defined in the grant agreement) is equal to or greater than the 50th percentile during the performance period starting January 1, 2024 and ending December 31, 2026 (“Performance Period”). To calculate the relative ranking, the Company’s total stockholder return will be compared to the returns of the other companies comprising the Nasdaq Biotechnology Index during the entire Performance Period. No shares can vest under these awards if the Company’s relative ranking is below the twenty-fifth percentile. Fifty percent can vest at a threshold of at least the twenty-fifth percentile, one hundred percent can vest at the fiftieth percentile, and a maximum of two hundred percent can vest at or above a ninetieth percentile relative total stockholder return ranking, except that the maximum portion that can vest is the target amount, 50%, if the Company’s absolute total stockholder return is negative, regardless of whether the company achieves a higher than target relative ranking. Stock options granted to each of the NEOs vest over three years, with one-third vesting on the anniversary of grant, and the remainder vesting monthly.

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The table below describes the stock options, RSUs and PSUs granted to our NEOs in fiscal year 2024. Our Compensation Committee used its subjective judgement to determine the size of awards it believed were appropriate for each named executive officer, weighing the factors described above each NEO’s current equity holdings and its desire to provide strong retentive value. Each of the 2024 equity awards listed below were granted in February 2024.

Name	Stock Option Awards (# of shares)	Time-Based RSU Awards (# of shares)	Performance-Based RSU Awards (# of shares)
Ryan Spencer	231,000	165,000	165,000
Kelly MacDonald	65,000	46,430	46,430
David F. Novack	95,000	67,860	67,860
John L. Slebir	70,000	50,000	50,000
Robert Janssen, M.D.	50,000	35,710	35,710

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

Our Compensation Committee approves all new-hire equity awards for employees at the level of vice president and above, including our NEOs, other than our CEO. Our Compensation Committee has separately authorized the Chief Executive Officer to approve new hire equity awards for all other employees below the level of vice president based on pre-approved pools and ranges.

Annual awards and promotion awards are also approved by the Compensation Committee for all employees, except our CEO. In the case of our CEO, our Compensation Committee makes recommendations to the Board regarding CEO equity awards and the Board has final approval authority. The effective date of grant is generally the date of the meeting, or the date the last committee member executes a unanimous written consent approving such award.

Our Compensation Committee recommends, and our Board approves, changes to our Non-Employee Director Compensation Policy from time to time. Our Non-Employee Director Compensation Policy provides that initial equity awards for non-employee members of our Board are automatically made upon the member’s appointment or election to our Board, and annual grants are made automatically following the conclusion of our annual stockholder meeting.

The per share exercise price of stock options we grant is not less than the closing price per share of our common stock as reported by Nasdaq Stock Market LLC on the grant date of the stock option. The Compensation Committee does not time grants of stock options to coordinate with the release of material non-public information, and we have not timed the disclosure of material non-public information for purposes of affecting the value of executive compensation.

Our new hire grants are generally made on the following cadence: (i) equity awards are pre-approved for employees vice president and above, to be effective upon their agreed first day of employment, and (ii) awards for new employees below the vice president level are approved on the tenth day of each month. Annual awards are usually approved around mid-February at a regularly scheduled meeting.

During the fiscal year ended December 31, 2024, our NEOs were awarded stock options, in the period beginning four business days before the filing of a periodic report on Form 10-Q or Form 10-K or the filing or furnishing of a current report on Form 8-K that disclosed material nonpublic information and ending one business day after the filing or furnishing of such report, as set forth in the table below.

Name	Grant date(1)	Number of Securities underlying the award	Exercise Price of the award ($/Sh)	Grant date fair value of the award	Percentage Change(2)
Ryan Spencer	2/15/2024	231,000	$12.48	$1,824,299	2.5%
Kelly MacDonald	2/15/2024	65,000	$12.48	$513,331	2.5%
David F. Novack	2/15/2024	95,000	$12.48	$750,253	2.5%
John L. Slebir	2/15/2024	70,000	$12.48	$552,818	2.5%
Robert Janssen, M.D.	2/15/2024	50,000	$12.48	$394,870	2.5%
(1)	These stock option awards were granted at a regularly scheduled meeting of the Compensation Committee.
(2)	This represents the percentage change in the closing market price of the common stock between the trading day ending immediately prior to the disclosure of material nonpublic information (February 22, 2024) and the trading day beginning immediately following the disclosure of material nonpublic information (February 23, 2024). On February 22, 2024, we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and a current report on Form 8-K related to our financial results for the fourth quarter and fiscal year ended December 31, 2023.
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We encourage our NEOs to hold a significant equity interest in our Company, but we have not set specific stock ownership guidelines.

Compensation Recovery Policy

In November 2023, we adopted the Dynavax Technologies Corporation Incentive Compensation Recoupment Policy (the “Recoupment Policy”), which is intended to comply with the Dodd Frank Wall Street Reform and Consumer Protection Act and related Nasdaq listing standards. A copy of the Recoupment Policy can be found in the investors section of our website, www.dynavax.com under investors-corporate governance. In addition, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they previously received.

Compensation-Setting Process

Role of the Compensation Committee and Management

The Compensation Committee oversees and administers our executive compensation programs. The Compensation Committee acts pursuant to a charter adopted by our Board, which can be found in the investors section of our website, www.dynavax.com under investors-corporate governance. The Compensation Committee approves the compensation of our NEOs other than our Chief Executive Officer, and the independent members of our Board, upon recommendation from the Compensation Committee, approve the compensation of our Chief Executive Officer. References in this Compensation Discussion and Analysis to our Board approving our Chief Executive Officer’s compensation refer to the independent members of our Board.

The Compensation Committee recommends, and the Board approves, our corporate goals each year. The Compensation Committee also reviews and approves the individual goals, where applicable, for our NEOs after considering the Chief Executive Officer’s recommendations on these matters. The Compensation Committee annually reviews the base salaries, short-term cash incentive opportunities and equity compensation of our NEOs and periodically reviews other elements of our compensation programs. Compensation decisions are based primarily on the following:

•	Peer and Industry Data — The Compensation Committee uses peer and industry data provided by its compensation consultant as points of reference in setting base salaries and target cash compensation, as well as in determining appropriate levels and mix of equity compensation and determining the type and portion of compensation tied to corporate and individual performance goals.

•	Annual Performance Reviews — The Chair of the Compensation Committee conducts annual performance reviews of our Chief Executive Officer taking into consideration feedback obtained during the course of the year from the independent members of our Board and the Chief Executive Officer’s direct reports. Our Chief Executive Officer conducts and presents the performance reviews of the other NEOs to the Compensation Committee after the end of each fiscal year. In reviewing and determining the compensation of each NEO, the Compensation Committee also considers individual factors, such as potential for future contributions to Company growth, industry experience and retention concerns.

•	Recommendations of the Chief Executive Officer — The Compensation Committee seeks input from our Chief Executive Officer in setting the salary, target cash compensation levels and equity awards for the other NEOs, and for purposes of setting annual performance metrics under our annual incentive program.

•	Corporate Goals — The Compensation Committee reviews corporate goals used in our annual cash incentive program as proposed by management, provides feedback and makes recommendations to the Board for approval of full-year goals. The Compensation Committee also reviews performance against the goals during the year, considers recommendations from management regarding achievement at the end of the year, and makes recommendations to the Board for approval.

Role of Compensation Consultant

Alpine has been engaged as the Compensation Committee’s independent compensation consultant since 2023, and the Compensation Committee meets regularly with Alpine, both with and without management present, depending upon the topic being discussed.

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During the first quarter of 2024, the Compensation Committee reviewed whether the work of Alpine as a compensation consultant raised any conflict of interest, taking into consideration the following factors:

•	The provision of other services to the Company;

•	The amount of fees paid to Alpine by the Company relative to Alpine’s total revenue;

•	Alpine’s policies and procedures that are designed to prevent conflicts of interest;

•	Any business or personal relationship of Alpine or the individual compensation advisors employed by Alpine with a member of the Compensation Committee, or with an executive officer of the Company; and

•	Any Company stock owned by Alpine or the individual compensation advisors contracted by Alpine.

Based on the Compensation Committee’s review of this information, it determined the work of Alpine and any individual compensation advisors contracted by Alpine as compensation consultant to the Compensation Committee, did not create any conflict of interest. The Compensation Committee has the sole authority to direct, terminate or continue Alpine’s services, and the Company pays the cost for Alpine’s services. During 2024, the Company paid Alpine approximately $126,000 for compensation consulting work performed.

In 2024, Alpine provided advice to the Compensation Committee on several different aspects of its responsibilities related to our compensation programs and practices. Specifically, during 2024, Alpine assisted the Compensation Committee as follows:

•	Provided recommendations to the Compensation Committee on refining our peer group;

•	Provided general information concerning executive compensation trends and developments;

•	Reviewed and analyzed compensation levels of our NEOs in comparison to those of our peer companies;

•	Reviewed equity strategy, design and guidelines for both annual and new hire awards;

•	Provided the Board with a review of competitive data from the peer group on Board compensation; and

•	Reviewed the Compensation Discussion and Analysis for inclusion in our proxy statement.

2024 Peer Group and Use of Market Data

Our Compensation Committee primarily uses relevant publicly disclosed market data for a general understanding of executive market compensation practices and our positioning within the market, including positioning within our peer group. Our Compensation Committee believes that over-reliance on benchmarking could result in compensation that is unrelated to the value delivered by the NEOs because compensation benchmarking does not take the specific performance of the NEOs, or the performance of the Company in its unique circumstances, into account.

Our Compensation Committee does not have a specific target compensation level for the NEOs or otherwise use a formulaic approach to setting pay at a particular position within the market data; rather, the Compensation Committee reviews a range of market data reference points including relevant Aon Radford Global Life Sciences survey data as well as disclosed data from the Company’s peer group with respect to total target cash compensation including both base salary and the annual target performance bonus. With regard to market data on equity compensation, the Compensation Committee considers both disclosed grant date fair value and also shares granted, expressed as a percentage of total common shares outstanding to support its compensation decisions.

For 2024, our Compensation Committee approved a peer group of biotechnology companies at a similar stage of their life cycle with which we compete for executive and board talent that were of similar size to the Company in terms of market capitalization (targeting 0.3x to 3x our own market capitalization, with some exceptions for companies it felt were nonetheless good comparators), product portfolio, pipeline and number of employees. To align with our strategic plan at that time, which included commercialization of HEPLISAV-B in the U.S. and Europe, our peer group targeted the following profiles, where possible:

•	Commercial-stage companies;

•	Pure-play or related vaccine developers; and

•	Integrated manufacturing operations
63

The change in our peer group from 2023 to 2024 included removing 3 companies for various reasons including acquisitions, or market caps or revenue that were out of range. The companies that were removed were Radius Health, Inc., Sarepta Therapeutics, Inc. and Zogenix, Inc. The following eight companies were added to the peer group: Collegium Pharmaceuticals, Inc., Exelixis, Inc., Harmony Biosciences Holdings, Inc., Ionis Pharmaceuticals, Inc., Novavax, Inc., PTC Therapeutics, Inc., Vir Biotechnology, Inc. and Vaxcyte, Inc. As of August 2023, the point at which the Compensation Committee approved the 2023-2024 peer group, the companies in the 2023-2024 peer group had market capitalizations ranging between approximately $380.5 million to $6.4 billion, and the median market capitalization of our peer group was $1.7 billion. At the same point in time, our market capitalization was $1.825 billion. The following table lists our 2023-2024 peer group which was applicable to performance year 2024 compensation:

•	Acadia Pharmaceuticals, Inc.	•	Exelixis, Inc.	•	Novavax, Inc.
•	Agenus, Inc.	•	Fibrogen, Inc.	•	Pacira BioSciences, Inc.
•	Alector, Inc.	•	Harmony Biosciences, Inc.	•	PTC Therapeutics, Inc.
•	Amicus Therapeutics, Inc.	•	Immunogen, Inc.	•	Supernus Pharmaceuticals, Inc.
•	Collegium Pharmaceuticals, Inc.	•	Ionis Pharmaceuticals, Inc.	•	Travere Therapeutics, Inc.
•	Corcept Therapeutics, Inc.	•	Ironwood Pharmaceuticals, Inc.	•	Vaxcyte, Inc.
•	Eagle Pharmaceuticals, Inc.	•	Mannkind Corp.	•	Vir Biotechnology, Inc.

Tax and Accounting Implications

Accounting for Stock-Based Compensation

Under Financial Accounting Standard Board ASC Topic 718 (“ASC 718”), we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. The accounting impact of our compensation programs is one of many factors that the Compensation Committee considers in determining the structure and size of our executive compensation programs.

Deductibility of Executive Compensation

Under Section 162(m), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible.

Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s NEOs in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Compensation Risk Analysis

During fiscal 2024, our Compensation Committee reviewed our compensation policies as generally applicable to our employees in order to determine whether any such programs were likely to present a material risk to the Company. As part of its assessment, the Compensation Committee considered, among other things, the allocation of compensation among base salary and short- and long-term compensation, our approach to establishing Company-wide and individual financial, operational and other performance targets, and the nature of our key performance metrics. As a result of this review and analysis, the Compensation Committee determined that our policies and programs do not encourage excessive or inappropriate risk taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company.

64

Compensation Committee Report

In early 2025, the Compensation Committee discussed with management the Compensation Discussion and Analysis, contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Ms. Peggy V. Phillips, Chairperson

Dr. Peter Paradiso, Ph.D.

Dr. Daniel L. Kisner, M.D.

65

SUMMARY COMPENSATION TABLE

The following table sets forth all of the compensation awarded to, or earned by, our NEOs during the fiscal years ended December 31, 2024, 2023 and 2022.

Name and Principal Position	Year	Salary		Bonus		Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Compensation(3)	All Other Compensation		Total
Ryan Spencer Chief Executive Officer and Director	2024	$835,001		—		$4,902,150	$1,824,299	$641,907	$7,418	(4)	$8,210,775
	2023	$760,000		—		$2,281,250	$2,043,300	$712,500	$13,686		$5,810,736
	2022	$695,000		—		$1,522,500	$2,820,265	$544,880	$11,355		$5,594,000
Kelly MacDonald Senior Vice President and Chief Financial Officer	2024	$480,098	(5)	$6,642	(6)	$1,379,435	$513,331	$239,408	$7,353	(4)	$2,626,267
	2023	$475,000		—		$547,500	$729,750	$301,625	$11,930		$2,065,805
	2022	$425,000		—		$389,760	$729,240	$240,550	$8,716		$1,793,266
David F. Novack President and Chief Operating Officer	2024	$593,108		—		$2,016,121	$750,253	$364,762	$7,443	(4)	$3,731,687
	2023	$570,296		—		$885,125	$1,094,625	$427,722	$15,563		$2,993,331
	2022	$545,738		—		$645,540	$1,208,685	$366,736	$13,124		$2,779,823
John L. Slebir Senior Vice President and General Counsel	2024	$530,000		—		$1,485,500	$552,818	$271,625	$7,504	(4)	$2,847,447
Robert Janssen, M.D. Chief Medical Officer and Senior Vice President	2024	$542,291		—		$1,060,944	$394,870	$277,924	$7,504	(4)	$2,283,533
	2023	$521,434		—		$438,000	$583,800	$325,896	$14,193		$1,883,323
	2022	$500,176		—		$316,680	$604,343	$277,598	$11,983		$1,710,780

(1)	Represents the aggregate grant date fair value of RSUs granted in the fiscal year in accordance with ASC 718. See Note 15 — Equity Plans and Stock-Based Compensation, in the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2025 for a discussion of assumptions we made in determining the compensation costs included in this column. With regard to awards with performance-based vesting (“performance-based RSUs” or “PSUs”), the grant date fair value assumes the highest level of achievement had been met. For further discussion of these PSUs, see the section entitled “Compensation Discussion and Analysis – 2024 Executive Compensation Decisions – Long-Term Equity Incentive Awards.”

(2)	Represents the aggregate grant date fair value of option awards granted in the fiscal year in accordance with ASC 718. See Note 15 — Equity Plans and Stock-Based Compensation, in the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2025 for a discussion of assumptions we made in determining the compensation costs included in this column.

(3)	Represents the annual cash incentive bonuses earned pursuant to our annual cash incentive bonus plan for services rendered in the fiscal year. For further discussion see the section entitled “Compensation Discussion and Analysis – 2024 Executive Compensation Decisions – 2024 Annual Cash Incentive Program – Structure, Goals and Payout Decision.”

(4)	Includes (i) $7,000 in 401(k) matching contribution made by the Company in the fiscal year for Mr. Spencer, Ms. MacDonald, Mr. Novack, Mr. Slebir, and Dr. Janssen, respectively, and (ii) premiums for supplemental long-term disability insurance of $418 for Mr. Spencer, $353 for Ms. MacDonald, $443 for Mr. Novack, and $504 for both Mr. Slebir and Dr. Janssen.

(5)	For additional information regarding Ms. MacDonald’s salary, please see Footnote (3) in the “Compensation Discussion & Analysis – 2024 Actual Annual Cash Incentive Paid” table above.

(6)	For additional information regarding Ms. MacDonald’s bonus, please see Footnote (4) in the “Compensation Discussion & Analysis – 2024 Actual Annual Cash Incentive Paid” table above.
66

GRANTS OF PLAN BASED AWARDS

The following table shows certain information regarding grants of plan-based awards to our NEOs during the fiscal year ended December 31, 2024.

	Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of RSU and Option
Name	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Share)	Awards(3) ($)
Ryan Spencer	—	$626,250	$1,095,939	—	—	—	—	—	—	—
	2/15/2024	—	—	—	—	—	—	231,000	$12.48	$1,824,299
	2/15/2024	—	—	—	—	—	165,000	—	—	$2,059,200
	2/15/2024	—	—	82,500	165,000	330,000	—	—	—	$2,842,950
Kelly MacDonald	—	$233,569	$408,746	—	—	—	—	—	—	—
	2/15/2024	—	—	—	—	—	—	65,000	$12.48	$513,331
	2/15/2024	—	—	—	—	—	46,430	—	—	$579,446
	2/15/2024	—	—	23,215	46,430	92,860	—	—	—	$799,989
David F. Novack	—	$355,865	$622,763	—	—	—	—	—	—	—
	2/15/2024	—	—	—	—	—	—	95,000	$12.48	$750,253
	2/15/2024	—	—	—	—	—	67,860	—	—	$846,893
	2/15/2024	—	—	33,930	67,860	135,720	—	—	—	$1,169,228
John L. Slebir	—	$265,000	$463,750	—	—	—	—	—	—	—
	2/15/2024	—	—	—	—	—	—	70,000	$12.48	$552,818
	2/15/2024	—	—	—	—	—	50,000	—	—	$624,000
	2/15/2024	—	—	25,000	50,000	100,000	—	—	—	$861,500
Robert Janssen, M.D.	—	$271,146	$474,505	—	—	—	—	—	—	—
	2/15/2024	—	—	—	—	—	—	50,000	$12.48	$394,870
	2/15/2024	—	—	—	—	—	35,710	—	—	$445,661
	2/15/2024	—	—	17,855	35,710	71,420	—	—	—	$615,283

(1)	Represents the target and maximum level of cash incentive award in fiscal year 2024 as further described under “Compensation Discussion and Analysis –Elements of Executive Compensation”; our annual cash incentive program does not specify a threshold level.

(2)	Represents the threshold, target and maximum level of PSUs granted in the fiscal year that are subject to performance-based vesting, as described in the “Compensation Discussion and Analysis.”

(3)	Represents the aggregate grant date fair value of awards granted in fiscal year 2024 in accordance with ASC 718. See Note 15 — Equity Plans and Stock-Based Compensation, in the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2025 for a discussion of the assumptions we made in determining the compensation costs included in this column. With regard to PSUs, the grant date fair value assumes the highest level of achievement had been met, as reported in the “Summary Compensation Table.” For further discussion of these PSUs, see the section entitled “Compensation Discussion and Analysis – 2024 Executive Compensation Decisions – Long-Term Equity Incentive Awards.”

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN BASED AWARDS TABLE

The material terms of NEO annual compensation and the explanations of the amounts of base salary, annual cash-based incentives, and equity-based awards in proportion to total compensation are described under “Compensation Discussion and Analysis” in this proxy statement. Our severance and change in control benefits are described under “Summary of Change in Control and Involuntary Termination Arrangements” in this proxy statement.

As discussed in the “Compensation Discussion and Analysis,” the fiscal year 2024 cash incentive amounts were paid pursuant to the annual cash incentive compensation program, based on the achievement of certain corporate and, as applicable, individual goals. Equity-based awards represent a mix of stock options and time-based and performance-based RSUs, as described in the “Compensation Discussion and Analysis” and were granted under our 2018 Equity Incentive Plan.

67

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows certain information regarding outstanding equity awards for NEOs as of December 31, 2024.

				Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Vesting Commencement Date	Option Expiration Date	Number of Shares or Units that Have Not Vested (#)	Market Value of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights that Have Not Vested ($)(1)
Ryan Spencer	(8)	9,500	—	—	$16.00	2/9/2015	2/8/2025	—	—	—	—
	(8)	2,000	—	—	$30.49	9/10/2015	9/9/2025	—	—	—	—
	(8)	56,000	—	—	$16.45	2/1/2018	1/31/2025	—	—	—	—
	(9)	50,000	—	—	$3.81	6/14/2019	6/13/2026	—	—	—	—
	(9)	400,000	—	—	$6.81	12/16/2019	12/15/2026	—	—	—	—
	(9)	130,000	—	—	$5.22	2/13/2020	2/12/2027	—	—	—	—
	(2)(9)	250,000	—	—	$9.59	2/4/2021	2/3/2028	—	—	—	—
	(2)(9)	330,555	19,445	—	$12.74	2/10/2022	2/9/2029	—	—	—	—
	(3)(9)	—	—	—	—	—	—	20,833	$266,037	—	—
	(4)(9)	—	—	—	—	—	—	—	—	62,500	$798,125
	(2)(9)	171,110	108,890	—	$11.12	2/16/2023	2/15/2030	—	—	—	—
	(5)(9)	—	—	—	—	—	—	—	—	125,000	$1,596,250
	(2)(9)	—	231,000	—	$12.48	2/15/2024	2/14/2031	—	—	—	—
	(6)(9)	—	—	—	—	—	—	165,000	$2,107,050	—	—
	(7)(9)	—	—	—	—	—	—	—	—	165,000	$2,107,050
Kelly MacDonald	(2)(10)	350,000	—	—	$8.90	3/1/2021	2/29/2028	—	—	—	—
	(2)(9)	85,472	5,028	—	$12.74	2/10/2022	2/9/2029	—	—	—	—
	(3)(9)	—	—	—	—	—	—	5,333	$68,102	—	—
	(4)(9)	—	—	—	—	—	—	—	—	16,000	$204,320
	(2)(9)	61,110	38,890	—	$11.12	2/16/2023	2/15/2030	—	—	—	—
	(5)(9)	—	—	—	—	—	—	—	—	30,000	$383,100
	(2)(9)	—	65,000	—	$12.48	2/15/2024	2/15/2031	—	—	—	—
	(6)(9)	—	—	—	—	—	—	46,430	$592,911	—	—
	(7)(9)	—	—	—	—	—	—			46,430	$592,911
David F. Novack	(8)	75,000	—	—	$16.00	2/9/2015	2/8/2025	—	—	—	—
	(8)	80,000	—	—	$16.45	2/1/2018	1/31/2025	—	—	—	—
	(8)	18,000	—	—	$16.45	2/1/2018	1/31/2025	—	—	—	—
	(9)	104,000	—	—	$10.47	2/22/2019	2/21/2026	—	—	—	—
	(9)	200,000	—	—	$3.81	6/14/2019	6/13/2026	—	—	—	—
	(9)	150,000	—	—	$9.41	2/12/2020	2/11/2027	—	—	—	—
	(2)(9)	141,666	8,334	—	$12.74	2/3/2021	2/2/2028	—	—	—	—
	(2)(9)	91,666	58,334	—	$11.12	2/10/2022	2/9/2029	—	—	—	—
	(3)(9)	—	—	—	—	—	—	8,833	$112,797	—	—
	(4)(9)	—	—	—	—	—	—	—	—	26,500	$338,405
	(2)(9)	—	95,000	—	$12.48	2/16/2023	2/15/2030	—	—	—	—
	(5)(9)	—	—	—	—	—	—	—	—	48,500	$619,345
	(6)(9)	—	—	—	—	—	—	67,860	$866,572	—	—
	(7)(9)	—	—	—	—	—	—	—	—	67,860	$866,572
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				Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Vesting Commencement Date	Option Expiration Date	Number of Shares or Units that Have Not Vested (#)	Market Value of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights that Have Not Vested ($)(1)
John L. Slebir	(2)(9)	300,000	—	—	$9.29	6/28/2021	6/27/2028	—	—	—	—
	(2)(9)	75,555	4,445	—	$12.74	2/10/2022	2/9/2029	—	—	—	—
	(3)(9)	—	—	—	—	—	—	4,666	$59,585	—	—
	(4)(9)	—	—	—	—	—	—	—	—	14,000	$178,780
	(2)(9)	53,778	34,222	—	$11.12	2/16/2023	2/15/2030	—	—	—	—
	(5)(9)	—	—	—	—	—	—	—	—	27,000	$344,790
	(2)(9)	—	70,000	—	$12.48	2/15/2024	2/14/2031	—	—	—	—
	(6)(9)	—	—	—	—	—	—	50,000	$638,500	—	—
	(7)(9)	—	—	—	—	—	—	—	—	50,000	$638,500
Robert Janssen, M.D.	(8)	56,000	—	—	$16.00	2/9/2015	2/8/2025	—	—	—	—
	(8)	80,000	—	—	$16.45	2/1/2018	1/31/2025	—	—	—	—
	(8)	18,000	—	—	$16.45	2/1/2018	1/31/2025	—	—	—	—
	(9)	104,000	—	—	$10.47	2/22/2019	2/21/2026	—	—	—	—
	(9)	105,000	—	—	$5.42	2/12/2020	2/11/2027	—	—	—	—
	(2)(9)	85,000	—	—	$9.41	2/3/2021	2/2/2028	—	—	—	—
	(2)(9)	70,833	4,167	—	$12.74	2/10/2022	2/9/2029	—	—	—	—
	(3)(9)	—	—	—	—	—	—	4,333	$55,332	—	—
	(4)(9)	—	—	—	—	—	—	—	—	13,000	$166,010
	(2)(9)	48,889	31,111	—	$11.12	2/16/2023	2/15/2030	—	—	—	—
	(5)(9)	—	—	—	—	—	—	—	—	24,000	$306,480
	(2)(9)	—	50,000	—	$12.48	2/15/2024	2/15/2031	—	—	—	—
	(6)(9)	—	—	—	—	—	—	35,710	$456,017	—	—
	(7)(9)	—	—	—	—	—	—	—	—	35,710	$456,017

(1)	Represents the aggregate fair value of RSUs (including PSUs) based on the last closing price per share as of December 31, 2024, of $12.77.

(2)	Options vest at the rate of 1/3rd of the shares on the first anniversary of the vesting commencement date, with 1/36th of the total number of shares vesting each month thereafter.

(3)	These RSUs were granted on February 10, 2022 and vest over three years with one-third vesting on each annual anniversary date.

(4)	These PSUs were granted on February 10, 2022. These PSUs vest if the Company’s relative total stockholder return ranking is equal to or greater than the 50th percentile before the end of 2024. To calculate the relative ranking, the Company’s total stockholder return will be compared to the returns of the other companies comprising the Nasdaq Biotechnology Index during the performance period of January 1, 2022 to December 31, 2024. No shares can vest under these awards if the Company’s relative ranking is below the 50th percentile. On February 13, 2025, the Compensation Committee approved the vesting of these PSUs, upon confirmation that the performance conditions had been satisfied.

(5)	These PSUs were granted on February 16, 2023. These PSUs vest if the Company’s relative total stockholder return ranking is equal to or greater than the 50th percentile before the end of 2025. To calculate the relative ranking, the Company’s total stockholder return will be compared to the returns of the other companies comprising the Nasdaq Biotechnology Index during the performance period of January 1, 2023 to December 31, 2025. No shares can vest under these awards if the Company’s relative ranking is below the 50th percentile.

(6)	These RSUs were granted on February 15, 2024 and vest over three years with one-third vesting on each annual anniversary date.

(7)	These PSUs were granted on February 15, 2024. These PSUs vest if the Company’s relative total stockholder return ranking is equal to or greater than the 25th percentile before the end of 2026. To calculate the relative ranking, the Company’s total stockholder return will be compared to the returns of the other companies comprising the Nasdaq Biotechnology Index during the performance period of January 1, 2024 to December 31, 2026. No shares can vest under these awards if the Company’s relative ranking is below the 25th percentile.

(8)	Granted under the 2011 Equity Incentive Plan.

(9)	Granted under the 2018 Equity Incentive Plan.

(10)	Granted under the 2021 Inducement Award Plan.
69

OPTION EXERCISES AND STOCK VESTED

The following table provides information on option exercises and stock awards that vested, including the number of shares acquired upon exercise or vesting and the value realized, determined as described below, for the NEOs in the fiscal year ended December 31, 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ryan Spencer	—	—	50,583	$647,582
Kelly MacDonald	—	—	5,334	$68,369
David F. Novack	9,000	$80,707	26,333	$337,064
John L. Slebir	—	—	4,667	$59,831
Robert Janssen, M.D.	1,500	$8,385	14,333	$183,449

(1)	The value realized on exercise is determined by multiplying the number of shares of stock acquired upon the exercise by the difference between the exercise price and the market value of the underlying shares as reported by the Nasdaq Stock Market LLC on the exercise date.

(2)	The value realized on vesting is determined by multiplying the number of shares of stock by the market value of the underlying shares as reported by the Nasdaq Stock Market LLC on the vesting date.

PENSION BENEFITS

The Company does not sponsor any pension or qualified or non-qualified defined benefit retirement plan.

NON-QUALIFIED DEFERRED COMPENSATION

The Company does not maintain any non-qualified defined contribution plan or other non-qualified deferred compensation plan.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL OR INVOLUNTARY TERMINATION

Summary of Change in Control and Involuntary Termination Arrangements.

To promote retention of certain key executives, our Board has authorized the Company to enter into Management Continuity and Separation Agreements with each NEO. We refer to such agreements in effect as of December 31, 2024 as the “Management Agreements.” In order to be eligible to receive benefits under the Management Agreements, our NEOs and other officers must execute a general waiver and release of claims, and such release must become effective in accordance with its terms.

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Certain Transactions without Termination.

Pursuant to the 2018 Equity Incentive Plan, in the event that there had been a corporate transaction or change in control (each as defined in the 2018 Equity Incentive Plan) on December 31, 2024, and if the surviving or acquiring corporation had elected not to assume, continue or substitute for equity awards that were outstanding under the 2018 Equity Incentive Plan, 2011 Equity Incentive Plan, 2021 Inducement Award Plan and 2017 Inducement Award Plan held by each of our current service providers, including our NEOs, the vesting of such awards would accelerate in full. The table below outlines the potential payments and benefits payable to each NEO in this event, assuming such event had occurred on December 31, 2024.

Name	Transaction Where Award is Not Assumed, Continued or Substituted Value of Accelerated Stock Awards(1)
Ryan Spencer	$5,014,704
Kelly MacDonald	$1,331,603
David F. Novack	$2,061,171
John L. Slebir	$1,298,554
Robert Janssen, M.D.	$1,049,797
(1)	Represents the value of accelerated vesting of equity awards assuming the event took place on December 31, 2024. The value for RSUs (including PSUs) is calculated based on the closing price per share on December 31, 2024. The value for stock option awards is calculated based on the “spread” between the closing price per share on December 31, 2024 of $12.77 and the exercise price of the vested awards, to the extent such vested awards were “in the money.”

Pursuant to the terms of the PSUs granted in February 2024, in the event that there had been a corporate transaction or change in control (each as defined in the 2018 Equity Incentive Plan) on December 31, 2024, and if the surviving or acquiring corporation had elected to assume, continue or substitute for the PSUs, then (i) the vesting schedule of the PSUs would be revised as if the target number of PSUs would vest on each of the first three anniversaries of the grant date, subject to the NEO’s continued services; (ii) any portion of the PSUs that would have vested under such time-based schedule on or prior to the effective date of such transaction would become vested on such effective date; and (iii) any portion of the PSUs that would be unvested immediately following such effective date would vest in accordance with such time-based schedule. No associated acceleration value is disclosed in the table above this paragraph because the first vesting date under these circumstances would be February 2025.

Qualifying Termination in Connection with a Change in Control.

Under the Management Agreements, if, on or during the three months preceding, or the twenty-four month period following, a change in control (as described below), the NEO’s employment is terminated due to an “involuntary” termination without “cause” (and other than due to death or disability) or, if applicable, upon a resignation for “good reason” (as defined below) the NEO will, subject to the execution of a release of claims, be entitled to receive:

•	a lump-sum cash payment equal to a specified number of months (24 months for Mr. Spencer, 21 months for Mr. Novack and 18 months for our other NEOs) of the executive’s then-effective annual base salary;

•	a lump-sum cash payment equal to a specified percentage of the NEO’s target annual variable cash compensation (200% of such target for Mr. Spencer, 175% for Mr. Novack, and 150% of such target for our other NEOs) for the year of termination;

•	cash payments equal to the value of the applicable COBRA premiums for up to the same number of months as the NEO receives in base salary as set forth in the first bullet, paid either monthly on employee’s behalf or to employee in a single lump sum (the “COBRA Payment”);

•	full acceleration of vesting of all outstanding equity awards at the time of such termination; and

•	the extension of exercisability of all stock options to purchase the Company’s common stock for a period of one year following termination of employment (but in any event not beyond each option’s expiration date).
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In addition, if any payments or benefits would constitute a “parachute payment” within the meaning of Section 280G of the Code and such payments would be subject to the excise tax imposed by Section 4999 of the Code, then such payments will either be (1) provided to the NEO in full or (2) reduced to such lesser amount that would result in no portion of such payments being subject to the excise tax, whichever amount after taking into account all applicable taxes, including the excise tax, would result in the NEO’s receipt, on an after-tax basis, of the greatest amount of such payments.

For purposes of the Management Agreements, “cause” generally means (1) gross negligence or willful misconduct in the performance of duties to the Company, where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries; (2) repeated unexplained or unjustified absence from the Company; (3) a material and willful violation of any federal or state law; (4) commission of any act of fraud with respect to the Company; or (5) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board.

For purposes of the Management Agreements, “good reason” generally means the NEO’s voluntary termination following (1) a material reduction or change in job duties, responsibilities, and requirements inconsistent with the NEO’s position with the Company and his or her prior duties, responsibilities, and requirements, or a material change in the level of management to which the NEO reports; (2) any material reduction of base compensation (other than in connection with a general decrease in base salaries for most officers of the successor corporation); or (3) the refusal to relocate to a facility or location more than 35 miles from the Company’s current location. The NEO must provide 90 days’ notice of the event giving rise to good reason, give the Company 30 days to cure (if curable), and any resignation for good reason must occur within 180 days after the occurrence of the event giving rise to such resignation right.

The Management Agreements generally define a change in control to mean the occurrence of a change in the majority ownership of the voting securities of the Company; a merger that results in the stockholders of the Company immediately prior the transaction not owning more than 60% of the voting securities of the Company; the sale of all or substantially all of the assets; or over a period of 12 months or less, when a majority of our Board becomes comprised of individuals who were not serving on our Board as of a specified date, or whose nomination, appointment, or election was not approved by a majority of the directors who were serving on our Board as of such specified date.

The table below outlines the potential payments and benefits payable to each NEO in the event of such NEO’s termination in connection with a change in control of the Company, assuming such event had occurred on December 31, 2024.

Name	Severance Payment	Continuation of Benefits	Value of Accelerated Stock Awards(1)	Total
Ryan Spencer	$2,922,501	$47,835	$7,121,754	$10,092,090
Kelly MacDonald	$1,174,500	$36,377	$1,924,514	$3,135,391
David F. Novack	$1,660,703	$62,091	$2,927,743	$4,650,537
John L. Slebir	$1,192,500	$56,312	$1,937,054	$3,185,866
Robert Janssen, M.D.	$1,220,155	$39,492	$1,505,814	$2,765,461
(1)	Represents the value of accelerated vesting of equity awards assuming the event took place on December 31, 2024. The value for RSUs (including PSUs) is calculated based on the closing price per share on December 31, 2024. The value for stock option awards is calculated based on the “spread” between the closing price per share on December 31, 2024 of $12.77 and the exercise price of the vested awards, to the extent such vested awards were “in the money.”

Qualifying Termination Not in Connection with a Change in Control.

Under the terms of the Management Agreements, upon an “involuntary” termination without “cause” (and other than due to death or disability) or, if applicable, upon a resignation for “good reason” (each as defined above), the NEO will, subject to the execution of a release of claims, be entitled to receive:

•	a lump-sum cash payment equal to the specified number of months (18 months for Mr. Spencer, 15 months for Mr. Novack and 12 months for our other NEOs) of the executive’s then-effective annual base salary;

•	the COBRA Payment;

•	a lump-sum cash payment equal to the NEO’s target annual variable cash compensation for the year of termination, pro-rated as of the date of termination;
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•	the acceleration of vesting of time-vesting stock options to purchase the Company’s common stock for a specified number of months (18 months for Mr. Spencer, 15 months for Mr. Novack and 12 months for our other NEOs) following termination of employment (but in any event not beyond each option’s expiration date); and

•	the extension of exercisability of all stock options to purchase the Company’s common stock for a period of one year following termination of employment (but in any event not beyond each option’s expiration date).

The table below outlines the potential payments and benefits payable to each NEO, in the event of such NEO’s involuntary termination not in connection with a change in control assuming such event had occurred on December 31, 2024.

Name	Severance Payment	Continuation of Benefits	Value of Accelerated Stock Awards	Total
Ryan Spencer	$1,878,751	$35,877	$236,523	$2,151,151
Kelly MacDonald	$783,000	$24,252	$180,892	$988,144
David F. Novack	$1,097,250	$44,351	$124,051	$1,265,652
John L. Slebir	$795,000	$37,542	$161,635	$994,177
Robert Janssen, M.D.	$813,436	$26,328	$61,028	$900,792
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PAY RATIO DISCLOSURE

Under SEC rules, we are required periodically to calculate and disclose the annual total compensation of our median employee, as well as the ratio of the annual total compensation of our Chief Executive Officer as compared to the annual total compensation of that median employee (“CEO Pay Ratio”). To identify our median employee, we used the following methodology:

•	To determine our total population of employees, we included all full-time, part-time, and temporary employees as of December 31, 2024.

•	To identify our median employee from our employee population, we calculated the aggregate amount of each employee’s 2024 base salary (using a reasonable estimate of the hours worked and overtime actually paid during 2024 for hourly employees and actual salary paid for our remaining employees), the actual value of annual cash incentive awards earned in 2024, and the value of equity awards granted in 2024 using the same methodology we use for estimating the value of the equity awards granted to our named executive officers and reported in our Summary Compensation Table.

•	In making this determination, we annualized the compensation elements listed above of employees who were employed by us for less than the entire calendar year.

•	Compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on December 31, 2024.

Using this approach, we determined our median employee. Once the median employee was identified, we then calculated the annual total compensation of this employee for 2024 in accordance with the requirements of the Summary Compensation Table.

For 2024, the median of the annual total compensation of our employees (other than our Chief Executive Officer) was $195,898 and the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included in this proxy statement, was $8,210,775. Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our employees (other than our Chief Executive Officer) was approximately 42-to-1.

The CEO Pay Ratio above represents our reasonable estimate calculated in a manner consistent with SEC rules and applicable guidance. SEC rules and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

Neither the Compensation Committee nor our management used our CEO Pay Ratio measure in making compensation decisions.

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ITEM 402(V) PAY VERSUS PERFORMANCE

The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Compensation Committee view the link between the Company’s performance and NEO pay. For additional information about our pay-for-performance philosophy and how we align NEO compensation with Company performance, refer to the “Compensation Discussion and Analysis” beginning on page 43.

Required Tabular Disclosure of Pay Versus Performance

The amounts set forth below under the headings “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Use of the term “compensation actually paid” (“CAP”) is required by the SEC’s rules and as a result of the calculation methodology required by the SEC, such amounts differ from compensation actually received by the individuals and the compensation decisions described in the “Compensation Discussion and Analysis” section beginning on page 43.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($)(1&2)	Compensation Actually Paid to PEO ($)(1&3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1&2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1&3)	Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(4)	Net Income (thousands) ($)(5)	HEPLISAVB Product Revenue (thousands) ($)(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$8,210,775	$5,552,063	$2,872,234	$2,043,561	$223.25	$118.20	$27,827	$268,430
2023	$5,810,736	$6,752,821	$2,314,153	$2,537,045	$244.41	$118.87	$(6,389)	$213,295
2022	$5,594,000	$3,889,804	$2,094,623	$1,411,504	$182.52	$101.47	$293,156	$125,937
2021	$4,519,489	$9,202,304	$2,410,600	$3,623,574	$245.98	$126.45	$76,713	$61,870
2020	$1,521,779	$429,945	$1,331,353	$790,834	$77.80	$126.42	$(75,240)	$36,030
1	NEOs included in these columns reflect the following:

Year	PEO	Non-PEO NEOs
2024	Ryan Spencer	Kelly MacDonald, David Novack, John L. Slebir, Robert Janssen

2023	Ryan Spencer	Kelly MacDonald, David Novack, Robert Janssen

2022	Ryan Spencer	Kelly MacDonald, David Novack, Robert Janssen

2021	Ryan Spencer	Kelly MacDonald, David Novack, Robert Janssen, Michael Ostrach

2020	Ryan Spencer	David Novack, Robert Janssen, Michael Ostrach

2	Amounts reflect Summary Compensation Table Total Compensation for our PEO and average for our non-PEO NEOs for each corresponding year.
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3	The following table details the adjustment to the Summary Compensation Table Total Compensation for our PEO, as well as the average for our other NEOs, to determine CAP, as computed in accordance with Item 402(v) of Regulation S-K. Amounts do not reflect actual compensation earned by or paid to our PEO or other NEOs during the applicable year.

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid	Fiscal Year 2024 (For PEO)	Fiscal Year 2024 (Average For Non-PEO NEOs)[1]
Summary Compensation Table Total	$8,210,775	$2,872,234
(Minus): Grant date fair value of option and stock awards granted in fiscal year	($6,726,449)	($2,038,318)
(Minus): Change in pension value	—	—
Plus: Pension service cost and associated prior service cost	—	—
Plus: Fair value at fiscal year-end of outstanding and unvested option and stock awards granted in fiscal year	$5,892,250	$1,785,530
Plus/(Minus): Change in fair value of outstanding and unvested option and stock awards granted in prior fiscal years	($1,254,507)	($366,972)
Plus: Fair value at vesting of option and stock awards granted in fiscal year that vested during fiscal year	—	—
Plus/(Minus): Change in fair value as of vesting date of option and stock awards granted in prior fiscal years for which applicable vesting conditions were satisfied during fiscal year	($570,006)	($208,913)
(Minus): Fair value as of the spin-off date of option and stock awards granted in prior fiscal years that failed to meet applicable vesting conditions during fiscal year	—	—
Plus: Value of dividends or other earnings paid on option and stock awards not otherwise reflected in total compensation	—	—
Compensation Actually Paid	$5,552,063	$2,043,561

(a)	The amounts reflect the aggregate grant-date fair value reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

(b)	In accordance with Item 402(v) requirements, the fair values of unvested and outstanding equity awards to our NEOs were remeasured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. Fair values as of each measurement date were determined using valuation assumptions and methodologies (including volatility, dividend yield, and risk-free interest rates) that are generally consistent with those used to estimate fair value at grant under US GAAP. For options, fair values were estimated using the Black-Scholes formula. The range of estimates used in the option fair value calculations are as follows: (i) for 2024, expected life between 1.0 year – 3.5 years, volatility between 30% - 68%, dividend yield of 0%, and risk-free interest rate between 3.4% - 5.0%; (ii) for 2023, expected life between 0.7 years – 4.5 years, volatility between 32% - 86%, dividend yield of 0%, and risk-free interest rate between 3.4% - 5.3%; (iii) for 2022, expected life between 1.5 years – 3.6 years, volatility between 69% - 103%, dividend yield of 0%, and risk-free interest rate between 0.8% - 4.5%; (iv) for 2021, expected life between 1.2 years – 4.6 years, volatility between 78% - 114%, dividend yield of 0%, and risk-free interest rate between 0.1% - 1.2%; (iv) for 2020, expected life between 1.3 years – 5.6 years, volatility between 63% - 100%, dividend yield of 0%, and risk-free interest rate between 0.1% - 1.6%.

For PSUs, fair values were estimated using a Monte Carlo simulation model, using assumptions that are generally consistent with those used to estimate fair value at grant date. The fair values reflect the probable outcome of the performance vesting conditions as of each measurement date. See Note 15 - Equity Plans and Stock-Based Compensation, in the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the corresponding fiscal year, where we explain assumptions made in valuing equity awards at grant.

(c)	Amount of equity award adjustments may differ from amount reported in the table above due to rounding.

(d)	Neither the PEO, nor the Non-PEO NEOs participate in a pension plan. As such, the relevant pension numbers included in the table above are zero.

4	The amounts reflect the cumulative total shareholder return of our common stock (column (f)) and the Nasdaq Biotechnology Index (column (g)) at the end of each fiscal year. In each case, assume an initial investment of $100 on December 31, 2020, and reinvestment of dividends, if any.

5	The dollar amounts reported represent the net income reflected in the Company’s audited financial statements for the applicable year.

6	As required by Item 402(v) of Regulation S-K, we have determined that HEPLISAV-B product revenue is the Company-Selected Measure.
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Required Disclosure of the Relationship Between Compensation Actually Paid and Financial Performance Measures

As required by Item 402(v) of Regulation S-K, we are providing the following graphs to illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. In addition, the first graph below further illustrates the relationship between Company total shareholder return and that of the Nasdaq Biotechnology Index. As noted above, “compensation actually paid” for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years.

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Required Tabular Disclosure of Most Important Measures

The most important financial performance measures used by the Company to link CAP to the Company’s NEOs for the most recently completed fiscal year to the Company’s performance are set forth below. For further information regarding these performance metrics and their function in our executive compensation program, please see “Compensation Discussion and Analysis” beginning on page 43.

•	HEPLISAV-B Vaccine Revenue

•	CpG 1018 Adjuvant Revenue

•	Relative TSR for Dynavax Common Stock Compared To Nasdaq Biotechnology Index

•	HEPLISAV-B Vaccine Market Share As Percent of U.S. Market For Hepatitis-B Vaccines

All information provided above under the “Item 402(v) Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information about our equity compensation plans as of the fiscal year ended December 31, 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders:
2011 Equity Incentive Plan	642,944	$17.32	—
2014 Employee Stock Purchase Plan(1)	—	$—	538,048
2018 Equity Incentive Plan	8,758,763	$10.48	14,122,424
Equity compensation plans not approved by security holders:
2017 Inducement Award Plan(2)	92,000	$17.36	—
2021 Inducement Award Plan(4)	1,647,618	$11.95	—(5)
Total:	11,141,325	$11.15	14,660,472

(1)	As of December 31, 2024, an aggregate of 538,048 shares remained available for future issuance under the 2014 Employee Stock Purchase Plan.

(2)	In order to induce qualified individuals to join our Company, on November 28, 2017, our Board adopted the 2017 Inducement Award Plan (the “2017 Inducement Plan”), which provided for the issuance of up to 1,200,000 shares of Company common stock to new employees of the Company. Stockholder approval of the 2017 Inducement Plan was not required under Nasdaq Marketplace Rule 5635(c)(4). Upon the effectiveness of the 2018 Equity Incentive Plan, no additional awards were granted under the 2017 Inducement Plan. All shares currently subject to awards outstanding under the 2017 Inducement Plan, which awards expire or are forfeited, are included in the reserve for the 2018 Equity Incentive Plan to the extent such shares would otherwise return to such plan. Awards granted under the 2017 Inducement Plan have a term of 10 years. Exercisability, option price and other terms are determined by the plan administrator, but the option price cannot be less than 100% of fair market value of those shares on the date of grant. Stock options granted under the 2017 Inducement Plan generally vest over a period of four years, with the exception of performance-based awards which will vest upon achievement of certain performance conditions.

(3)	6,446,027 shares subject to restricted stock units (“RSUs”) were granted under the 2018 Equity Incentive Plan. Since these awards have no exercise price, they are not included in the weighted-average exercise price calculation.

(4)	In January 2021, our Board adopted the 2021 Inducement Award Plan (the “2021 Inducement Plan”), under which we initially reserved 1,500,000 shares of common stock, and which we later approved to increase to an aggregate of 3,250,000 shares of common stock for issuance to be used exclusively for grants of awards to individuals who were not previously employees or directors of the Company. Stockholder approval of the 2021 Inducement Plan was not required under Nasdaq Marketplace Rule 5635(c)(4). The 2021 Inducement Plan provides for the issuance of nonstatutory stock options, restricted stock awards, RSUs, stock appreciation rights, performance stock awards and other stock awards exclusively to individuals who were not previously employees or directors of the Company, or who had experienced a bona fide period of non-employment, as an inducement material to the individual’s entry into employment with us within the meaning of Nasdaq Marketplace Rule 5635(c)(4). The terms of awards under the 2021 Inducement Plan are substantially similar to those of the 2018 Equity Incentive Plan, including the treatment of awards upon change in control transactions. As of December 31, 2024, options to purchase 1,647,618 shares were outstanding under the 2021 Inducement Plan. All options granted under the 2021 Inducement Plan have a maximum term of seven years. Awards under the 2021 Inducement Plan may be amended by the Board at any time or from time to time in accordance with the terms of the 2021 Inducement Plan and applicable law.

(5)	The Board terminated the 2021 Inducement Plan effective as of April 3, 2022, and therefore, there were no shares available for grant under the 2021 Inducement Plan as of December 31, 2024.
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CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES

In February 2016, our Board adopted Corporate Governance Guidelines that set forth key principles to guide the Board in its exercise of responsibilities and serve the interests of the Company and our stockholders. The Corporate Governance Guidelines were reviewed and updated by the Board in February 2018. Our Corporate Governance Guidelines can be found under the header “Investors” and, within that, under the header “Corporate Governance and Compliance” of our website at www.dynavax.com. In addition, these guidelines are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Dynavax Technologies Corporation, 2100 Powell Street, Suite 720, Emeryville, California 94608.

CODE OF CONDUCT

We have adopted the Dynavax Code of Business Conduct and Ethics (“Code of Conduct”), a code of ethics that applies to our employees, including our Chief Executive Officer, Chief Financial Officer and to our non-employee directors. The Code of Conduct is publicly available on our website under “Investors” – “Corporate Governance and Compliance” at www.dynavax.com. This website address is intended to be an inactive, textual reference only; none of the material on this website is part of this report. If any substantive amendments are made to the Code of Conduct or any waiver granted, including any implicit waiver, from a provision of the Code of Conduct to our Chief Executive Officer or Chief Financial Officer, we will disclose the nature of such amendment or waiver on that website or in a report on Form 8-K. We will provide a written copy of the Dynavax Code of Conduct to anyone without charge, upon request written to Dynavax, Attention: Corporate Secretary, 2100 Powell Street, Suite 720, Emeryville, CA 94608, (510) 848-5100. There have been no waivers under the Code of Business Conduct and Ethics as of the date of filing of this proxy statement.

INSIDER TRADING POLICY

We have adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers and employees that is designed to promote compliance with insider trading laws, rules and regulations, as well as procedures designed to further the foregoing purposes. A copy of our insider trading policy is filed as an exhibit to our Annual Report on Form 10-K for our fiscal year ended December 31, 2024. In addition, it is the Company’s intent to comply with applicable laws and regulations relating to insider trading.

PLEDGING/HEDGING POLICY

We have a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock. No waivers of this policy were requested or provided during 2024.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS

Our Commitment. We are committed to conducting our business in compliance with all applicable legal and ethical standards. In addition, we are committed to helping to protect the environment.

Our Approach. Our Board oversees our environmental, social and governance (“ESG”) efforts and other governance matters generally through each of our standing Board committees. Our Nominating and Corporate Governance Committee oversees our governance strategy, efforts and policies, as well as providing general oversight of our ESG strategy, targets, policies, performance and reporting and reviewing and discussing with management our ESG related practices. Our Compensation Committee oversees the Company’s strategies, efforts and policies related to human capital management, including with respect to development, training, engagement and diversity of our employees. Our Audit Committee oversees corporate compliance matters and enterprise risk management, including the review of our risk management, risk assessment and major risk exposures with respect to financial, accounting, privacy, and cybersecurity and information technology risks. We also maintain a disclosure and risk committee composed of internal executive and senior leadership. Within our disclosure and risk committee process, we undertake specific review of enterprise risk management, ESG/sustainability and cyber risk matters through subcommittees that report out to, and discuss with, our Board and our standing Board committees regularly.

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Our Core Values. Our core values are deeply ingrained principles that guide our Company’s actions and serve as our cultural cornerstones. As a developer and manufacturer of vaccines, we operate with the highest level of quality, integrity, and safety for the betterment of public health. These are paramount aspects of what we do every day. In addition, we strive to maintain a culture that is focused on creating an environment where each employee is valued by the organization and where our organization is valued by each employee. Below is a list of our core values.

•	Committed To Doing What Is Right: We approach all that we do with integrity and quality to ensure we maintain trust and credibility with patients, colleagues, and all of our stakeholders.

•	Celebrate Individuals: We recognize each team member as an individual, respecting who they are, and the combined value of everyone’s unique perspectives and experiences.

•	A Community Of Collaboration: We provide support and encouragement to each other, both personally and professionally, to create a community focused on working together to accomplish our shared goals.

•	Empower One Another To Make A Difference: We operate from a place of trust and high expectations inspiring one another to take ownership, venture beyond the obvious, and to bring our best every day.

•	Embrace The Challenge: Together, as one team focused on results, we confront challenges with confidence and enthusiasm, never letting obstacles or hard work deter us from driving innovation.

Ethics and Compliance. Our Ethics and Compliance program includes our Code of Business Conduct and Ethics, which sets forth our expectations of all of our directors, officers and employees globally that they conduct their business activities in a legal and ethical manner. The Code of Business Conduct and Ethics can be found on our website under the header “Investors” and, within that, under the header “Corporate Governance and Compliance.” We have a Chief Ethics and Compliance Officer, a Compliance Steering Committee and policies, procedures and training addressing specific aspects of our business, including advertising and promotion; engagements with healthcare providers; and regarding our business activities outside the United States to ensure they comply with the U.S. Foreign Corrupt Practices Act and all other applicable anti-corruption laws. We certify on an annual basis to having a comprehensive compliance program that meets the standards set forth under California law. This certification, which sets forth all of the elements of our healthcare compliance program, can be found on our website.

Product Safety and Quality. We have a comprehensive drug safety and pharmacovigilance system to fulfil our legal responsibilities in relation to pharmacovigilance and which is designed to monitor the safety of our products to detect any change to their risk-benefit profile. Our drug safety and pharmacovigilance team receive, review and perform analyses of safety information received globally from a number of sources, including but not limited to, clinical trials, scientific publications and literature, and post-marketing spontaneous reports to identify any safety trends or signals.

The objective of our product quality system is to ensure consistent, sustainable production of safe and effective products, while facilitating continuous improvement of our processes and systems. These objectives are formalized in the Company’s quality manual, which outlines the Company’s commitments to compliance with all applicable regulatory requirements and safety and quality best practices, including current Good Manufacturing Practices, Good Distribution Practices, Good Laboratory Practices, Good Pharmacovigilance Practices, and Good Clinical Practices wherever appropriate. Our executive management has appointed a quality function, led by our Vice President of Quality, with the authority and responsibility for coordinating all aspects of our quality system and our Vice President of Quality reports directly to our President and Chief Operating Officer. In addition, all personnel involved in pharmaceutical product development, production and testing participate in training and qualification programs, designed to ensure that they have the necessary education, training and experience to perform their job functions.

Environmental. We have made, and will continue to make, expenditures for environmental compliance and protection. To that end, our headquarters is in a building certified as “Gold” level on the LEED Scorecard as set forth by the United States Green Building Committee. Additionally, we offer incentives to our employees to utilize public transit in order to reduce traffic congestion and pollution and there is a free shuttle from our building to public transportation. Our transition to a largely virtual environment has further helped reduce congestion and pollution. Our relatively small headquarters space (approximately 8,000 square feet) has further reduced our carbon footprint. In addition, we participate in our buildings active recycling program.

For the automobile fleet for our U.S. based sales force, we strive to keep the carbon footprint of the fleet low through replacing vehicles roughly every three years to take advantage of the latest technology regarding fuel economy. In our office and manufacturing facility in Germany, we offer incentives to our employees to lease bikes or e-bikes in order to reduce traffic congestion and pollution, and we strive to reduce energy consumption with a variety of measures including obtaining more than 90% of electrical power from renewable sources. We continue to consider other ways in which we can conduct our business in an environmentally friendly manner.

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Development, Training and Engagement of Our Employees. Attracting and retaining top talent is key to the achievement of our strategic goals. The development and engagement of our employees is also a top priority of the human resources team. We perform annual performance reviews of all employees, and we seek employee feedback in a variety of ways, including annual employee surveys. In 2024, 29 leaders and key contributors completed a leadership development program, in addition to the 32 who participated in the prior year. Our senior management and human resources team periodically undertake organizational assessments including succession planning and talent reviews, and our leadership development programs are designed to support the needs identified in these reviews. In addition, we have an extensive series of employee training programs on business ethics and compliance matters, including required annual trainings on our Code of Business Conduct and Ethics, our Anti-Corruption Compliance Policy and certain cybersecurity topics. Also, depending on employee roles and departments, we also provide employee training programs on medical affairs, commercial, sales and other matters.

The development and engagement of our employees is among our top priorities. We remain committed to living out our core values and in creating a culture where every employee is recognized and appreciated for the unique individuals they are. Our work related to these commitments focus on community outreach and engagement as well as efforts to support leadership excellence and career development for all employees. As a vaccine company, bettering public health is core to our mission, and that responsibility reaches to bettering the lives of our employees and broader communities.

Community Involvement and Philanthropy. In 2024, we continued to partner with Life Science Cares, a non-profit organization that leverages the power of the life science industry to solve one of our most intractable social issues—poverty. We also held our third annual Community Involvement Day in the U.S. in late 2024. During this Community Involvement Day, all U.S. employees were encouraged to dedicate their day to volunteerism, and many employees volunteered at local non-profits across the country. We also found several ways to support the Emeryville Unified School District with two scholarship awards and guest speakers. We continue to provide all of our U.S. employees two paid days to volunteer in their local communities. Additionally, from time to time, we make donations to support a variety of charitable organizations which we believe align with our core values.

Vaccine Access. We are committed to developing and commercializing novel vaccines to help protect the world against infectious diseases, by utilizing proven, innovative adjuvant technology. We are currently focused on our efforts to increase access and utilization of our HEPLISAV-B vaccine through retail channels and integrated delivery networks, and we are advancing a pipeline of differentiated product candidates that leverage our CpG 1018 adjuvant to develop improved vaccines in indications with unmet medical needs. These programs include vaccine candidates under development for shingles and plague and additional vaccine programs in preclinical development. We are currently conducting a randomized, active-controlled, dose escalation, multicenter Phase 1/2 trial to evaluate the safety, tolerability, and immunogenicity of Z-1018 compared to Shingrix® in 441 healthy adults aged 50 to 69. We are also developing a plague (rF1V) vaccine candidate adjuvanted with CpG 1018® in collaboration with, and fully funded by, the U.S. Department of Defense (“DoD”).

Additionally, we manufacture and have supplied in the past CpG 1018 adjuvant, the adjuvant used in HEPLISAV-B, through both commercial supply agreements and preclinical and clinical research collaborations with third-party organizations. To support the fight against COVID-19, we collaborated with five other organizations on their development of COVID-19 vaccines, by supplying them with CpG 1018 adjuvant under commercial supply agreements supported by two contract manufacturing organizations, with whom we developed and implemented plans to help scale-up activities to support pandemic-level production of our CpG 1018 adjuvant as necessary to support these and any future collaborations. As of December 31, 2022, our delivery obligations under our related supply agreements with all five organizations had been fully satisfied. We continue to work to identify other programs where CpG 1018 adjuvant can be utilized to enhance the immune response to a coronavirus vaccine or other vaccines targeted at serving a global unmet need.

STOCKHOLDER OUTREACH AND ENGAGEMENT

Our Board and management team value the views of our stockholders and we proactively engage with our major stockholders on a regular basis throughout the year. In addition, we seek feedback from the governance teams of our largest institutional stockholders each year. During 2024, we continued this long-standing practice, conducting over 300 meetings with investors and analysts, including 90% of our top 10 actively managed stockholders. In the first quarter of 2025, we met with over 80 investors and analysts. During this outreach, we have significant and meaningful dialogue with our stockholders regarding our compensation and governance policies. We believe our outreach efforts help ensure that our stockholders are aware of our governance initiatives and provide us with valuable feedback in order to enhance our governance practices and disclosure to stockholders.

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Feedback from our outreach informs the Compensation Committee’s thinking when evaluating our current compensation program and considering potential modifications to our compensation programs. It also informs the Nominating and Corporate Governance Committee’s thinking when evaluating our corporate governance as well as ESG matters. Based on this feedback and a systemic review of our governance, our Board determined to approve an amendment and restatement of our Restated Certificate of Incorporation to declassify the Board on a phased basis and submit the proposed amendment to the stockholders for approval at the Annual Meeting. The Board believes that the classification of the Board has benefited the Company by strengthening the independence of Board members and encouraging the consideration of the long-term best interests of the Company and our stockholders against the often short-term focus of certain stockholders and special interests, and ensuring the continuity of highly qualified, engaged and knowledgeable directors focused on our long-term strategy and stockholder return. Nevertheless, the Board has considered that stockholders would like the opportunity to review the composition of the Board on an annual basis and has determined, subject to stockholder approval, to implement this significant governance change over a three-year period to enable a smooth transition. For additional information regarding this governance change, please see “Proposal No. 4: To amend and restate the Company’s Restated Certificate of Incorporation to provide for the declassification of the Company’s Board of Directors on a phased basis and to implement certain other changes.” In addition, in response to stockholder feedback, we increased the performance-linked equity to 30% of equity awards made to executives for 2023, further increased to 33% in 2024 and have enhanced our ESG disclosures immediately above.

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CERTAIN TRANSACTIONS

Since January 1, 2024, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any current director, executive officer, holder of more than 5% of our common stock or any immediate family member of any of the foregoing persons had or will have a direct or indirect material interest other than compensation arrangements, described under the sections entitled “Executive Compensation” and “Director Compensation,” and with respect to the indemnification agreements described below.

Related Persons Transactions and Indemnification

Policies and Procedures for Related Person Transactions

Our Audit Committee is responsible for reviewing and approving all related party transactions, which would include a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000, not including transactions involving compensation for services provided to Dynavax as an employee, director, consultant or similar capacity by a related person. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members. This obligation is set forth in writing in the Audit Committee charter. A copy of the Audit Committee charter is available on the Company’s website at https://investors.dynavax.com/corporate-governance.

Where a transaction has been identified as a related-person transaction, management would present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation would include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to Dynavax of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Audit Committee relies on information supplied by our executive officers and directors. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to Dynavax, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. In determining whether to approve, ratify or reject a related-person transaction, the Audit Committee considers, in light of known circumstances, whether the transaction is, or is not, consistent with the best interests of Dynavax and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Indemnity Agreements

We have entered into indemnity agreements with some of our officers and directors so that they will be free from undue concern about personal liability in connection with their service to the Company. The indemnity agreements provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law.

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SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 14, 2025 by: (i) each director and nominee for director; (ii) the NEOs; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Name and Address of Beneficial Holder	Number of Shares(2)	Percent of Shares Beneficially Owned(3)
5% Stockholders
BlackRock, Inc.(4)	20,957,496	16.87%
Deep Track Capital, LP(5)	17,791,486	14.32%
The Vanguard Group(6)	9,275,788	7.46%
State Street Corporation(7)	7,690,274	6.19%
NEOs and Directors(1)
Ryan Spencer(8)	1,827,561	1.45%
Kelly MacDonald(9)	584,327	*
David F. Novack(10)	836,779	*
John L. Slebir(11)	523,528	*
Robert Janssen, M.D.(12)	342,897	*
Francis R. Cano, Ph.D.(13)	163,205	*
Julie Eastland(14)	136,071	*
Emilio Emini, Ph.D.(15)	—	*
Daniel L. Kisner, M.D.(16)	163,271	*
Brent MacGregor(17)	136,071	*
Scott Myers(18)	109,821	*
Peter R. Paradiso, Ph.D.(19)	132,821	*
Peggy V. Phillips(20)	189,504	*
Lauren Silvernail(21)	—	*
Elaine Sun(22)	102,857	*
All executive officers and directors as a group (15 persons)(23)	5,248,713	4.07%
*	Less than one percent.
(1)	The address of each of the NEOs and directors is c/o Dynavax Technologies Corporation, 2100 Powell Street, Suite 720, Emeryville, California 94608.
(2)	To our knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person’s name.
(3)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. Shares of our common stock subject to options currently exercisable or that will become exercisable within 60 days after March 14, 2025, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Applicable percentages are based on 124,260,446 shares of our common stock outstanding as of March 14, 2025, adjusted as required by the rules of the SEC.
(4)	This information is based solely on a Schedule 13G/A filed by BlackRock, Inc. on November 12, 2024, with the SEC. BlackRock, Inc. beneficially owns 20,957,496 shares of common stock, of which 20,957,496 shares are held with sole dispositive power and 20,753,430 shares are held with sole voting power. The address of the principal business and office of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. The Schedule 13G/A provides information only as of September 30, 2024, and consequently, the beneficial ownership of the above-mentioned reporting person may have changed between September 30, 2024 and March 14, 2025.
(5)	This information is based solely on a Schedule 13D/A filed by Deep Track Capital, LP on February 19, 2025, with the SEC. Deep Track Capital, LP beneficially owns 17,791,486 shares and has no sole dispositive power and no sole voting power. Deep Track Capital, LP’s outstanding voting stock is held in the voting shares irrevocable trust for which Deep Track Biotechnology Master Fund, Ltd. and David Kroin (the “Deep Track Trustees”) act as trustees. Each of the Deep Track Trustees has collective voting control over Deep Track Capital, LP. The address of the principal business of Deep Track Capital, LP is 200 Greenwich Ave, 3rd Floor, Greenwich, CT 06830. The Schedule 13D/A provides information only as of February 19, 2025, and consequently, the beneficial ownership of the above-mentioned reporting person may have changed between February 19, 2025 and March 14, 2025.
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(6)	This information is based solely on a Schedule 13G filed by The Vanguard Group on February 13, 2024, with the SEC. The Vanguard Group beneficially owns 9,275,788 shares and has sole dispositive power over 8,947,934 shares of common stock and no sole voting power. The address of the principal business of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355. The Schedule 13G provides information only as of December 29, 2023, and consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 29, 2023 and March 14, 2025.
(7)	This information is based solely on a Schedule 13G/A filed by State Street Corporation on October 16, 2024, with the SEC. State Street Corporation beneficially owns 7,690,274 shares and has no sole dispositive power and no sole voting power. The address of the principal business and office of State Street Corp. is 1 Congress Street, Suite 1, Boston, MA 02114. The Schedule 13G/A provides information only as of September 30, 2024, and consequently, the beneficial ownership of the above-mentioned reporting person may have changed between September 30, 2024 and March 14, 2025.
(8)	Consists of 277,673 shares of common stock owned directly by Mr. Spencer and options to purchase 1,549,888 shares of common stock exercisable within 60 days of March 14, 2025.
(9)	Consists of 25,517 shares of common stock owned directly by Ms. MacDonald and options to purchase 558,810 shares of common stock exercisable within 60 days of March 14, 2025.
(10)	Consists of 56,049 shares of common stock owned directly by Mr. Novack and options to purchase 780,730 shares of common stock exercisable within 60 days of March 14, 2025.
(11)	Consists of 31,418 shares of common stock owned directly by Mr. Slebir and options to purchase 492,110 shares of common stock exercisable within 60 days of March 14, 2025.
(12)	Consists of 74,921 shares of common stock owned directly by Dr. Janssen and options to purchase 267,976 shares of common stock exercisable within 60 days of March 14, 2025.
(13)	Consists of 36,905 shares of common stock owned directly by Dr. Cano and options to purchase 126,300 shares of common stock exercisable within 60 days of March 14, 2025.
(14)	Consists of 16,071 shares of common stock owned directly by Dr. Eastland and options to purchase 120,000 shares of common stock exercisable within 60 days of March 14, 2025.
(15)	Dr. Emini did not directly own shares of common stock or options to purchase shares of common stock exercisable within 60 days of March 14, 2025.
(16)	Consists of 17,571 shares of common stock owned directly by Dr. Kisner and options to purchase 145,700 shares of common stock exercisable within 60 days of March 14, 2025.
(17)	Consists of 16,071 shares of common stock owned directly by Mr. MacGregor and options to purchase 120,000 shares of common stock exercisable within 60 days of March 14, 2025.
(18)	Consists of 25,446 shares of common stock owned directly by Mr. Myers and options to purchase 84,375 shares of common stock exercisable within 60 days of March 14, 2025.
(19)	Consists of 19,071 shares of common stock owned directly by Dr. Paradiso and options to purchase 113,750 shares of common stock exercisable within 60 days of March 14, 2025.
(20)	Consists of 43,804 shares of common stock owned directly by Ms. Phillips and options to purchase 145,700 shares of common stock exercisable within 60 days of March 14, 2025.
(21)	Ms. Silvernail did not directly own shares of common stock or options to purchase shares of common stock exercisable within 60 days of March 14, 2025.
(22)	Consists of 24,107 shares of common stock owned directly by Ms. Phillips and options to purchase 78,750 shares of common stock exercisable within 60 days of March 14, 2025.
(23)	Total number of shares includes common stock, in aggregate, held as of March 14, 2025, by our executive officers and directors and entities affiliated with such executive officers and directors. Also includes options to purchase 4,584,089 shares of common stock exercisable within 60 days of March 14, 2025.
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HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Dynavax stockholders will be “householding” the Company’s Proxy Materials. A single set of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Proxy Materials, please notify your broker or Dynavax. Direct your written request to Dynavax Technologies Corporation, Attention: Corporate Secretary, 2100 Powell Street, Suite 720, Emeryville, California 94608, or contact Dynavax’s Corporate Secretary at (510) 848-5100. Stockholders who currently receive multiple copies of the Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

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QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive these materials?

Our Board is soliciting proxies for the Annual Meeting. You are receiving a proxy statement because you owned shares of our common stock on          , 2025 (the “Record Date”), and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

Who is Deep Track and how are they involved in the Annual Meeting?

Deep Track is a stockholder that has notified the Company that it intends to (i) nominate the four Deep Track Nominees for election to the Board to run in opposition to the four Board Nominees recommended by the Board (Brent MacGregor, Scott Myers, Lauren Silvernail and Elaine Sun) and (ii) submit the Bylaw Proposal for consideration at the Annual Meeting. After careful consideration, the Board does NOT endorse any of the Deep Track Nominees or the Bylaw Proposal and unanimously recommends that you vote “FOR” the election of only each of the four Board Nominees (Brent MacGregor, Scott Myers, Lauren Silvernail and Elaine Sun) and “AGAINST” the Bylaw Proposal using the GOLD proxy card or GOLD voting instruction form.

You may receive proxy solicitation materials, including a white proxy card or white voting instruction form, from or on behalf of Deep Track. The Board urges you to disregard such materials and NOT to vote using any associated white proxy card or white voting instruction form. The Company is not responsible for the accuracy or completeness of any information provided by or relating to Deep Track or the Deep Track Nominees contained in solicitation materials filed or disseminated by or on behalf of Deep Track or any other statements Deep Track may make. Voting to “WITHHOLD” with respect to any of the Deep Track Nominees on any white proxy card or white voting instruction form sent to you by Deep Track is not the same as voting for our Board Nominees, because a vote to “WITHHOLD” with respect to any of the Deep Track Nominees on the white proxy card or white voting instruction form will revoke any GOLD proxy card or GOLD voting instruction form you may have previously submitted.

Even though you can vote for the Board Nominees on the white proxy card or white voting instruction form, we urge you to support our Board Nominees and vote “FOR” the election of only each of the four Board Nominees using the GOLD proxy card or GOLD voting instruction form. If you have already voted using a white proxy card or white voting instruction form sent to you by Deep Track, you can revoke it by: (i) marking, signing, dating, and returning the GOLD proxy card or GOLD voting instruction form; (ii) voting via the internet using the internet address on the GOLD proxy card or GOLD voting instruction form; (iii) if you are a registered holder, voting by telephone using the number on the GOLD proxy card; or (iv) voting virtually at the Annual Meeting. Only your latest dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described herein.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, there were           shares of common stock outstanding and entitled to vote. A list of our stockholders of record will be open for examination by any stockholder beginning ten days prior to the Annual Meeting at our headquarters located at 2100 Powell Street, Suite 720, Emeryville, California 94608. If you would like to view the list, please contact our Corporate Secretary to schedule an appointment by calling (510) 848-5100 or writing to him at the address above.

Is the Company using a universal proxy card in connection with voting at the Annual Meeting?

A: Yes. The SEC has adopted rules requiring the use of a universal proxy card in contested director elections that took effect on August 31, 2022. Although the Company is required to include all nominees for election on its universal proxy card, the Company does not endorse any of the Deep Track Nominees or the Bylaw Proposal and unanimously recommends stockholders vote “FOR” the election of only each of the four Board Nominees and “AGAINST” the Bylaw Proposal using the GOLD proxy card or GOLD voting instruction form.

What vote is necessary to pass the items of business at the Annual Meeting?

Because of the contested nature of the solicitation, without your voting instructions, to the extent your broker, bank or other nominee provides you with Deep Track’s proxy materials, your broker, bank or other nominee may not vote your shares with respect to the below proposals or on any of the other proposals on the agenda for the Annual Meeting. If, however, you are a stockholder who holds your shares in street name and Deep Track does not provide you with a white proxy card or white voting instruction

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form, then Proposal 3 would be considered a routine matter and your broker, bank or other nominee would be able to vote upon the matter if you do not provide them with specific voting instructions, although it is possible that your broker, bank or other nominee may choose not to exercise such discretionary authority. In that case, if you are a street name holder and do not instruct your broker how to vote with respect to Proposal 3, your broker may not vote with respect to such proposal. Therefore, we strongly encourage all street name holders to instruct their brokers, banks or other nominees to vote their shares held in street name by filling out and returning the GOLD voting instruction form.

Election of Directors (Proposal 1). For the election of directors, votes may be cast “FOR” or “WITHHOLD.” Directors are elected by a plurality of the votes of the shares present virtually at the Annual Meeting or represented by proxy and entitled to vote generally on the election of directors. The four nominees receiving the highest number of “FOR” votes cast in person or by proxy will be elected. “WITHHOLD” votes and any broker non-votes will be counted for purposes of determining if there is a quorum at the Annual Meeting but will not be counted as votes cast.

Advisory Vote on Executive Officer Compensation (Proposal 2). For the advisory vote on executive officer compensation, votes may be cast “FOR,” “AGAINST” or “ABSTAIN” and the proposal will be approved if the majority of shares present (either virtually at the Annual Meeting or by proxy) and entitled to vote on the matter at the meeting vote “FOR” the proposal. If you return your proxy and select “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether this proposal has been approved.

Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm (Proposal 3). For the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm, votes may be cast “FOR,” “AGAINST” or “ABSTAIN” and the proposal will be approved if the majority of shares present (either virtually at the Annual Meeting or by proxy) and entitled to vote on the matter at the meeting vote “FOR” the proposal. If you return your proxy and select “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote. Broker non-votes, if any, are counted towards a quorum but are not counted for any purpose in determining whether this proposal has been approved.

Board Declassification Proposal (Proposal 4). For the Board Declassification Proposal, votes may be cast “FOR,” “AGAINST” or “ABSTAIN” and the proposal will be approved if the holders of sixty-six and two-thirds percent (66-2/3%) of the shares of common stock outstanding on the Record Date vote in favor of the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.

Bylaw Proposal (Proposal 5). For the Bylaw Proposal, votes may be cast “FOR,” “AGAINST” or “ABSTAIN” and will be approved if the holders of at sixty-six and two-thirds percent (66-2/3%) of the shares of common stock outstanding on the Record Date vote in favor of the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.

All Other Items. Approval of all other proposals and business as may properly come before the Annual Meeting will be approved if the affirmative vote of the majority of shares present (either virtually at the Annual Meeting or by proxy) and entitled to vote generally on the subject matter vote in favor of the proposal. If you return your proxy and select “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote. Broker non-votes will have no effect on the outcome of any such proposal or business.

As a result of proxy rules adopted by the SEC, both the Company and Deep Track are required to name all nominees for election at the Annual Meeting on their respective proxy cards that are distributed to our stockholders. The Board does NOT endorse any of the Deep Track Nominees and urges you not to vote for any of the four Deep Track Nominees on any proxy card. You can best support the Board of Directors’ recommendations by following the instructions on the GOLD proxy card and vote “FOR” the election of only each of the Board Nominees, “AGAINST” the Bylaw Proposal and in accordance with the Board of Directors’ recommendations with respect to all other proposals. If you have questions or need assistance voting, please contact MacKenzie Partners, Inc. (“MacKenzie Partners”), our proxy solicitor, using the contact information below.

How many candidates can be elected as directors at the Annual Meeting?

The Board has set the number of directors standing for election at the Annual Meeting at four. Therefore, only four nominees can be elected to the Board at the Annual Meeting, which will consist of the four validly nominated nominees receiving the highest number of affirmative votes “FOR” their election, regardless of whether they were nominated by your Board or Deep Track.

How do I vote the shares on my proxy card?

The Company encourages stockholders to fill out and return the enclosed GOLD proxy card or GOLD voting instruction form or vote by the internet as instructed on your GOLD proxy card or GOLD voting instruction form in advance of the Annual Meeting, even if you plan to attend the Annual Meeting. To vote by internet or telephone, follow the instructions provided on your GOLD

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proxy card or GOLD voting instruction form. You will need the control number included on your GOLD proxy card or GOLD voting instruction form. You need only vote in one way (e.g., if you vote by internet, you need not return the proxy card). We strongly encourage you to vote in advance to ensure your vote will be represented at the Annual Meeting.

Voting on the Internet or by Telephone. If you are a stockholder of record, detailed instructions for internet/telephone voting are attached to your GOLD proxy card. Your internet/telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your GOLD proxy card by mail. If you vote by telephone or the internet, please have your GOLD proxy card and control number available. The sequence of numbers appearing on your card is your control number, and your control number is necessary to verify your vote. Except as noted below, if you are a stockholder of record and you vote on the internet, your vote must be received by 8:59 p.m. Pacific Time on           , 2025. If you hold shares in street name, you may be able to vote on the internet or by telephone as permitted by your bank, broker or other nominee.

Voting by Mail. If you are a stockholder of record and received these proxy materials by mail, you may vote by completing, signing and dating your GOLD proxy card and returning it in the prepaid envelope. If you sign and return your GOLD proxy card, but do not direct how your shares should be voted on a proposal, the proxy holders will vote your shares “FOR” the four Board Nominees, “FOR” Proposals 2, 3, and 4, and “AGAINST” Proposal 5, as applicable. If you sign and return your GOLD proxy card, the proxy holders will vote your shares according to their discretion to adjourn the Annual Meeting, including for the purpose of soliciting votes in accordance with our Board’s recommendations, and on any other proposals and other matters that may be brought before the Annual Meeting.

Voting by E-mail. If you received these proxy materials via e-mail, the e-mail message transmitting the link to these materials contains instructions on how to vote your shares of Company stock and your control number.

If you hold shares in street name, you should complete, sign and date the GOLD voting instruction form provided to you by your bank, broker or other nominee. The availability of online or phone voting may depend on the voting process of the organization that holds your shares. Beneficial owners who want to attend and also vote at the Annual Meeting will need to obtain a legal proxy, in PDF or Image (gif, jpg or png) file format, from the organization that holds their shares giving them the right to vote their shares at the Annual Meeting. Holders who wish to attend and/or vote at the Annual Meeting must pre-register at least 24 hours prior to the Annual Meeting at www.cesonlineservices.com/dvax25_vm.

Whether your proxy is submitted by mail, telephone, mobile device or online, your shares will be voted in the manner you instruct on your GOLD proxy card. If you submit a GOLD proxy card but do not specify in your GOLD proxy card how you want your shares voted, they will be voted according to the Board’s recommendations below:

Proposal	Board Recommendation
Proposal 1: Election of Four Nominees as Class I Directors	FOR the four Board-recommended nominees only (Brent MacGregor, Scott Myers, Lauren Silvernail and Elaine Sun)
Proposal 2: Advisory Vote on Executive Officer Compensation	FOR
Proposal 3: Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm	FOR
Proposal 4: Board Declassification Proposal	FOR
Proposal 5: Bylaw Proposal, if Properly Presented at the Annual Meeting	AGAINST

What does it mean if I receive more than one proxy card?

Many of our stockholders hold their shares in more than one account and may receive separate proxy cards or voting instructions forms for each of those accounts. If you receive more than one GOLD proxy card, your shares are registered in more than one name or are registered in different accounts. Please sign, date and return or otherwise submit your proxy with respect to each GOLD proxy card you receive to ensure that all of your shares are voted.

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Additionally, please note that Deep Track has stated its intention to nominate a slate of four candidates for election as directors at the Annual Meeting in opposition to the Board Nominees. If Deep Track proceeds with its nominations, you may receive proxy solicitation materials from Deep Track, including an opposition proxy statement and a white proxy card or white voting instruction form that may be sent to you by or on behalf of Deep Track. The Board recommends that you disregard and do NOT return any white proxy card or white voting instruction form you receive from or on behalf of Deep Track.

Voting to “WITHHOLD” with respect to the Deep Track Nominees on a white proxy card or white voting instruction form that may be sent to you by or on behalf of Deep Track is NOT the same as voting for the Board Nominees because a vote to “WITHHOLD” with respect to the Deep Track Nominees on its white proxy card or white voting instruction form will revoke any proxy you previously submitted.

If you have already voted using Deep Track’s white proxy card or white voting instruction form, you have the right to change your vote and revoke your prior proxy by signing and dating the enclosed GOLD proxy card or GOLD voting instruction form and returning it in the postage-paid envelope provided or by voting via the internet by following the instructions provided on the enclosed GOLD proxy card or GOLD voting instruction form. Even if you would like to vote in favor of some or all of the Deep Track Nominees, we strongly recommend that you use the Company’s GOLD proxy card or GOLD voting instruction form to do so. Only the latest dated proxy you submit will be counted. If you have any questions or need assistance voting, please call MacKenzie Partners, the Company’s proxy solicitor, at 1-800-322-2885 (toll-free from the U.S. and Canada) or +1-212-929-5500 from other countries.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	By Mail: You may complete, sign and date another proxy card with a later date and return it by mail before the Annual Meeting to Dynavax Technologies Corporation, Attention: Corporate Secretary, 2100 Powell Street, Suite 720, Emeryville, California 94608. If you return your signed later dated proxy card to us before the Annual Meeting, we will vote your shares as you direct on that later-dated proxy card.

•	By Internet: You may submit a later-dated vote by internet by following the instructions on your GOLD proxy card or GOLD voting instruction form and following the on-screen instructions to complete an electronic proxy card. You will be asked to provide the control number from your GOLD proxy card. Your internet vote must be received by 8:59 p.m. Pacific Time on , 2025 to be counted.

•	By Telephone: You may submit a later-dated vote by telephone by calling the toll-free phone number on your GOLD proxy card or GOLD voting instruction form and following the recorded instructions. You will be asked to provide the control number from your GOLD proxy card. Your telephone vote must be received by 8:59 p.m. Pacific Time on , 2025 to be counted.

•	You may virtually attend the Annual Meeting and vote by internet by visiting www.cesonlineservices.com/dvax25_vm. To attend the Annual Meeting, you will need to pre-register at www.cesonlineservices.com/dvax25_vm no later than 24 hours prior to the Annual Meeting. Please have your GOLD proxy card, or GOLD voting instruction form, or other communication containing your control number available and follow the instructions to complete your registration request. The meeting will begin promptly at 7:00 a.m. Pacific Time on , 2025, and we encourage stockholders to access the meeting prior to the start time. Record stockholders who access the Annual Meeting and vote on any matter will revoke any previously submitted proxy. Simply attending the meeting will not, by itself, revoke your proxy.
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Your last dated proxy card or telephone vote or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Agent

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions on the GOLD voting instruction form provided by your bank, broker or other nominee to revoke your proxy. You can change your GOLD voting instruction form by submitting a later dated voting instruction form by following the instructions on the form. The availability of telephone and internet voting will depend on the voting process of your bank, broker or other nominee.

How many votes do I have?

Each outstanding share of our common stock you owned as of the Record Date will be entitled to one vote for each matter considered at the meeting. There is no cumulative voting.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the stockholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a bank, broker or other similar organization, you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

Who counts the votes?

Our independent inspector of elections, First Coast Results, Inc., will tabulate the votes cast by each proxy and in person at the Annual Meeting.

What is a proxy?

A proxy is your legal appointment of another person to vote the shares of Company stock that you own in accordance with your instructions. The person you appoint to vote your shares also is called a proxy. You can vote your shares via the internet or by telephone. If you received these proxy materials by mail, you can also vote by mail or telephone using the GOLD proxy card enclosed with these materials.

The Company encourages you to use the GOLD proxy card, where you will find the names of the persons designated by the Company to act as proxies to vote your shares at the Annual Meeting. The proxies are required to vote your shares in the manner you instruct.

What shares are included on my proxy card?

If you are a registered stockholder, your GOLD proxy card will show the shares of Company stock registered in your name with our transfer agent, Computershare, on the Record Date. If you have shares registered in the name of a bank, broker or other registered owner or nominee, they will not appear on your GOLD proxy card.

What is an undervote and overvote and how does each impact the universal proxy card?

An undervote is a circumstance in which a stockholder returns a universal proxy card in a director election contest but does not exercise a vote with respect to all four seats up for election at the Annual Meeting. If an undervote (i.e., voting “FOR” with respect to fewer than four nominees on Proposal 1) occurs on a record holder’s proxy card, your shares will only be voted as marked. No discretionary authority is available to vote shares represented by an undervoted proxy card for the remaining director seats up for election.

An overvote means a circumstance in which a stockholder returns a universal proxy card in a director election contest but marks “FOR” votes for more than the four seats up for election at the Annual Meeting. If an overvote (i.e., voting “FOR” with respect to more than four nominees on Proposal 1) occurs on a universal proxy card, the votes submitted on such proxy card with respect to Proposal 1 will be invalidated and not counted.

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If your GOLD proxy card is executed but no voting instructions are marked with respect to Proposal 1, your proxy will be voted “FOR” each of the four Board Nominees.

Can I use the GOLD proxy card if I want to vote for one or more of the Deep Track Nominees?

Yes, if you would like to vote in favor of some or all of the Deep Track Nominees despite the Board’s recommendation to the contrary, we urge you to use the Company’s GOLD proxy card or GOLD voting instruction form to do so.

What happens if Deep Track withdraws or abandons its solicitation or fails to comply with the universal proxy rules and I already granted proxy authority in favor of Deep Track and its director nomination slate?

Stockholders are encouraged to submit their votes on the GOLD proxy card. If Deep Track withdraws or abandons its solicitation or fails to comply with the universal proxy rules after a stockholder has already granted proxy authority, stockholders can still sign and date a later submitted GOLD proxy card.

If Deep Track withdraws or abandons its solicitation or fails to comply with the universal proxy rules, any votes cast in favor of the Deep Track Nominees will be disregarded and not be counted, whether such vote is provided on the Company’s GOLD proxy card or Deep Track’s white proxy card.

How will voting on any other business be conducted?

We do not know of any business or proposals to be considered at the Annual Meeting other than the items described in this proxy statement. If any other business properly comes before the Annual Meeting, the signed proxies received from you and other stockholders give the persons voting the proxies the authority to vote on the matter according to their judgment.

What is a broker non-vote?

If you own shares through a broker in street name, you may instruct your broker how to vote your shares. A “broker non-vote” occurs when you fail to properly provide your broker with voting instructions, and the broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a “routine” matter under applicable rules. To the extent that Deep Track provides a proxy card or voting instruction form to stockholders who hold their shares in street name, all of the proposals presented at the Annual Meeting will be considered “non-routine” matters, and brokers will not have discretionary voting authority to vote on any of the proposals presented at the Annual Meeting. If, however, you are a stockholder who holds your shares in street name and Deep Track does not provide you with a white proxy card or white voting instruction form, then Proposal 3 would be considered a routine matter and your broker, bank or other nominee would be able to vote upon the matter if you do not provide them with specific voting instructions, although it is possible that your broker, bank or other nominee may choose not to exercise such discretionary authority. In that case, if you do not instruct your broker how to vote with respect to Proposal 3, your broker may not vote with respect to such proposal. Therefore, we strongly encourage all street name holders to instruct their brokers, banks or other nominees to vote their shares held in street name by filling out and returning the GOLD voting instruction form.

What is the effect of abstentions and broker non-votes?

Abstentions and “WITHHOLD” votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present at the Annual Meeting. In the case of Proposal 1, any “WITHHOLD” votes will not be counted as “votes cast” in favor of the applicable nominee. In the case of each of Proposal 2, Proposal 3, Proposal 4, and Proposal 5, abstentions will have the same effect as a vote “AGAINST” these proposals.

To the extent broker non-votes arise, such broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present at the Annual Meeting. In the case of Proposal 1, any broker non-votes will not be counted as votes cast in favor of the applicable nominees. In the case of each of Proposal 2 and Proposal 3, any broker non-votes will not be counted as “votes cast” either in favor of or against a particular proposal and will not be counted for any purpose in determining whether such proposal has been approved. In the case of each of Proposal 4 and Proposal 5, broker non-votes will have the same effect as a vote “AGAINST” these proposals.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present virtually at the Annual Meeting or represented by proxy. On the

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Record Date, there were shares outstanding and entitled to vote. Thus, a total of shares are entitled to vote at the Annual Meeting and holders of Common Stock representing at least votes must be represented at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or the holders of a majority of shares present virtually at the Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.

Are the proxy statement and Annual Report available on the internet?

Yes. This proxy statement and our Annual Report are available at https://investors.dynavax.com/annuals-and-proxies.

When are stockholder proposals for the 2026 Annual Meeting due?

To be considered for inclusion in next year’s proxy statement, stockholder proposals submitted in writing by , 2025 to Dynavax Technologies Corporation, Attention: Corporate Secretary, 2100 Powell Street, Suite 720, Emeryville, California 94608. However, if our 2026 Annual Meeting of Stockholders is not held between , 2026 and , 2026, then the deadline will be a reasonable time before we begin to print and send our proxy materials.

If you wish to submit a proposal (including a director nomination) that is not to be included in next year’s proxy materials, you must do so no later than the close of business on , 2026 and no earlier than the close of business on , 2026. However, if our 2026 Annual Meeting of Stockholders is not held between , 2026 and , 2026, then you must submit your proposal (or director nomination) not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In addition, stockholders who intend to solicit proxies in support of director nominees other than our nominees must also comply with the additional requirements of Rule 14a-19(b).

What are the costs of this proxy solicitation?

The proxies being solicited hereby are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. We have retained MacKenzie Partners to aid in the solicitation. For these and related advisory services, we will pay Mackenzie Partners a fee of approximately $400,000 and reimburse them for certain out-of-pocket disbursements and expenses. MacKenzie Partners expects that approximately 25 of its employees will assist in the solicitation. The expense incurred by the Company to date in furtherance of, or in connection with, the solicitation is approximately $ . The Company anticipates that its total expenditures will be approximately $ . The actual amount could be higher or lower depending on the facts and circumstances arising in connection with this solicitation.

Directors and certain executive officers and employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock. Appendix A sets forth information relating to certain of the Company’s directors and certain executive officers and employees who are considered “participants” in the Company’s solicitation under the rules of the SEC by reason of their position as directors of the Company or because they may be soliciting proxies on the Company’s behalf.

May I inspect the stockholder list?

A list of our stockholders of record as of the Record Date will be open for examination by any stockholder beginning ten days prior to the Annual Meeting at our headquarters located at 2100 Powell Street, Suite 720, Emeryville, California 94608. If you would like to view the list, please contact our Corporate Secretary to schedule an appointment by calling (510) 848-5100 or writing to him at the address above.

How can I find out the results of the voting at the Annual Meeting?

We intend to announce preliminary voting results based on the advice of our proxy solicitor at the Annual Meeting. We also expect to disclose preliminary voting results based on the preliminary tabulation by our independent inspector of elections on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. We will report voting results based on our independent inspector of elections’ final, certified report on a Current Report on Form 8-K that we will file with the SEC as soon as practicable.

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How can I get materials for the Annual Meeting?

On or about , 2025, we expect to mail our proxy materials to all stockholders of record as of the Record Date. Our proxy materials include the Letter to Stockholders, Notice of Annual Meeting, this proxy statement, and a universal GOLD proxy card. Copies of these documents are also available on our website at www.dynavax.com.

What are the procedures for attending and participating in the Annual Meeting?

Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to stockholders of the Company as of the close of business on the Record Date and guests of the Company. You will not be able to attend the Annual Meeting in person at a physical location.

The Annual Meeting will be held virtually on           , 2025, at 7:00 a.m. Pacific Time at www.cesonlineservices.com/dvax25_vm. The Annual Meeting will be held online only. During the meeting, you will be able to vote your shares electronically by internet and submit questions online by logging in to the website listed above subject to your having previously registered to attend the annual meeting or you may vote before the meeting by using a GOLD proxy card that you may request or that we may elect to deliver at a later time. You may also vote by phone before the meeting by calling the toll-free phone number on your GOLD proxy card or GOLD voting instruction form and following the recorded instructions. To attend and participate in the Annual Meeting, including voting your shares at and submitting your questions during such meeting, you must pre-register by 7:00 a.m. Pacific Time on           , 2025 at www.cesonlineservices.com/dvax25_vm using the control number found on your proxy card, or voting instruction form. You will be asked to provide the control number from your GOLD proxy card. Online check-in for the Annual Meeting will begin at 6:30 a.m. Pacific Time and you should allow ample time for the check-in procedures. If you are a stockholder of record or beneficial owner who has registered to attend the Annual Meeting online, you may submit questions during the meeting by visiting www.cesonlineservices.com/dvax25_vm We will respond to as many appropriate inquiries at the Annual Meeting as time allows.

You may vote your shares electronically before the meeting by internet, by phone or by proxy using a GOLD proxy card or GOLD voting instruction form as described under “How do I vote the shares on my proxy card?” above, and you do not need to access the virtual Annual Meeting to vote if you submitted your vote via internet, phone or proxy card in advance of the Annual Meeting.

Whether or not you participate in the annual meeting, it is important that you vote your shares.

How can I reach the Company to request materials or information referred to in these Questions and Answers?

You may order a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, free of charge, or request other information by mail addressed to:

Corporate Secretary
Dynavax Technologies Corporation
2100 Powell Street, Suite 720
Emeryville, California 94608

or by calling +1-877-848-5100. This information is also available free of charge on the SEC’s website, www.sec.gov, and our website, www.dynavax.com.

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OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Ryan Spencer
Chief Executive Officer

                  , 2025

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, is available without charge upon written request to: Dynavax Technologies Corporation, Attention: Corporate Secretary, 2100 Powell Street, Suite 720, Emeryville, California 94608.

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Appendix A

Supplemental Information Regarding Participants in the Solicitation

The Company, its directors and certain of its executive officers and employees are participants in the solicitation of proxies in connection with the Annual Meeting. We estimate that approximately of our employees will assist in the proxy solicitation. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock. This Appendix sets forth information relating to certain of the Company’s directors and certain executive officers and employees who are considered “participants” in the Company’s solicitation under the rules of the SEC by reason of their position as directors of the Company or because they may be soliciting proxies on the Company’s behalf (collectively, the “Participants”).

Directors

The principal occupations of our directors, other than Ms. Phillips and Ms. Eastland who will be retiring from the Board effective immediately prior to the Annual Meeting, are described in the section titled “Election of Directors.” The names of our directors are below. The business address of each of the directors is 2100 Powell Street, Suite 720 Emeryville, California 94608.

Name
Scott Myers	Daniel L. Kisner, M.D.	Lauren Silvernail
Francis R. Cano, Ph.D.	Brent MacGregor	Elaine Sun
Julie Eastland	Ryan Spencer	Peter R. Paradiso, Ph.D.
Emilio Emini, Ph.D.	Peggy V. Phillips

Officers and Employees

The principal occupations of our executive officers and employees who are considered Participants are set forth below. The principal occupation refers to such person’s position with the Company and the business address for each person is 2100 Powell Street, Suite 720 Emeryville, California 94608.

Name	Title
Ryan Spencer	Chief Executive Officer and Director
Kelly MacDonald	Senior Vice President, Chief Financial Officer
John L. Slebir	Senior Vice President, General Counsel

Information Regarding Ownership of the Company’s Securities by Participants

The number of shares of common stock held as of March 14, 2025 by the Participants who are directors or executive officers is set forth in the section titled “Security Ownership of Certain Beneficial Owners and Management” of this proxy statement.

The following table sets forth the number of shares of common stock held as of April 1, 2025 by the additional employees of the Company who are deemed Participants in our solicitation of proxies. The Company is unaware of any Participant who owns any securities of the Company of record that such Participant does not own beneficially, except as described in this proxy statement.

Name	Amount and Nature of Beneficial Ownership
Andrew Davis	0 shares of common stock
Paul Cox	185 shares of common stock

Information Regarding Transactions in the Company’s Securities by Participants - Last Two Years

The following table sets forth information regarding purchases and sales of the Company’s securities by each Participant from April 1, 2023 to April 1, 2025. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

A-1

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A)/ Disposition (D) Code	Transaction Codes(1)
Scott Myers	5/23/2024	5,357		A	A
	5/23/2024	22,500		A	A
	5/26/2023	5,357		A	A
	5/26/2023	22,500		A	A
Francis R. Cano, Ph.D.	5/31/2024	3,615		D	S
	5/24/2024	7,500		D	M
	5/24/2024	7,500		A	M
	5/24/2024	3,885		D	F
	5/23/2024	5,357		A	A
	5/23/2024	22,500		A	A
	5/26/2023	5,357		A	A
	5/26/2023	22,500		A	A
Julie Eastland	5/23/2024	5,357		A	A
	5/23/2024	22,500		A	A
	5/26/2023	5,357		A	A
	5/26/2023	22,500		A	A
Emilio Emini, Ph.D.	2/3/2025	8,636		A	A
	2/3/2025	42,750		A	A
Daniel L. Kisner, M.D.	5/23/2024	5,357		A	A
	5/23/2024	22,500		A	A
	5/26/2023	5,357		A	A
	5/26/2023	22,500		A	A
Brent MacGregor	5/23/2024	5,357		A	A
	5/23/2024	22,500		A	A
	5/26/2023	5,357		A	A
	5/26/2023	22,500		A	A
Peter R. Paradiso, Ph.D.	5/23/2024	5,357		A	A
	5/23/2024	22,500		A	A
	5/26/2023	5,357		A	A
	5/26/2023	22,500		A	A
Peggy V. Phillips	5/23/2024	5,357		A	A
	5/23/2024	22,500		A	A
	5/26/2023	5,357		A	A
	5/26/2023	22,500		A	A
Lauren Silvernail	2/3/2025	8,636		A	A
	2/3/2025	42,750		A	A
Elaine Sun	5/23/2024	5,357		A	A
	5/23/2024	22,500		A	A
	5/26/2023	5,357		A	A
	5/26/2023	22,500		A	A
Ryan Spencer	2/18/2025	55,000		D	M
	2/18/2025	55,000		A	M
	2/18/2025	36,528		D	F
	2/13/2025	62,500		A	A
	2/13/2025	62,500		D	M
	2/13/2025	62,500		A	M
A-2

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A)/ Disposition (D) Code	Transaction Codes(1)
	2/13/2025	31,694		D	F
	2/13/2025	136,000		A	A
	2/13/2025	225,000		A	A
	2/10/2025	20,833		D	M
	2/10/2025	20,833		A	M
	2/10/2025	11,209		D	F
	2/15/2024	402		A	A
	2/15/2024	165,000		A	A
	2/15/2024	231,000		A	A
	2/12/2024	11,684		D	F
	2/10/2024	20,833		D	M
	2/10/2024	20,833		A	M
	2/5/2024	17,129		D	F
	2/4/2024	29,750		D	M
	2/4/2024	29,750		A	M
Kelly MacDonald	2/18/2025	15,477		D	M
	2/18/2025	15,477		A	M
	2/18/2025	4,975		D	F
	2/13/2025	16,000		A	A
	2/13/2025	16,000		D	M
	2/13/2025	16,000		A	M
	2/13/2025	5,318		D	F
	2/13/2025	42,424		A	A
	2/13/2025	70,000		A	A
	2/10/2025	5,333		D	M
	2/10/2025	5,333		A	M
	2/10/2025	1,997		D	F
	2/15/2024	46,430		A	A
	2/15/2024	65,000		A	A
	2/12/2024	2,985		D	F
	2/10/2024	5,333		D	M
	2/10/2024	5,333		A	M
John L. Slebir	2/18/2025	16,667		D	M
	2/18/2025	16,667		A	M
	2/18/2025	5,358		D	F
	2/13/2025	14,000		A	A
	2/13/2025	14,000		D	M
	2/13/2025	14,000		A	M
	2/13/2025	4,708		D	F
	2/13/2025	42,424		A	A
	2/13/2025	70,000		A	A
	2/10/2025	4,666		D	M
	2/10/2025	4,666		A	M
	2/10/2025	1,747		D	F
Paul Cox	2/14/2025	185		A	A(2)
A-3

(1)	Transaction Codes:

A:	Grant, award or other acquisition of securities from the Company (such as an option)

F:	Payment of exercise price or tax liability by delivering or withholding securities

M:	Exercise or conversion of derivative security

S:	Open market or private sale of non-derivative or derivative security

(2)	Pursuant to an ESPP Purchase

Miscellaneous Information Regarding Participants in the Solicitation

Except as described in the proxy statement or this Appendix A, to the Company’s knowledge: none of the Participants or their associates (i) during the past ten (10) years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) beneficially owns, directly or indirectly, any shares or other securities of the Company or any of the Company’s subsidiaries; or (iii) has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. In addition, other than as set forth in this Appendix A or the proxy statement, neither the Company nor any of the Participants has been within the past year party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Appendix A or the proxy statement, none of the Participants or any of their associates have (i) any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company’s last fiscal year or any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeded $120,000.

A-4

Appendix B

Non-GAAP Financial Measures

To supplement our financial results presented on a GAAP basis, we have included information about adjusted EBITDA, a non-GAAP financial measure. We believe the presentation of this non-GAAP financial measure, when viewed with our results under GAAP and the accompanying reconciliation, provide analysts, investors and other third parties with insights into how we evaluate normal operational activities, including our ability to generate cash from operations, on a comparable year-over-year basis and manage our budgeting and forecasting.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income or loss adjusted to exclude interest expense, interest income, the benefit from or provision for income taxes, depreciation, amortization, stock-based compensation, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations. Adjusted EBITDA, as used by us, may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

There are several limitations related to the use of adjusted EBITDA rather than net income or loss, which is the nearest GAAP equivalent, such as:

•	adjusted EBITDA excludes depreciation and amortization, and, although these are non-cash expenses, the assets being depreciated or amortized may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	adjusted EBITDA does not reflect the benefit from or provision for income taxes or the cash requirements to pay taxes;

•	adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	we exclude stock-based compensation expense from adjusted EBITDA although: (i) it has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy; and (ii) if we did not pay out a portion of our compensation in the form of stock-based compensation, the cash salary expense included in operating expenses would be higher, which would affect our cash position;

•	we may exclude other expenses, from time to time, that are episodic in nature and do not directly correlate to the cost of operating our business on an ongoing basis.
B-1

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (In thousands)

	Year Ended December 31,
	2024	2023
GAAP Net income (loss)	$27,309	$(6,389)
Adjustments:
Depreciation & Amortization	1,499	1,500
Interest Income	(36,464)	(31,993)
Interest Expense	6,794	6,757
Provision for Income Taxes	3,546	2,022
Total adjustments	(24,625)	(21,714)
EBITDA	2,684	(28,103)
Stock-Based Compensation	49,217	40,192
Adjusted EBITDA	$51,901	$12,089
B-2

Appendix C

RESTATED

CERTIFICATE OF INCORPORATION

OF

DYNAVAX TECHNOLOGIES CORPORATION

Dynavax Technologies Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Dynavax Technologies Corporation. The Corporation was originally incorporated under the same name and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 6, 2000.

SECOND: This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the Board of Directors and the Stockholders of the Corporation.

THIRD: Pursuant to Section 242 and Section 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates the provisions of the Certificate of Incorporation of the Corporation.

FOURTH: The text of the Certificate of Incorporation is hereby restated in its entirety to read as follows:

ARTICLE I

The name of the Corporation is Dynavax Technologies Corporation ~~(the “Corporation”)~~.

ARTICLE II

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business and the purposes to be conducted and promoted by the Corporation shall be: To conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The Corporation shall be authorized to issue 278,000,000 shares of Common Stock at $0.001 par value, and 5,000,000 shares of Preferred Stock at $0.001 par value. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock or any series of Preferred Stock will be determined or altered by the Board of Directors. The Board of Directors shall also have the authority to fix or alter the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding), the number of shares of any series subsequent to the issue of shares of that series.

C-1

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE VII

A.    Directors. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which constitutes the whole Board of Directors of the corporation shall be designated in the manner set forth in the ~~Bylaws~~ bylaws of the ~~corporation~~ Corporation (as amended from time to time, the “Bylaws”).

B.    Board of Directors. Until the 2028 annual meeting of stockholders, the directors of the Corporation (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (the “Preferred Stock Directors”)) shall be divided into three classes. Commencing with the 2026 annual meeting of stockholders, directors of the Corporation (other than any Preferred Stock Director) shall be elected as follows: (i) directors elected at the 2026 annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the annual meeting of stockholders to be held in 2027; (ii) directors elected at the 2027 annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the annual meeting of stockholders to be held in 2028; and (iii) beginning with the 2028 annual meeting of stockholders, all directors elected at an annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the next annual meeting of stockholders. ~~The Board of Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of an underwritten public offering of the Corporation’s common stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (an “Initial Public Offering”), the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the closing of an Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of an Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting~~

C.    Term. Notwithstanding the foregoing provisions of this Article, each director shall serve until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

D.    Vacancies. Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors (“Voting Stock”) voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence prior to the 2028 annual meeting of stockholders shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified, and any director elected in accordance with the preceding sentence after the 2028 annual meeting of stockholders shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.

C-2

E.    Amendments to Bylaws; Change of Certain Provisions of the Bylaws. The affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required for the adoption, amendment or repeal of the following sections of the corporation’s Bylaws by the stockholders of this corporation: Section 5 (Annual Meetings), Section 6(c) and (d) (Special Meetings), Section 15 (Number and Term of Office) and Section 17 (Classes of Directors).~~2.9 (Stockholder Proposals at Annual Meetings), 2.10 (Nominations of Persons for Election to the Board of Directors) and 3.1 (Directors: Number and Term of Office).~~

F.    Action by Stockholders. No action shall be taken by the stockholders of the corporation except in accordance with the Bylaws.

G.    Removal. Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class; or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock.

H.    Election by Written Ballot. Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, ~~at such time as the Corporation closes an Initial Public Offering,~~ the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Article VII or this Article VIII.

ARTICLE IX

A.    Elimination of Liability. To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This Article IX.A. does not affect the availability of equitable remedies for breach of fiduciary duties.

B.    Indemnification. The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

C.    Amendment, Repeal and Inconsistent Provisions. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Article VIII of this Certificate, and all rights conferred upon the stockholders herein are granted subject to this right.

ARTICLE XI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer, this __ day of ________, 2025.

DYNAVAX TECHNOLOGIES CORPORATION

By:
C-3

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION DATED APRIL 3, 2025

Y O U R  V O T E  I S  I M P O R T A N T .  P L E A S E  V O T E  T O D A Y .

V O T E  B Y  I N T E R N E T  –  Q U I C K  A N D  E A S Y

I M M E D I A T E  –  2 4  H O U R S  A  D A Y ,  7  D A Y S  A  W E E K  O R  B Y  M A I L

Dynavax Technologies Corporation

As a stockholder of Dynavax Technologies Corporation, you have the option of voting your shares electronically through the Internet, eliminating the need to return any proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 8:59 p.m., Pacific Time, on [●], 2025.

VOTE BY INTERNET – WWW.CESVOTE.COM

Use the Internet to transmit your voting instructions prior to the closing of the polls at the Annual Meeting. Have this proxy card in hand when you access the web site and follow the instructions to create an electronic voting instruction form.

OR

VOTE BY TELEPHONE – 1-888-693-8683

Use any touch-tone telephone to transmit your voting instructions prior to the closing of the polls at the Annual Meeting. Have this proxy card in hand when you call and then follow the instructions.

OR

VOTE BY MAIL

Mark, sign and date your proxy card below and promptly return it in the postage-paid envelope we have provided to: Dynavax Technologies Corporation, c/o Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230.

If you vote by Internet or by telephone, you do NOT need to mail back your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS:
THE PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT WWW.VIEWOURMATERIAL.COM/DVAX

CONTROL NUMBER è

ê	If submitting a proxy by mail, please sign and date the GOLD proxy card below and fold and detach card at perforation before mailing.	ê

DYNAVAX TECHNOLOGIES CORPORATION	GOLD PROXY CARD
ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS – [●], 2025 AT 7:00 A.M. PACIFIC TIME

The undersigned hereby appoints [●], [●], and [●] and each of them the undersigned’s true and lawful attorneys and proxies (with full power of substitution in each) to vote all Common Stock of Dynavax Technologies Corporation (“Dynavax” or the “Company”), standing in the undersigned’s name, at the Annual Meeting of Stockholders of Dynavax to be held on [●], 2025 at 7:00 a.m., Pacific Time, virtually at www.cesonlineservices.com/dvax25_vm, and any adjournment or postponement thereof (the “Annual Meeting”),upon those matters as described in the Proxy Statement for the Annual Meeting.

This GOLD Proxy Card when properly executed will be voted in the manner directed herein. If you mark a vote with respect to less than four (4) nominees in Proposal 1, your shares will only be voted FOR those nominees you have so marked. If you vote FOR more than four (4) nominees, all of your votes on Proposal 1 will be invalid and will not be counted. If this proxy is executed but no voting instructions are marked with respect to the applicable proposal, this proxy will be voted “FOR” each of the four (4) Board Nominees (indicated below) in the case of Proposal 1, “FOR” the proposal in the case of Proposals 2, 3 or 4, and “AGAINST” the proposal in the case of Proposal 5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting (including and adjournment or postponement thereof).

Signature

Date

Title or Authority

Signature if Held Jointly
NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

(Continued and to be marked on the other side)

DYNAVAX TECHNOLOGIES CORPORATION

If you have questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor listed below:

7 Penn Plaza
New York, New York 10001
Call toll free: +1-800-322-2885 (from the U.S. and Canada)
or +1-212-929-5500 (from other countries)
Email: DVAX@mackenziepartners.com

ê	If submitting a proxy by mail, please sign and date the GOLD proxy card below and fold and detach card at perforation before mailing.	ê

Dynavax Technologies Corporation	GOLD PROXY CARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ONLY THE FOUR (4) BOARD NOMINEES 1A – 1D LISTED IN PROPOSAL 1 BELOW.

1.	To elect four (4) nominees as Class I directors to hold office until the 2028 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified – Vote “FOR” up to four (4) nominees in total. You are permitted to vote for fewer than four (4) nominees. If you vote “FOR” fewer than four (4) nominees, your shares will only be voted “FOR” those nominees you have so marked. If you vote “FOR” more than four (4) nominees, all of your votes on Proposal 1 will be invalid and will not be counted.

BOARD NOMINEES			DEEP TRACK NOMINEES OPPOSED BY THE COMPANY

The Board of Directors recommends a vote “FOR” the following four (4) Board Nominees 1A – 1D:

	FOR	WITHHOLD		FOR	WITHHOLD
(1A) Brent MacGregor	❑	❑	(1E) Brett Erkman	❑	❑
(1B) Scott Myers	❑	❑	(1F) Jeffrey Farrow	❑	❑
(1C) Lauren Silvernail	❑	❑	(1G) Michael Mullette	❑	❑
(1D) Elaine Sun	❑	❑	(1H) Donald Santel	❑	❑

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2, 3 AND 4.

2.	To approve, on an advisory basis, executive compensation for certain of our executive officers.

❑ FOR	❑ AGAINST	❑ ABSTAIN

3.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2025.

❑ FOR	❑ AGAINST	❑ ABSTAIN

4.	To approve an amendment and restatement of the Company’s Restated Certificate of Incorporation to declassify on a phased basis the Company’s Board of Directors and to implement certain other changes.

❑ FOR	❑ AGAINST	❑ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.

5.	Stockholder proposal to amend the Company’s Amended and Restated Bylaws to repeal each provision of, or amendment to, the Company’s Amended and Restated Bylaws adopted by the Board without stockholder approval subsequent to November 6, 2018, if properly presented by Deep Track at the Annual Meeting.

❑ FOR	❑ AGAINST	❑ ABSTAIN

Continued and to be signed on the reverse side